Exhibit 2.1

STRICTLY CONFIDENTIAL

PURCHASE AGREEMENT

by and among

FLAVORS HOLDINGS INC.,

MW HOLDINGS I LLC,

MW HOLDINGS III LLC,

MAFCO FOREIGN HOLDINGS, INC.

and

ACT II GLOBAL ACQUISITION CORP.

Dated as of December 19, 2019

SCHEDULES AND EXHIBIT

Schedules

Schedule A	Sellers Disclosure Schedule
Schedule B	Purchaser Disclosure Schedule
Schedule C	Specified Tax Matters

Exhibit

Exhibit I	Form of Estimated Adjustment Statement
Exhibit II	Debt Commitment Letter
Exhibit III	Form of Investors Agreement
Exhibit IV	Form of Bill of Sale and Assignment
Exhibit V	Form of Escrow Agreement

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”), dated as of December 19, 2019, is entered into by and among FLAVORS HOLDINGS INC., a Delaware corporation (“Flavors Holdings”), MW HOLDINGS I LLC, a Delaware limited liability company (“MW Holdings I”), MW HOLDINGS III LLC, a Delaware limited liability company (“MW Holdings III,” and together with MW Holdings I, the “MW Holdings Entities,” and MAFCO FOREIGN HOLDINGS, INC., a Delaware corporation (“Mafco Foreign Holdings”) and collectively with the MW Holdings Entities and Flavors Holdings, the “Sellers”), and Act II Global Acquisition Corp., a Cayman Islands exempted company (the “Purchaser”). Each of the Sellers and the Purchaser are herein referred to individually as a “Party” and, collectively, as the “Parties.”

Recitals

WHEREAS, the Sellers collectively will own, as of the Closing, directly or indirectly, all of the issued and outstanding capital stock (collectively, the “Transferred Equity Interests”) of MERISANT COMPANY, a Delaware corporation (“Merisant”), MERISANT LUXEMBOURG, Sarl, a Société à responsabilité limitée organized under the Laws of Luxembourg (“Merisant Luxembourg),” MAFCO WORLDWIDE LLC, a Delaware limited liability company (“Mafco Worldwide”), MAFCO SHANGHAI LLC, a Delaware limited liability company (“Mafco Shanghai”), EVD HOLDINGS LLC, a Delaware limited liability company (“EVD Holdings”), and MAFCO DEUTSCHLAND GmbH, a private limited company organized under the Laws of Germany (“Mafco Germany” and, collectively, the “Transferred Entities” and the Transferred Entities together with the direct and indirect Subsidiaries of the Transferred Entities, excluding any such entity transferred to an Affiliate of the Sellers pursuant to Section 5.3(a)(iii) prior to Closing, the “Acquired Companies”);

WHEREAS, the Acquired Companies are engaged in the business of the manufacture, supply, distribution and sale of aspartame, sucralose, saccharin and stevia branded tabletop sweeteners, licorice extracts and licorice derivatives, (such business, collectively, as conducted by the Acquired Companies on the date hereof, the “Business”);

WHEREAS, at the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers will sell and transfer to the Purchaser the Transferred Equity Interests, and the Purchaser will purchase and acquire from the Sellers the Transferred Equity Interests;

WHEREAS, the Purchaser is a Cayman Islands exempted company structured as a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, the Purchaser Board has (a) determined that it is in the best interests of the Purchaser for the Purchaser to enter into this Agreement and consummate the Transactions in accordance with the terms and conditions hereof and (b) approved the execution and delivery of this Agreement, the Purchaser’s performance of its obligations hereunder and the consummation of the Transactions in accordance with the terms and conditions hereof;

WHEREAS, at the Closing, upon the terms and subject to the conditions of this Agreement and the Bill of Sale and Assignment, a form of which is attached hereto as Exhibit IV, it is intended that Mafco Foreign Holdings sell, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from Mafco Foreign Holdings, for no additional consideration other than what is expressly contemplated hereunder, all of its right, title and interest in and to the assets and liabilities listed in Section 2.1 of the Sellers Disclosure Schedule (the “Transferred Assets and Liabilities”);

WHEREAS, as a condition to the consummation of the Transactions and in accordance with the Purchaser Constitutional Documents and the Proxy Statement, the Purchaser shall provide an opportunity to the Purchaser Shareholders to have all or a portion of their Class A Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Purchaser Constitutional Documents and the Proxy Statement in conjunction with obtaining approval from the Purchaser Shareholders for the Transactions (collectively with the other transactions, authorizations and approvals set forth in the Proxy Statement, the “Offer”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Act II Sponsor LLC, a Delaware limited liability company (“Purchaser Sponsor”), and the Sellers have entered into a sponsor support agreement (the “Sponsor Support Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS; INTERPRETATION

Section 1.1                     Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, lawsuit, arbitration, litigation, proceeding, complaint, citation, summons, subpoena, charge, claim, demand or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Amount” means an amount equal to, without duplication, (i) the difference of Mafco Net Working Capital as of immediately prior to the Closing (without giving effect to the Closing and the consummation of the Transactions), less the Mafco Target Working Capital Amount; provided that if such difference is greater than -$2,000,000 (negative two million dollars) and less than or equal to $2,000,000 (two million dollars), the amount provided in this clause (i) shall be $0 (zero dollars), plus (ii) the difference of Merisant Net Working Capital as of immediately prior to the Closing (without giving effect to the Closing and the consummation of the Transactions), less the Merisant Target Working Capital Amount; provided that if such difference is greater than -$1,000,000 (negative one million dollars) and less than or equal to $1,000,000 (one million dollars), the amount provided in this clause (ii) shall be $0 (zero dollars), plus (iii) Cash of the Acquired Companies on a combined basis as of immediately prior to the Closing (without giving effect to the Closing and the consummation of the Transactions), plus (iv) any Transaction Costs and amounts paid in accordance with Section 5.3(c), in each case paid by the Sellers prior to Closing, less (v) the absolute value of the aggregate amount of Indebtedness of the Acquired Companies as of immediately prior to the Closing (other than with respect to clause (i) of the definition of Indebtedness, without giving effect to the Closing and the consummation of the Transactions), excluding any Indebtedness in the form of guarantees or other credit support of the Acquired Companies that are released at or prior to the Closing, in each case, applied on a basis consistent with the Transaction Accounting Principles.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly, controls, is controlled by or is under common control with such Person; provided that, from and after the Closing, none of the Acquired Companies shall be considered an Affiliate of the Sellers or any of their Affiliates (or vice versa) but each Acquired Company shall be considered an Affiliate of the Purchaser. For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Anti-Corruption Laws” means individually or collectively, any anti-bribery Laws that are applicable to the Acquired Companies, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

“Balance Sheet” means the consolidated balance sheets of the Business as of September 30, 2019, such date being the “Balance Sheet Date.”

“Base Cash Consideration” means $450,000,000.

“Benefit Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (ii) any other employee benefit plan, program, or arrangement, including any employment, retention, profit-sharing, bonus, share or stock option, stock purchase, restricted share or stock or other equity or equity-based, incentive, deferred compensation, severance, redundancy, termination, retirement, pension, change in control, health, welfare, fringe benefit; and (iii) all other plans, employment contracts, directors’ appointment letters and offer letters, schemes, programs, agreements, commitments or arrangements providing money, services, property, or benefits, sponsored, maintained or contributed to by the Sellers, the Acquired Companies, or any ERISA Affiliate for the benefit of any employee, officer or director, with respect to which the Sellers, the Acquired Companies, or their ERISA Affiliates have any liability or would reasonably be expected to have liability.

“Bill of Sale and Assignment” means an agreement substantially in the form of the agreement in Exhibit IV.

“Business Benefit Plan” means any Benefit Plan solely sponsored (or entered into) by any Acquired Company.

“Business Combination” has the meaning set forth in the Prospectus.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the City of New York, New York are authorized or obligated by Law or executive order to remain closed.

“Business Employee” means an individual who is, immediately before the Closing, employed by any of the Acquired Companies (including those individuals who are on an approved leave of absence).

“Business Intellectual Property” means the Intellectual Property owned or licensed by the Acquired Companies and the Intellectual Property in the Transferred Assets and Liabilities.

“Cash” means as of any determination time, with respect to the Acquired Companies, the aggregate amount of the Acquired Companies’ cash and cash equivalents (including marketable securities, investment assets (including short term investments), bank deposits, deposits with third parties and credit card receivables) as of such time, plus receivables of the Acquired Companies from the U.S. Department of Treasury for import duty drawbacks. For the avoidance of doubt, “Cash” shall (a) include any checks, drafts, wires and credit transactions deposited or made for the accounts of any Acquired Company but not yet reflected as available in the accounts of such Acquired Company and (b) shall be reduced by any outstanding checks or debit transactions written or made against the accounts of any Acquired Company.

“Cash Consideration” means the Base Cash Consideration, plus the Adjustment Amount, if positive, less the absolute value of the Adjustment Amount, if negative.

“Change in Control” means a transaction or series of related transactions (a) with a Person or group of Persons acting in concert, pursuant to which such Person or Persons acquire, directly or indirectly, more than 50% of the total voting power or economic rights of the equity securities of the Purchaser (whether by merger, consolidation, sale, exchange, issuance, transfer, redemption, recapitalization, reorganization or otherwise); (b) involving a merger, consolidation, sale, exchange, issuance, transfer, redemption, recapitalization, reorganization, or other extraordinary transaction where the holders of the voting power or economic rights of the equity securities of the Purchaser immediately prior to such transaction or series of related transactions do not, directly or indirectly, hold more than 50% of the total voting power or economic rights, respectively, of the equity securities of the Purchaser immediately after such transaction or series of related transactions; or (c) as a result of which (i) the directors of the Purchaser immediately prior to such transaction or series of related transactions and (ii) directors nominated by or whose election was recommended or approved by a majority of the directors of the Purchaser immediately prior to such transaction do not constitute a majority of the board of directors of the Purchaser immediately after such transaction or series of related transactions.

“Change in Control Payments” means all change in control, transaction, retention and similar bonuses or payments, paid or payable by the Acquired Companies to any current or former directors, managers, officers or employees as a result of the Closing of the Transactions or the execution of this Agreement (excluding, for the avoidance of doubt, any retention payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing but including any portions of any such retention payments paid or payable as a result of the Closing of the Transactions or the execution of this Agreement), including any deferred compensation, in each instance, plus the employer portion of any employment Taxes due in connection with any such payments, but excluding, for the avoidance of doubt, severance payments relating to a termination of employment following the Closing.

“Close Family Member” means, with respect to any Person, such Person’s (a) such Person’s spouse; (b) such Person and such spouse’s grandparents, parents, siblings, children, nieces, nephews, aunts, uncles and first cousins; (c) the spouse of any Persons listed in subcategories (a) and (b); and (d) any other Person who shares the same household with such Person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” means a Tax Return that includes at least one member of the Sellers Group as applicable, on the one hand, and at least one Acquired Company, on the other hand.

“Confidentiality Agreement” means the letter agreement dated June 4, 2019, by and between Flavors Holdings and the Purchaser.

“Consent” means any consent, waiver, approval, notification, license, permit, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person.

“Contract” means, with respect to any Person, any written agreement, contract, indenture, deed, note, bond, mortgage, lease, license, guarantee, purchase order, commitment, arrangement or undertaking, or other document or instrument, in each case, to which or by which such Person is a party or otherwise subject or bound or to which or by which any asset, property or right of such Person is subject or bound.

“Current Assets” means amounts of the same type as those specified under the caption “Current Assets” of the applicable Acquired Companies in the Financial Statements, calculated in accordance with the Transaction Accounting Principles; provided, that “Current Assets” shall not include any deferred Tax assets of any of the applicable Acquired Companies.

“Current Liabilities” means amounts of the same type as those specified under the caption “Current Liabilities” of the applicable Acquired Companies in the Financial Statements, calculated in accordance with the Transaction Accounting Principles, but excluding any Transaction Costs; provided, that “Current Liabilities” shall not include current Income Taxes and deferred Tax Liabilities of any of the applicable Acquired Companies.

“Domestication Organizational Documents” means the charter and bylaws of Purchaser following the Domestication.

“Environmental Law” means any applicable Law relating to the pollution, contamination or protection of the environment or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, Release or disposal of, Hazardous Materials or public health and safety.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the applicable rulings and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business.

“Escrow Agreement” means an agreement substantially in the form of the agreement in Exhibit V.

“EU Merger Regulation” means Council Regulation 139/2004 of the European Union, as amended.

“Existing Credit Agreements” means those certain (i) First Lien Credit Agreement, dated as of October 3, 2014, among Flavors Holdings, as borrower, PCT International Holdings Inc., the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent, as amended, restated, supplemented or otherwise modified prior to the date hereof and (ii) Second Lien Credit Agreement dated as of October 3, 2014, among Flavors Holdings, as borrower, PCT International Holdings Inc., the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative and collateral agent, as amended, restated, supplemented or otherwise modified prior to the date hereof.

“Food Products” means all food products of all types (whether branded or private label, finished food, work in process, or food ingredients) manufactured, processed or packaged by, or for, the Acquired Companies.

“Form S-4” means a registration statement on Form S-4 containing the Proxy Statement and prospectus with respect to the Transactions.

“Fraud” means actual fraud (as defined under Delaware common law) by a Person with respect to the making of the representations and warranties set forth in this Agreement or the Transactions.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied throughout the periods involved.

“Government Official” means (a) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (b) any candidate for public or political office; (c) any royal or ruling family member; or (d) any agent or representative of any of those Persons listed in subcategories (a) through (c).

“Governmental Entity” means any federal, state, local or foreign government, or any department, agency, or instrumentality of any government; any public international organization, any transnational governmental organization; any court of competent jurisdiction, arbitral, administrative agency, commission, or other governmental regulatory authority or quasi governmental authority, any political party; and any national securities exchange or national quotation system.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic or having a harmful effect on the environment or the health of man or any other living organism under applicable environmental Laws or the release of which is regulated under applicable environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indebtedness” means, as of any time of determination, with respect to the Acquired Companies on a combined basis and without duplication, all of the following, whether matured, unmatured, liquidated, unliquidated, contingent or otherwise in respect of (a) indebtedness for borrowed money, including accrued and unpaid interest (excluding any ordinary course trade payables, accounts payable and any other Current Liabilities, in each instance, solely to the extent otherwise included in Current Liabilities in connection with the calculation of Net Working Capital); (b) indebtedness evidenced by bonds, notes, debentures or similar instruments; (c) any reimbursement obligations in respect of letters of credit solely to the extent drawn or called, performance bonds to the extent drawn or called and surety bonds to the extent drawn or called and similar obligations (excluding, in each case, obligations in respect of trade payables, in each instance, but solely to the extent otherwise included in Current Liabilities in connection with the calculation of Net Working Capital); (d) any payment obligations with respect to interest rate, currency or commodity derivative, hedging and other similar arrangements (valued at the termination value thereof at the time of determination); (e) all capital lease obligations as accounted for prior to the implementation of ASU 2016-02; (f) the Tax Liability Amount; (g) accrued and unpaid interest on any of the foregoing; (h) any prepayment or other similar premiums, costs, fees, expenses or penalties payable in the event such indebtedness is to be repaid or assumed on the Closing Date; (i) any brokerage, finder’s, investment banker’s, financial advisor or other fee, commission or like payment paid or payable by an Acquired Company solely as a result of or in connection with the consummation of the Transactions; (j) any severance obligations (and any related post-termination obligations) payable by the Acquired Companies to any current or former director, manager, officer or employee whose employment has been terminated prior to Closing (including any COBRA or similar payments); (k) any Liability arising under any LTIP Agreements (as defined in the Sellers Disclosure Schedule) and all awards granted thereunder or annual bonus plan, in each case, that is accrued as of the Closing; (l) all Change in Control Payments; and (m) all guarantees of any of the obligations referred to in the foregoing clauses (a) through (l); provided that, Indebtedness shall not include any intercompany obligations solely owing by an Acquired Company to another Acquired Company (such obligations being “Intercompany Indebtedness”). For the purposes of this definition, the term “Acquired Companies” shall not include any Person transferred to an Affiliate of the Sellers pursuant to Section 5.3(a)(iii) prior to the Closing.

“Indemnified Taxes” means: (a) any Taxes of the Acquired Companies for any Pre-Closing Tax Period resulting from the Specified Tax Matter; (b) U.S. federal Income Taxes of the Acquired Companies for any Pre-Closing Tax Period; (c) all U.S. state Income Taxes imposed on any of the Acquired Companies that file an affiliated, combined, consolidated or unified Tax Return for U.S. state Income Tax purposes with any Seller or Affiliate of any Seller and, (d) to the extent not already covered by clauses (a)-(c) if this definition, Taxes of Sellers or any of their Affiliates (other than an Acquired Company) imposed on an Acquired Company as a result of any of the Acquired Companies being (or ceasing to be), on or prior to the Closing Date, a member of an affiliated, combined, consolidated or unified group pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law). Notwithstanding the foregoing, “Indemnified Taxes” shall exclude the following Taxes: (1) Taxes to the extent included in the computation of Net Working Capital or included in the computation of Indebtedness, in each case, as finally determined pursuant to Section 2.5; and (2) Taxes to the extent resulting from a breach by the Purchaser of any covenant in this Agreement.

“Intellectual Property” means all intellectual property and proprietary rights in any and all jurisdictions worldwide, including all trade names, trademarks and service marks, logos, designs, trade dress, slogans, business names, corporate names, and all other indicia of origin, all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing, patents, patent applications statutory invention registrations, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, patent rights, copyrights, whether domestic or foreign, mask works and designs, domain names, websites (as well as applications, registrations, renewals, certificates or the like for any of the foregoing), inventions, trade secrets and know-how, software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation), proprietary processes, software, and other industrial and intellectual property rights, including the goodwill relating thereto and the right to sue and collect damages for any past, present or future infringement of any of the foregoing.

“Intercompany Indebtedness” has the meaning set forth in the definition of “Indebtedness.”

“Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts that has a Material Adverse Effect (but, for purposes of this definition, without giving effect to clause (b) of the definition of such term) and that was not known to the Purchaser Board on the date of this Agreement and did not result from a breach of this Agreement by the Purchaser, and does not relate to an alternative Business Combination.

“Investors Agreement” means an agreement substantially in the form of the agreement in Exhibit III.

“Key Business Employee” means any Business Employee whose annual base salary, as of the date of this Agreement, exceeds $250,000.

“Knowledge” means: (a) with respect to the Sellers, the actual knowledge, following reasonable inquiry, of the individuals set forth in Section 1.1(a) of the Sellers Disclosure Schedule; and (b) with respect to the Purchaser, the actual knowledge, following reasonable inquiry, of the individuals set forth in Section 1.1(a) of the Purchaser Disclosure Schedule.

“Law” means any national, federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, code, Order, arbitration award, requirement or approval of, or determination by, or interpretation or administration of, any of the foregoing by, any Governmental Entity, arbitrator or mediator, or any license or permit of any Governmental Entity.

“Liability” means any obligation, commitment, liability, or Indebtedness of any kind, character, description, or nature whatsoever whether known or unknown, absolute, contingent, accrued, matured or unmatured, determined or determinable, or otherwise.

“Liens” means all liens, pledges, charges, claims, security interests, restrictions on transfer, or other similar encumbrances.

“Losses” means all losses, costs, charges, expenses, Liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, Taxes, claims, assessments or deficiencies, including reasonable attorneys’ fees.

“Mafco Net Working Capital” means the Net Working Capital of Mafco Worldwide, Mafco Shanghai, EVD Holdings, Mafco Germany and each of their direct and indirect Subsidiaries, excluding any such entity transferred to an Affiliate of the Sellers pursuant to Section 5.3(a)(iii) prior to Closing.

“Mafco Target Working Capital Amount” means the amount set forth as the “Mafco Target Working Capital Amount” in Exhibit I.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, condition or operations of the Business or the Acquired Companies, taken as a whole or (b) solely for the purposes of Section 3.10(b) and Section 8.2(a), the ability of the Sellers to consummate the Transactions on a timely basis; provided, however, no such event, occurrence, fact, condition, change or effect resulting or arising from or in connection with any of the following matters, shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining, whether there has been a Material Adverse Effect: (i) the execution, delivery, announcement or pendency of this Agreement and the Transactions (including as a result of the identities of the Parties and including the Loss (or threatened Loss) of any employee, supplier, distributor or customer or other commercial relationship resulting therefrom); (ii) any change generally affecting the industries in which the Business is conducted; (iii) any change generally affecting economic, market, business, regulatory or political conditions in any jurisdiction in which the Business operates, the U.S. or global financial markets, including interest rates or currency exchange rates, trade tariffs or changes therein; (iv) any change in global or national political conditions, including the outbreak or escalation of war or acts of terrorism (including cyberterrorism); (v) earthquakes, hurricanes, tsunamis, typhoons, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions, acts of God and other force majeure events; (vi) any change or proposed change in any Law or the interpretation thereof; (vii) any change or proposed change in GAAP (or local equivalents in the applicable jurisdiction); (viii) the failure to meet any internal or external revenue, earnings or other projections, forecasts or predictions (provided that this exception shall not prevent or otherwise affect a determination that any event, occurrence, fact, condition, change or effect underlying a failure described in this clause (viii) has resulted in, or contributed to, a Material Adverse Effect), or (ix) any action or failure to act required or prohibited to be taken by a Party pursuant to the terms of this Agreement or action or omission taken or omitted to be taken at the written request, or with the written Consent, of the Purchaser; provided that, with respect to clauses (ii), (iii), (iv), (v), (vi) and (vii), such event, occurrence, fact, condition, change or effect shall be taken into account in determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, change or effect if it materially disproportionately adversely affects the Business or the Acquired Companies, taken as whole, compared to other participants of a similar size operating in the industries in which the Business operates.

“Merisant Net Working Capital” means the Net Working Capital of Merisant, Merisant Luxembourg and each of their direct and indirect Subsidiaries, excluding any such entity transferred to an Affiliate of the Sellers pursuant to Section 5.3(a)(iii) prior to Closing.

“Merisant Target Working Capital Amount” means the amount set forth as the “Merisant Target Working Capital Amount” in Exhibit I.

“Multiemployer Plan” means a “multiemployer plan” (as such term is defined in Section 3(37) and 4001(a)(3) of ERISA).

“Net Working Capital” means for the applicable Acquired Companies, as of immediately prior to the Closing, (a) the sum of the Current Assets less (b) the sum of the Current Liabilities, in each case, calculated in accordance with the Transaction Accounting Principles.

“Non-U.S. Business Employees” means Business Employees whose primary work location is outside of the United States of America.

“Non-U.S. Plan” has the meaning set forth in Section 1.2.

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination or award issued or entered by, with, or under the supervision of, any Governmental Entity.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Permits” means any and all permits, authorizations, approvals, registrations, franchises, licenses, certificates, waivers, variances or other approvals or similar rights required to be obtained from Governmental Entities.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(b) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (c) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (d) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (e) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (f) Liens not created by the Sellers or any of their Subsidiaries that affect the underlying fee interest of any Leased Real Property, including master leases or ground leases, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (g) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (h) Liens to be released at Closing; or (i) matters disclosed on Section 1.1(b) of the Sellers Disclosure Schedule.

“Person” means any individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period beginning before the Closing Date.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Purchase Price” means (a) the Cash Consideration, (b) the Purchaser Ordinary Shares Consideration, (c) the Tier 1 Consideration (subject to Section 2.6), (d) the Tier 2 Consideration (subject to Section 2.6), and (e) the Escrowed Seller Shares (subject to Section 5.22).

“Purchaser Board” means the board of directors of the Purchaser.

“Purchaser Constitutional Documents” means the Amended and Restated Memorandum and Articles of Association of the Purchaser dated April 25, 2019.

“Purchaser Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Purchaser to the Sellers in connection with this Agreement, attached hereto as Schedule B.

“Purchaser Material Adverse Effect” means any event, change or effect that prevents or materially delays or materially impairs the ability of the Purchaser (a) to satisfy the conditions precedent to the consummation of the Transactions or (b) to perform its obligations under this Agreement, including the obligation to pay the Purchase Price.

“Purchaser Ordinary Shares Consideration” means the number of Class A Ordinary Shares equal to the higher of (1) 6,000,000 or (2) the quotient of $60,000,000 divided by the lowest per share price at which Class A Ordinary Shares are sold by the Purchaser to any Person from and after the date hereof but prior to, at or in connection with the Closing.

“Purchaser Shareholder” means the holder of an issued and outstanding share of the Purchaser.

“Purchaser Shareholder Proposals” means, collectively, the following proposals to be voted upon at the Purchaser Extraordinary General Meeting: (1) approval and adoption of this Agreement and consummation of the Transactions; (2) the approval, for purposes of complying with applicable listing rules of the NASDAQ, of the issuance of equity interests of the Purchaser in connection with the consummation of the Transactions; (3) the approval of the Domestication and Domestication Organizational Documents; and (4) any other proposals the Parties deem necessary or desirable to consummate the Transactions. “Required Purchaser Shareholder Proposals” means the Purchaser Shareholder Proposals set forth in clauses (1), (2) and (3) above.

“Purchaser Shareholder Redemption Right” subject to the terms and conditions set forth in the Purchaser Constitutional Documents and the Proxy Statement, means the right of holders of the Class A Ordinary Shares to redeem all or a portion of their Class A Ordinary Shares upon the consummation of a Business Combination, for a per share redemption price of cash equal to (a) the aggregate amount then on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Purchaser to pay certain Taxes, divided by (b) the number of the then-issued and outstanding Class A Ordinary Shares issued in connection with the IPO.

“Regulatory Law” means the HSR Act, the EU Merger Regulation, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger, acquisition or investment, or to protect the foreign investment, national security or the national economy of any nation.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping, migrating or leaching into or through the environment, including surface water, soil or groundwater.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants, consultants and other advisors and representatives.

““Required Information” shall mean: (A) the financial statements expressly set forth in clause (iv) of Paragraph 3 of Exhibit C of the Debt Commitment Letter (other than, for the avoidance of doubt, any financial statements described therein which only become deliverable pursuant thereto after the Inside Date has been completed); provided, that notwithstanding anything to the contrary in this definition or otherwise, nothing herein will require the Sellers or their Affiliates to provide (or be deemed to require the Sellers or their Affiliates to prepare) any (1) description of all or any portion of the Debt Financing, (2) risk factors relating to, or any description of, all or any component of the financing contemplated thereby, (3) historical financial statements or other information required by Rule 3-03(e), Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (4) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, in each case which are prepared on a basis not consistent with the Sellers’ reporting practices for the periods presented pursuant to clauses (A) and (B) above, (5) other information customarily excluded from a confidential information memoranda relating to a syndicated bank financing, (6) financial statements or other financial data (including selected financial data) for any period earlier than the year ended December 31, 2017, (7) financial information that the Sellers do not maintain in the ordinary course of business, (8) information not reasonably available to the Sellers or their Affiliates under their respective current reporting systems, (9) any pro forma financial information, or (10) any projections.

“SEC” means the Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Secondary Trigger Event” means the earliest to occur of (i) the volume weighted-average per-share trading price of Class A Ordinary Shares being at or above $15.00 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Earnout Period, (ii) a Change in Control, and (iii) the expiration of the Earnout Period.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers Disclosure Schedule” means the disclosure schedule dated as of the date hereof and delivered by the Sellers to the Purchaser in connection with this Agreement, attached hereto as Schedule A.

“Sellers Group” means Sellers and their respective Subsidiaries (other than the Acquired Companies).

“Specified Tax Matters” means any Taxes attributable to the items listed on Schedule C.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in any election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof; (b) if a limited liability company, partnership, association, trust, or other business entity (other than a corporation), a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof; or (c) that is otherwise consolidated with such Person for financial reporting purposes.

“Tax” means any tax of any kind, including any federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, share capital, transfer, registration, social security (or similar), Medicare, production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value-added, unclaimed property, estimated, stamp, alternative or add-on minimum, environmental, customs or similar duties, withholding and any other tax, assessment, fee, levy or duty together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Benefit” means the Tax effect of any Tax Item that decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto or interest that would have been payable but for such item.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

“Tax Liability Amount” means, without duplication hereunder or of any Taxes taken into account in the calculation of Net Working Capital (as finally determined pursuant to Section 2.5), the amount of the accrued and unpaid Tax liabilities, other than income Tax liabilities, of each of the Acquired Companies that would be reflected on the financial statements of the Acquired Companies in accordance with GAAP as a liability for Taxes for any Pre-Closing Tax Period, in each case, calculated (i) in a manner consistent with the past practice of the Acquired Companies, (ii) based on a closing of the books as of the Effective Time, (iii) without regard to any action taken by the Purchaser or its Affiliates (including, after the Closing, the Acquired Companies) on or after the Closing, (iv) taking into account current period Tax assets and liabilities, and (v) disregarding any (A) liabilities for accruals or reserves established or required to be established for contingent Taxes or with respect to uncertain Tax positions and (B) deferred Tax assets and liabilities.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Tier 1 Threshold Price” means $14.00 per share, which amount shall be reduced cumulatively by an amount equal to the difference of (i) for each 365-day period between the Closing Date and the end of the Earnout Period, (x) the sum of all per share cash dividend payments declared or paid on the Class A Ordinary Shares in such period or (y) $0.50, whichever is greater, and (ii) $0.50.

“Tier 2 Threshold Price” means $16.00 per share, which amount shall be reduced cumulatively by an amount equal to the difference of (i) for each 365-day period between the Closing Date and the end of the Earnout Period, (x) the sum of all any per share cash dividend payments declared or paid on the Class A Ordinary Shares in such period or (y) $0.50, whichever is greater, and (ii) $0.50.

“Transaction Costs” means all out-of-pocket third-party costs and expenses that were incurred by the Purchaser or the Sellers from and after July 21, 2019, through the Closing in connection with the negotiation, documentation and execution of this Agreement and the consummation of the Transactions, including costs, fees and expense of legal counsel and other Representatives but excluding any amounts contemplated by clause (i) of the definition of Indebtedness.

“Transactions” means the transactions contemplated by this Agreement.

“Trigger Event” means the earliest to occur of (i) the volume weighted-average per-share trading price of Class A Ordinary Shares being at or above $13.50 per share for twenty (20) trading days in any thirty (30)-trading day continuous trading period during the Earnout Period, (ii) a Change in Control, and (iii) the expiration of the Earnout Period.

“Trust Account” means that certain trust account at Continental Stock Transfer & Trust Company established by the Purchaser into which a portion of the proceeds received by the Purchaser from its IPO have been deposited for the benefit of the public Purchaser Shareholders.

“Trust Agreement” means the Investment Management Trust Agreement dated as of April 23, 2019, by and between the Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Willful Breach” means, with respect to a Party, a breach of any provision of this Agreement by such Party or any Affiliate of such Party that is the result of a willful or intentional act or failure to act by such Person that would reasonably be expected to result in a material breach hereof or thereof.

Section 1.2                     Other Definitions. The following terms shall have the meanings defined in the part of this Agreement indicated:

.pdf	Section 10.1
ACA	Section 3.20(g)
Acceleration Price	Section 2.6(e)
Acquired Companies	Recitals
Aggregate Cash Obligations	Section 4.15(e)
Agreement	Preamble
Alternate Financing	Section 5.14(a)
Business	Recitals
Business Insurance Policies	Section 3.13
Change in Recommendation	Section 5.10(d)
Chosen Courts	Section 10.3(a)
Class A Ordinary Shares	Section 4.2
Class B Ordinary Shares	Section 4.2
Closing	Section 2.1
COBRA	Section 3.20(e)
Consultation Period	Section 2.5(d)
Current Policies	Section 5.17(c)
D&O Indemnified Persons	Section 5.17(a)
D&O Tail	Section 5.17(c)
Debt Commitment Letter	Section 4.15(a)
Debt Financing	Section 5.14(d)
Debt Providers	Section 4.15(a)
Designated Director	Section 2.8
Earnout Period	Section 2.6(a)
Earnout Shares	Section 2.6(d)
Enforceability Exceptions	Section 3.3(a)
Environmental Permit	Section 3.17(a)
Escrowed Seller Shares	Section 5.22
Estimated Adjustment Statement	Section 2.3
EVD Holdings	Recitals
FDCA	Section 3.16(b)
Final Adjustment Statement	Section 2.5(g)
Financing	Section 4.15(a)
Flavors Holdings	Preamble
Flavors Luxembourg	Recitals
Food Laws	Section 3.16(b)
FTC	Section 3.16(b)
Governmental Consents	Section 5.3(b)
Independent Accounting Firm	Section 2.5(e)
Initial Escrowed Sponsor Shares	Section 5.22
Insurance Costs	Section 5.6(a)(i)
IPO	Section 10.13
Leased Real Property	Section 3.11(b)
Leases	Section 3.11(b)
Mafco Foreign Holdings	Preamble
Mafco Germany	Recitals
Mafco Shanghai	Recitals
Mafco Worldwide	Recitals
Material Contract	Section 3.12(a)
Merisant	Recitals
Merisant Luxembourg	Recitals
MW Holdings Entities	Preamble

MW Holdings I	Preamble
NLRA	Section 3.21(a)
Non-U.S. Plan	Section 3.20(k)
Non-U.S. Business Employee	Section 6.5
Notice of Disagreement	Section 2.5(c)
OFAC	Section 3.25
Offer	Recitals
Food Laws	Section 3.16(b)
OFPA	Section 3.16(b)
OSHA	Section 3.21(f)
Outside Date	Section 9.1(b)(i)
Owned Real Property	Section 3.11(a)
Party	Preamble
PBGC	Section 3.20(f)
Post-Closing Adjustment	Section 2.5(h)
Post-Closing Adjustment Statement	Section 2.5(a)
Pre-Closing Tax Return	Section 7.2(a)
Prospectus	Section 10.13
Proxy Statement	Section 5.10(a)
Purchase Price Allocation Schedule	Section 7.9(a)
Purchaser	Preamble
Purchaser Board Recommendation	Section 5.10(d)
Purchaser Extraordinary General Meeting	Section 5.10(c)
Purchaser SEC Documents	Section 4.3(a)
Purchaser Unit	Section 4.2
Purchaser Warrants	Section 4.2
Registered Intellectual Property	Section 3.19(a)
Related Parties	Section 3.15
Related Party	Section 5.15
Related Party Transactions	Section 3.26
Related-Party Contracts	Section 3.12(a)(xiii)
Released Claims	Section 10.13
Restricted Business	Section 5.9(a)
Reviewable Document	Section 5.21(a)
Secondary Escrowed Sponsor Shares	Section 5.22
Section 16	Section 5.16
Seller Released Parties	Section 5.15
Sellers	Preamble
Solvent	Section 4.16(a)
Sponsor Escrow	Section 5.22
Straddle Period Return	Section 7.2(b)
Super 8-K	Section 5.21(a)
Tax Preparer	Section 7.2(a)
Tier 1 Consideration	Section 2.6(b)
Tier 2 Consideration	Section 2.6(a)
Transaction Accounting Principles	Section 2.3

Transferred Assets and Liabilities	Recitals
Business Employee	Section 6.1
Transferred Entities	Recitals
Transferred Equity Interests	Recitals
Trust Amount	Section 4.4
USDA	Section 3.16(b)
VDA	Section 3.18(q)

Section 1.3                     Interpretation; Absence of Presumption.

(a)               It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Sellers Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts, or the items so included, or other items, are or are not material, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Sellers Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Sellers Disclosure Schedule or Purchaser Disclosure Schedule is or is not material for purposes of this Agreement.

(b)               For purposes of this Agreement, (i) the words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) references in this Agreement to Articles, Sections, Exhibits or Schedules shall be to an Article, Section, Exhibit, or Schedule of or to this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, unless otherwise specified or the context otherwise requires; (iii) the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iv) the term “dollars” and the symbol “$” shall mean United States dollars or the equivalent in any other currency; (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter, single or plural, as the context may require; (vii) all references to any period of days (without explicit reference to “Business Days”) shall be deemed to be to the relevant number of calendar days unless otherwise specified, and, if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day; (viii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) the word “or” shall not be exclusive; (x) references to “written” or “in writing” include in electronic form; (xi) the phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement; (xii) except as otherwise specifically provided in this Agreement, any agreement defined or referred to herein means such agreement, as from time to time amended, supplemented or modified, including (A) by waiver or consent and (B) all attachments thereto and instruments incorporated therein; and (xiii) unless the context otherwise requires, references to any Person include references to such Person’s successors and permitted assigns. Whenever the phrase “made available” or other similar term is used herein, it shall mean the document available for viewing in the “Project Sweet” electronic data room hosted by IntraLinks, Inc., as that site existed as of 12:01 a.m. on the date of this Agreement.

(c)               This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 1.4                     Headings. The Section and Article headings contained in this Agreement and the Schedules or Exhibits hereto are inserted for convenience of reference only and shall not be deemed to affect the meaning or interpretation of this Agreement. Without limiting the foregoing, the division of the Sellers Disclosure Schedule and Purchaser Disclosure Schedule into sections is for organization and convenience of reference only, and shall not limit the applicability of any disclosures therein except as expressly set forth in this Agreement.

Section 1.5                     Schedules and Exhibits. The Schedules and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If any of the foregoing is a form of agreement, such agreement, when executed and delivered by the Parties thereto, shall constitute a document independent of this Agreement.

Article II

SALE AND PURCHASE

Section 2.1                     Purchase and Sale. Subject to the terms and conditions of this Agreement, at the closing of the Transactions (the “Closing”), the Sellers shall sell, convey, assign, transfer and deliver to the Purchaser the Transferred Equity Interests and the assets included in the Transferred Assets and Liabilities free and clear of all Liens (other than restrictions arising under the Transferred Entities’ Organizational Documents made available to the Purchaser or applicable securities Laws or Liens created by the Purchaser), and the Purchaser shall purchase, acquire and accept the Transferred Equity Interests and the Transferred Assets and Liabilities, and assume and agree to discharge the Liabilities included in the Transferred Assets and Liabilities, in exchange for an amount equal to (subject to, without limitation, Section 2.6 and Section 5.22) the Purchase Price.

Section 2.2                     Date and Place of Closing. The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, time or date as may be mutually agreed upon in writing by the Sellers and the Purchaser. The date on which the Closing occurs is referred to as the “Closing Date.”

Section 2.3                     Estimated Adjustment. No fewer than five (5) Business Days before the Closing Date, the Sellers shall cause the Transferred Entities to prepare and deliver to the Purchaser a statement setting forth its calculation of the estimate of the Adjustment Amount (the “Estimated Adjustment Statement”), substantially in the form of Exhibit I, together with all related work papers and supporting calculations or other materials reasonably requested by the Purchaser. The Estimated Adjustment Statement shall be prepared using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Sellers and the Acquired Companies in the preparation of the Financial Statements (including as described in footnote 2 to the Audited Financial Statements) and utilizing the line items set forth on Exhibit I, and, to the extent not addressed by the foregoing, in accordance with GAAP (the “Transaction Accounting Principles”). To the extent any financial statement to which this Agreement requires the application of the Transaction Accounting Principles is inconsistent with GAAP, the accounting principles, practices, procedures, policies and methods used in the preparation of the Financial Statements shall control. In any event, the Transaction Accounting Principles (i) shall be based on facts and circumstances as they exist prior to the Closing and (ii) shall follow the defined terms contained in this Agreement.

Section 2.4                     Closing Actions. At the Closing:

(a)               The Purchaser shall:

(i)               consummate the conversion of all issued and outstanding Class B Ordinary Shares held by the Purchaser Sponsor into Class A Ordinary Shares in accordance with the terms of the Purchaser Constitutional Documents; provided that the number of Class A Ordinary Shares to be issued in such conversion shall not exceed 7,500,000;

(ii)              pay to the Sellers, by wire transfer of immediately available funds to the account(s) specified in writing by the Sellers delivered to the Purchaser at least two (2) Business Days prior to the Closing, an aggregate amount equal to (A) the Base Cash Consideration, plus (B) the estimated Adjustment Amount set forth in the Estimated Adjustment Statement, if positive, or less (C) the absolute value of the estimated Adjustment Amount set forth in the Estimated Adjustment Statement, if negative;

(iii)            (A) issue to the accounts designated in writing prior to Closing by the Sellers the Purchaser Ordinary Shares Consideration, free and clear of all Liens (except Liens consisting of any restrictions on transfer generally arising under the applicable securities Laws), and (B) make appropriate book entries by updating the register of members of the Purchaser (in the names designated by the Sellers in writing prior to Closing) evidencing the issuance to the Sellers of the Purchaser Ordinary Shares Consideration; provided, however, in no instance shall the Purchaser have any obligation to issue any of the Purchaser Ordinary Shares Consideration to or in the name of any Person not signatory hereto;

(iv)             deliver to the Sellers a counterpart to the Investors Agreement, duly executed by the Purchaser;

(v)              deliver to the Sellers the certificate contemplated by Section 8.3(d);

(vi)             deliver a certificate from an authorized officer of the Purchaser certifying that (i) the Purchaser has made all necessary arrangements with the Trustee to cause the Trustee to disburse all of the funds contained in the Trust Account available to the Purchaser for payment of the Aggregate Cash Obligations and (ii) there is no Action pending or threatened by any Person (not including the Sellers and their Affiliates) with respect to or against the Trust Account that would reasonably be expected to have a Purchaser Material Adverse Effect;

(vii)            deliver to the Sellers a counterpart of the Bill of Sale and Assignment, duly executed by the Purchaser; and

(viii)           deliver to the Sellers a counterpart of the Escrow Agreement, duly executed by the Purchaser.

(b)               The Sellers shall:

(i)               deliver, or cause to be delivered, to the Purchaser, to the extent that the Transferred Equity Interests are certificated, certificates evidencing such Transferred Equity Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank and, in any case, other duly executed instruments of transfer as required to validly transfer title in and to all the Transferred Equity Interests in book-entry form free and clear of all Liens (other than any restrictions arising under the Transferred Entities’ Organizational Documents made available to the Purchaser or applicable securities Laws or Liens created by the Purchaser);

(ii)              deliver to the Purchaser a copy of the shareholders resolutions approving the Purchaser as a shareholder of Merisant Luxembourg;

(iii)             deliver to the Purchaser a copy of the notification letter sent by the Sellers to Merisant Luxembourg informing Merisant Luxembourg of the transfer of the Transferred Equity Interests from the Sellers to the Purchaser and requesting Merisant Luxembourg to record such transfer in the shareholders register of Merisant Luxembourg and to perform the necessary filing with the Luxembourg trade register, duly countersigned by Merisant Luxembourg for acknowledgment and acceptance;

(iv)            deliver to the Purchaser a copy of the shareholders register of Merisant Luxembourg recording the transfer of the Transferred Equity Interests to the Purchaser with effect as at the Closing Date;

(v)              deliver to the Purchaser the certificate contemplated by Section 8.2(c);

(vi)             deliver to the Purchaser a duly executed certificate of non-foreign status from the Sellers stating that in each case it is a United States Person within the meaning of Section 7701(a)(30) of the Code, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);

(vii)            deliver to the Purchaser written resignations or evidence of removal (in each case, effective as of the Closing) of each corporate director or officer of the Acquired Companies in his or her capacity as such, in each case, other than as the Purchaser shall have requested in writing at least five (5) Business Days before the Closing Date;

(viii)           deliver to the Purchaser a counterpart to each of the Investors Agreement, duly executed by the Sellers;

(ix)              deliver to the Purchaser a counterpart of the Bill of Sale and Assignment, duly executed by the Sellers;

(x)              sell, convey, assign, transfer and deliver to the Purchaser the Transferred Assets and Liabilities and deliver any instruments of transfer necessary to evidence the transfer of Mafco Foreign Holdings’s right, title and interest in the Transferred Assets and Liabilities, pursuant to and in accordance with this Agreement duly executed by Mafco Foreign Holdings, to the extent applicable;

(xi)              deliver to the Purchaser a counterpart to the Escrow Agreement, duly executed by the Sellers;

(xii)             copies of the payoff letters required by Section 5.20; and

(xiii)            deliver to the Purchaser such additional certificates, resolutions, instruments, agreements and affidavits as may be reasonably requested by the Purchaser or necessary for the completion of the Debt Financing as evidence that as of immediately prior to the Closing, the Sellers collectively own, directly or indirectly, all of the issued and outstanding equity interests of the Acquired Companies listed on Section 2.4(b)(xiii) of the Sellers Disclosure Schedule.

Section 2.5                     Post-Closing Adjustment.

(a)               As promptly as practicable, but in any event within one hundred twenty (120) days following the Closing Date, the Purchaser shall deliver to the Sellers a statement setting forth its calculation of the Adjustment Amount (the “Post-Closing Adjustment Statement”), together with all related work papers and supporting calculations reasonably requested by the Sellers. The Post-Closing Adjustment Statement shall be prepared in accordance with the Transaction Accounting Principles. During the 120-day period following the Closing Date until the delivery by the Purchaser to the Sellers of the Post-Closing Adjustment Statement, the Purchaser and its Representatives respectively, shall be permitted to review the applicable books and records of the Acquired Companies, and the Sellers shall promptly as reasonably practicable make available employees and other Representatives of the Acquired Companies as reasonably necessary for the preparation of the Post-Closing Adjustment Statement; provided, that such access shall be during normal business hours and in a manner that does not interfere with the normal business operations of the Sellers; provided, further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject.

(b)               During the thirty (30)-day period immediately after the delivery by the Purchaser to the Sellers of the Post-Closing Adjustment Statement (the “Review Period”), the Sellers and their respective Representatives shall be permitted to review the applicable supporting documents and work papers used in the preparation of the Post-Closing Adjustment Statement, and the Purchaser shall as promptly as reasonably practicable make reasonably available the individuals responsible for and knowledgeable about the information used in and necessary for the preparation of the Post-Closing Adjustment Statement to respond to the inquiries of, or requests for information (including any supporting documents used in preparing the Post-Closing Adjustment Statement) by, the Sellers or their respective Representatives; provided, that such access shall be during normal business hours and in a manner that does not interfere with the normal business operations of the Purchaser or the Acquired Companies; provided further, that such access shall not jeopardize the attorney-client privilege or attorney work-product doctrine or any other applicable privilege to which any such books and records, materials and other information is subject.

(c)               In the event that the Sellers do not agree with any of the information set forth on the Post-Closing Adjustment Statement, the Sellers shall notify the Purchaser of such disagreement in writing (the “Notice of Disagreement”) as promptly as practicable, and in any case on or before the expiration of the Review Period. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute and the amounts involved in such dispute. If the Sellers do not deliver a Notice of Disagreement to the Purchaser by the end of the Review Period, the Post-Closing Adjustment Statement shall be deemed to be final, including for purposes of Section 2.5(g).

(d)               During the fifteen (15)-day period immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), the Sellers and the Purchaser shall seek in good faith to resolve all differences that they may have with respect to the matters specified in the Notice of Disagreement. If, during the Consultation Period, such Parties reach an agreement with respect to all items in dispute as set forth in the Notice of Disagreement, such agreement shall be evidenced in writing and the Post-Closing Adjustment Statement shall be updated to reflect such resolutions and, as so updated, shall be deemed to be final, including for purposes of Section 2.5(g).

(e)               If, at the end of the Consultation Period, the Sellers and the Purchaser have been unable to resolve all differences that they may have with respect to the matters specified in the Notice of Disagreement, the Sellers and the Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with copies of the Post-Closing Adjustment Statement and Notice of Disagreement marked to indicate those line items that are not then in dispute) to Grant Thornton LLP, or another independent certified public accounting firm in the United States of good national reputation and mutually acceptable to the Sellers and the Purchaser (the “Independent Accounting Firm”). The Sellers and the Purchaser agree to cooperate with the Independent Accounting Firm during its resolution of the matters that remain in dispute as set forth and marked in the Notice of Disagreement (including by entering into a customary engagement letter with the Independent Accounting Firm); provided, however, that the accountants of the Sellers shall not be obligated to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. The Sellers and the Purchaser shall instruct the Independent Accounting Firm, within fifteen (15) days after referral of the matter to such Independent Accounting Firm, to evaluate the appropriate amount of each line item in the Post-Closing Adjustment Statement as to which the Sellers and the Purchaser disagree (as set out and marked in the Notice of Disagreement submitted to the Independent Accounting Firm), acting as an expert and not as an arbitrator, of the appropriate amount with respect to each such line item and the resulting calculation of the Post-Closing Adjustment Statement in accordance with the Transaction Accounting Principles. In making such determination, the Independent Accounting Firm shall rely solely on the presentations and supporting material provided by the Sellers and the Purchaser, in each case, to the Independent Accounting Firm and the other Party, and not pursuant to any independent review, and the definitions and other applicable provisions of this Agreement. The Independent Accounting Firm shall not consider any issues other than those which remain in dispute between the Sellers and the Purchaser, as set forth and marked in the Notice of Disagreement submitted to the Independent Accounting Firm. The Independent Accounting Firm shall resolve each line item that remains in dispute by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the presentations and supporting material provided by the Sellers and the Purchaser. Such determination of the Independent Accounting Firm shall be conclusive and binding upon the parties absent Fraud or manifest error. A copy of all materials submitted to the Independent Accounting Firm pursuant to this Section 2.5(e) shall be provided by the Sellers or the Purchaser, as applicable, to the other Party concurrently with the submission thereof to the Independent Accounting Firm. During such determination period, the Independent Accounting Firm also shall prepare a statement of the Adjustment Amount based upon all line items not disputed or resolved by the Parties and the amount of each line item determined by the Independent Accounting Firm in accordance with this Section 2.5(e), which statement, absent a showing of Fraud or manifest calculation error, shall be deemed to be final, including for purposes of Section 2.5(g). During the review by the Independent Accounting Firm, the Sellers and the Purchaser and their respective accountants and other Representatives will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under this Section 2.5(e); provided, however, that the accountants of the Sellers shall not be obligated to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after the Independent Accounting Firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to fixing mathematical errors and determining whether any disputed determination of the Post-Closing Adjustment Statement properly submitted in accordance with the terms hereof was properly calculated in accordance with this Agreement, including the Transaction Accounting Principles. The Independent Accounting Firm is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Post-Closing Adjustment Statement or the Notice of Disagreement other than those matters that were properly submitted for resolution to the Independent Accounting Firm in accordance with the terms hereof, (B) any determination as to whether the Transaction Accounting Principles were followed with respect to the Financial Statements, (C)  any determination as to whether the Target Working Capital Amount or the related calculations to the extent set forth in Exhibit I were properly calculated in accordance with the Transaction Accounting Principles, (D) any determination as to the accuracy of the representations and warranties set forth in this Agreement or (E) any determination as to compliance by any party with any of their respective covenants in this Agreement. Any dispute not within the scope of disputes to be resolved by the Independent Accounting Firm pursuant to this Section 2.5 shall be resolved as otherwise provided in this Agreement.

(f)                Each of the Sellers and the Purchaser shall bear all the fees and costs incurred by them in connection with the Independent Accounting Firm’s review, except that the fees and expenses relating to the foregoing work by the Independent Accounting Firm shall be borne by the Sellers, on the one hand, and the Purchaser, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation will also be determined by the Independent Accounting Firm calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and be included in the Independent Accounting Firm’s written report.

(g)               The statement of the Adjustment Amount that is final, as finally determined pursuant to Section 2.5(a), 2.5(c), 2.5(d) or 2.5(e), is referred to as the “Final Adjustment Statement.” The Final Adjustment Statement shall be conclusive and binding on the parties, and judgment may be entered upon the Final Adjustment Statement by any court referred to in Section 10.3.

(h)              The “Post-Closing Adjustment” shall be equal to (a) the Adjustment Amount (positive or negative) set forth in the Final Adjustment Statement, less (b) the estimated Adjustment Amount set forth in the Estimated Adjustment Statement, if positive, or plus (c) the absolute value of the estimated Adjustment Amount set forth in the Estimated Adjustment Statement, if negative. If the Post-Closing Adjustment is a positive amount, then the Purchaser shall pay in cash to the Sellers (or one or more Affiliates designated by the Sellers) the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then the Sellers (or one or more Affiliates designated by the Sellers) shall pay in cash to the Purchaser the absolute value of the Post-Closing Adjustment. Any such payment shall be made within five (5) Business Days after the final Post-Closing Adjustment Statement is delivered.

Section 2.6                     Earnout.

(a)               During the period between the date of Closing but on or prior to the fifth (5th) anniversary of Closing (the “Earnout Period”), subject to the terms and conditions set forth herein, the Sellers shall have the contingent right to receive additional consideration from the Purchaser based on the performance mechanics set forth in this Section 2.6, to the extent that the requirements as set forth in this Section 2.6 are met.

(b)               In the event that the volume weighted-average per-share trading price of Class A Ordinary Shares is at or above the Tier 1 Threshold Price for twenty (20) trading days in any thirty (30)-day continuous trading period during the Earnout Period, the Sellers will have the right to receive a number of additional Class A Ordinary Shares equal to $20,000,000 divided by the Tier 1 Threshold Price (the “Tier 1 Consideration”).

(c)                In the event the weighted-average per-share trading price of Class A Ordinary Shares is at or above the Tier 2 Threshold Price for twenty (20) trading days in any thirty (30)-day continuous trading period during the Earnout Period, the Sellers will have the right to receive a number of additional Class A Ordinary Shares equal to $20,000,000 divided by the Tier 2 Threshold Price (the “Tier 2 Consideration” and with the Tier 1 Consideration, the “Earnout Shares”).

(d)               The Purchaser shall use commercially reasonable efforts to issue the relevant portion of the Earnout Shares to the Sellers within five (5) Business Days following the final day of the relevant twenty (20) trading day period.

(e)                In the event that a Change in Control occurs prior to the expiration of the Earnout Period at or above a Class A Ordinary Shares per share price (or implied per share price) of $10.00 per share (the “Acceleration Price”), the Sellers will have the right to receive a number of additional Class A Ordinary Shares equal to the sum of (i) $20,000,000 divided by the Tier 1 Threshold Price plus (ii) $20,000,000 divided by the Tier 2 Threshold Price immediately prior to the consummation of the Change in Control. For the avoidance of doubt, in the event that a Change in Control occurs either after the expiration of the Earnout Period or at a Class A Ordinary Shares per share price below the Acceleration Price, the Sellers shall not be entitled to receive any additional consideration pursuant to this Section 2.6(e).

(f)                The Purchaser shall not voluntarily cease to be listed as a public company on the NASDAQ during the Earnout Period other than in connection with a Change in Control.

Section 2.7                     Withholding. The Purchaser shall be entitled to deduct and withhold from amounts payable hereunder such amounts as are required to be deducted and withheld under the Code or any provision of federal, state, local or foreign Tax Law with respect to the making of such payment; provided, that, other than employment-related withholding on compensatory payments to any person under this Agreement, including Change in Control Payments, the Purchaser (or an Affiliate thereof) shall use commercially reasonable efforts to provide the Sellers (or Person in respect of which such deduction or withholding will be made) with fifteen (15) days’ advance notice of the amount it intends to deduct or withhold and the basis for such deduction or withholding. The Purchaser shall consider in good faith any certificate or other documentation provided by Sellers that establishes a basis to eliminate or reduce any required deduction or withholding under applicable Law. The Purchaser shall cooperate in good faith with the Sellers to the extent commercially reasonable to eliminate or reduce any required deduction or withholding. To the extent that amounts are deducted and withheld and are properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8                     Directors and Officers. Subject to applicable Law, the Purchaser Board shall take all action necessary to ensure that, effective as of the Closing, individuals determined in accordance with the Investors Agreement (each, a “Designated Director”) shall be appointed to the Purchaser Board.

Section 2.9                    Equitable Adjustments. In the event of any share subdivision, share capitalization, share consolidation, merger, consolidation, recapitalization, restructuring or other change in the Purchaser’s equity securities from and after the date hereof, the amounts of (i) Purchaser Ordinary Shares Consideration (if such adjustment occurs following the date hereof but prior to Closing), Tier 1 Consideration (if such adjustment occurring following the date hereof but prior to the expiration of the Earnout Period) and Tier 2 Consideration (if such adjustment occurs following the date hereof but prior to the expiration of the Earnout Period), (ii) Escrowed Sponsor Shares (if such adjustment occurs following the date hereof but prior to the release of the Escrowed Sponsor Shares), and (iii) Escrowed Seller Shares (if such adjustment occurs following the date hereof but prior to the release of the Escrowed Seller Shares) in each instance, shall be equitably adjusted to reflect such changes.

Article III

REPRESENTATIONS AND WARRANTIES OF THE Sellers

Except as set forth in the correspondingly numbered Section of the Sellers Disclosure Schedule (each of which shall qualify the correspondingly numbered Sections or subsections hereof to which such Sellers Disclosure Schedule relates, and shall qualify any other provision of this Agreement to which the relevance of the item so disclosed to such other provision is reasonably apparent from the face of such disclosure, with no presumption or inference established by the existence or absence of a reference to such section in the corresponding numbered Sections or subsections hereof), the Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

Section 3.1                     Organization; Standing and Power.

(a)               Each of the Sellers and the Acquired Companies is the type of legal entity set forth next to its name on Section 3.1(a) of the Sellers Disclosure Schedule and is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization as set forth therein. Each of the Acquired Companies has requisite corporate or other entity power and authority to own, operate or lease their respective properties and assets now owned, operated or leased by such Acquired Company and to carry on such Acquired Company’s business as it is presently conducted in all material respects.

(b)               Each of the Sellers and the Acquired Companies is duly licensed or qualified to do business and is in good standing under the Laws of any jurisdiction in which the character of the properties and assets owned or leased by it or in which the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have, and would not reasonably be expected to have, in each case either individually or in the aggregate, a Material Adverse Effect.

Section 3.2                     Capital Structure of the Acquired Companies.

(a)               Section 3.2(a) of the Sellers Disclosure Schedule sets forth the capitalization of each of the Transferred Entities as of the date hereof, describing in each case (i) the authorized capital stock of such Transferred Entity, including the number of shares and par value thereof; (ii) the number of shares that are issued and outstanding therein; and (iii) the owners of each such equity interest. The Sellers have good and valid title, of record and beneficially, to all of the Transferred Equity Interests, free and clear of all Liens, other than Permitted Liens, and the Transferred Equity Interests constitute all of the issued and outstanding equity interests of the Transferred Entities.

(b)               All of the Transferred Equity Interests have been duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of (i) any agreement, arrangement, Contract or other commitment to which any of the Sellers or the Acquired Companies is a party or is subject to; (ii) any preemptive or similar rights of any Person; or (iii) any Law. There are no outstanding and authorized (x) options, subscriptions, warrants or rights of conversion, calls, puts, rights of first refusal, preemptive rights or other similar rights, Contracts, agreements, arrangements or commitments obligating any of the Transferred Entities, the Sellers or their respective Affiliates to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any shares of or other equity interest in any Transferred Entity’s capital stock or any interest therein, other equity interests or securities convertible into or exchangeable for equity interests in any Transferred Entity or the Transferred Equity Interests or other direct or indirect equity interests of the Transferred Entities (whether issued or unissued); (y) stock appreciation rights, phantom stock, profit participation or other similar rights or equity equivalents of or with respect to any Transferred Entity; or (z) voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transferred Equity Interests or to which any Transferred Entity is a party or by which any Transferred Entity is bound. No claim has been made or, to the Knowledge of Sellers, threatened, asserting that any Person is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any Transferred Equity Interests or any other equity interests in the Transferred Entities, and to the Knowledge of the Sellers, no facts or circumstances exist that would reasonably be expected to give rise to a valid claim of such ownership by any Person.

(c)               Except as set forth on Section 3.2(c) of the Sellers Disclosure Schedule, the Transferred Entities do not directly or indirectly own any equity interest in, or any other interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. Section 3.2(c) of the Sellers Disclosure Schedule sets forth a list, correct in all material respects, of the name, owner, jurisdiction of formation or organization (as applicable) and percentages of outstanding equity securities owned, directly or indirectly, by each Acquired Company, with respect to each Person of which such Acquired Company owns directly or indirectly, any equity or equity related securities. All outstanding equity securities of each Subsidiary of the Transferred Entities (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law) have been duly authorized and validly issued and are owned free and clear of any Liens, other than Permitted Liens, beneficially and of record, by one of the Acquired Companies and the holders of such equity securities have no obligation to make further payments for their purchase of such equity securities or contributions to the applicable Subsidiary solely by reason of such ownership. Except as set forth on Section 3.2(c) of the Sellers Disclosure Schedule, there are no outstanding (i) equity securities of any Subsidiary of the Transferred Entities, (ii) securities of any Subsidiary of the Transferred Entities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Companies or (iii) options or other rights to acquire from any Subsidiary of the Transferred Entities, in each case, that are owned by a Person other than one of the Acquired Companies, and no obligation of any Subsidiary of the Transferred Entities to issue to any Person other than one of the Acquired Companies, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Transferred Entities. No claim has been made or, to the Knowledge of the Sellers, threatened, asserting that any Person, other than a Person listed on Section 3.2(c) of the Sellers Disclosure Schedule, is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any equity securities of, or any other equity interests in, any Subsidiary of the Transferred Entities. The Sellers have delivered or made available to the Purchaser true, correct and complete copies of the Organizational Documents of each of the Transferred Entities. For the avoidance of doubt, Flavors Luxembourg Sarl, a Société à responsabilité limitée organized under the Laws of Luxembourg, has been dissolved prior to the date hereof.

Section 3.3                     Authority; No Violation.

(a)               Each of the Sellers has all of the requisite corporate or other entity power and authority, as applicable, to enter into this Agreement and to carry out and perform its obligations hereunder and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Sellers, and the performance by each of the Sellers of its obligations hereunder and the consummation by the Sellers of the Transactions has been duly authorized, and, assuming due authorization, execution and delivery of this Agreement by the Purchaser, this Agreement constitutes a valid, legal and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as such enforceability may be subject to, and limited by, applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and general equity principles (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the “Enforceability Exceptions”).

(b)               The execution, delivery and performance of this Agreement by the Sellers and the consummation of the Transactions, do not (and will not, with or without the lapse of time or the giving of notice, or both):

(i)               contravene, conflict with or result in a violation or breach of or default under any of the Organizational Documents of the Sellers or any of the material provisions of the Organizational Documents of the Acquired Companies;

(ii)             subject to obtaining the consents, approvals, authorizations or making required filings described under Section 3.4, contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Sellers or the Acquired Companies;

(iii)             contravene, conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than Liens created by the Purchaser or any of its Affiliates and Permitted Liens) upon any of the properties, assets or rights of the Acquired Companies, under any Contract to which an Acquired Company is party; except, in the case of clause (ii) and (iii), where such conflict, violation, default or imposition would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4                     Consents and Approvals. Except for (a) filings required under or in connection with the HSR Act and other Regulatory Laws set forth on Section 3.4 of the Sellers Disclosure Schedule; (b) compliance with the Securities Act; and (c) stockholder authorizations required under § 271 of the General Corporation Law of the State of Delaware (all of which authorizations shall have been obtained by written consents delivered to the applicable Sellers promptly following execution of this Agreement), no  notice, approval, report, consent, registration, Permit or other authorization or filing to or with any Governmental Entity is required by or with respect to the Sellers or the Acquired Companies in connection with the execution and delivery of this Agreement by the Sellers or the performance of their obligations under this Agreement, or the consummation of the Transactions except for such notices, approvals, reports, consents, registrations, Permits or other authorizations or filings that, if not obtained or made, would not be, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Acquired Companies taken as a whole.

Section 3.5                     Title to the Transferred Equity Interests. At the Closing, and upon receipt of the consideration provided for hereunder by the Sellers, good and valid title to all equity interests of the Acquired Companies (including the Transferred Equity Interests) will pass to the Purchaser, either directly or indirectly, free and clear of any Liens (other than created by the Purchaser). Except as otherwise set forth on Section 3.5 of the Sellers Disclosure Schedule, other than this Agreement and the Transferred Entities’ Organizational Documents or applicable securities Laws, there is no Contract to which any of the Sellers or Acquired Companies is a party, or by which any of the Sellers or Acquired Companies are individually or jointly bound, that restricts or otherwise relates to the ownership, rights (including as to voting and distributions), duties or ability to transfer or dispose of the equity interests in the Acquired Companies.

Section 3.6                     Litigation. There is no: (a) Action pending or, to the Knowledge of the Sellers, threatened (and to the Knowledge of the Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Action), against the Business or the Acquired Companies, or any of their respective material properties or material assets (or by or against any of the Sellers or any Affiliate thereof and relating to any of the Acquired Companies), in each case, that is or would reasonably be expected to materially adversely impact the Business; (b) material settlement agreement currently in effect with respect to the Business; (c) outstanding, pending, or, to the Knowledge of the Sellers, threatened Orders (and to the Knowledge of the Sellers, no event has occurred or circumstances exist that is reasonably likely to give rise to, or serve as a basis for, any Order) against, the Business, the Acquired Companies or to which any Acquired Company is otherwise a party, in each case, that is or would reasonably be expected to materially adversely impact the Business; or (d) as of the date hereof, Action pending or to the Knowledge of the Sellers, threatened against the Acquired Companies, the Sellers or any Affiliate of the Sellers that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

Section 3.7                    Brokers. No Person is or will be entitled to any brokerage, finder’s, investment banker’s, financial advisor or other fee, commission or like payment paid or payable by an Acquired Company solely as a result of or in connection with the consummation of the Transactions.

Section 3.8                     Financial Statements. The Sellers have delivered or made available to the Purchaser complete and correct copies of (a) the combined audited financial statements (containing balance sheets, statements of operations, statement of changes in net parent investment and cash flow) of the Business for the years ended December 31, 2018 and December 31, 2017 and the related combined statements of income and cash flows for each of the periods then-ended (collectively, the “Audited Financial Statements”) and the related notes to the Audited Financial Statements; and (b) the unaudited interim combined financial statements of the Business consisting of the combined balance sheet of the Business as at September 30, 2019 and the related combined statements income and cash flows for the nine-month period then-ended September 30, 2019, which unaudited financial statements do not include the adjustments and footnotes (collectively, with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except as may be noted therein. The Financial Statements (including the related notes and schedules) fairly present in all material respects the financial position of the Business as of the respective dates they were prepared and each of the related statements of operations and statement of changes in net parent investment and cash flows (including the related notes and schedules) fairly present in all material respects the results of operations, changes in net parent investment and changes in cash flows, as the case may be, of the Business for the respective period set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein. The Financial Statements have been prepared from the books and records of the Businesses and which books and records accurately reflect in all material respects the transactions and dispositions of the Business.

Section 3.9                     No Undisclosed Liabilities. The Acquired Companies do not have any Liabilities required under GAAP to be reflected on a balance sheet except for those Liabilities (a) accurately  reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c)  that will be discharged or paid off at or prior to the Closing or (d) that would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 3.10                   Absence of Certain Developments. Since the Balance Sheet Date, except as set forth on Section 3.10 of the Sellers Disclosure Schedule or as expressly contemplated herein, (a) each of the Acquired Companies has conducted its respective businesses in all material respects in the ordinary course of business; (b) there has been no Material Adverse Effect; and (c) none of the Acquired Companies has taken any action (or agreed or committed to take any action) which, other than in the ordinary course of business, if taken after the date hereof would require the Purchaser’s consent in accordance with clauses (i), (ii), (iii), (vi), (vii), (viii), (ix), (x), (xi) (xii), (xiii), (xiv) or (xx) (to the extent relating to the foregoing clauses) of Section 5.1(b).

Section 3.11                   Title to Assets; Properties.

(a)               Section 3.11(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all of the material real property owned by the Acquired Companies as of the date hereof (the “Owned Real Property”). The Acquired Companies have fee simple or comparable valid title to all Owned Real Property, free and clear of all Liens, except Permitted Liens.

(b)               Section 3.11(b) of the Sellers Disclosure Schedule sets forth a complete and accurate list of all of the material real property leased by the Acquired Companies as of the date hereof (the “Leased Real Property”) as well as a list of all leases, licenses, occupancy agreements and amendments thereto and guaranties thereof (collectively, “Leases”). The Acquired Companies have a leasehold or subleasehold (as applicable) interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens. All Leases for the Leased Real Property under which any Acquired Company is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and subject to the effect of applicable Enforceability Exceptions. None of the Acquired Companies is in default or otherwise in breach under any such Lease and, to the Knowledge of the Sellers, no other party is in default or otherwise in breach thereof, except for breaches or defaults that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No party to any such Lease has notified any of the Acquired Companies in writing that it is exercising any termination right with respect thereto, and to the Knowledge of the Sellers, there is no dispute, oral agreement or forbearance program in effect with respect to any such Lease.

(c)               There is no pending or, to the Knowledge of the Sellers, threatened condemnation or other eminent domain proceeding affecting any Owned Real Property or Leased Real Property or any sale or other disposition of any Owned Real Property or Leased Real Property in lieu of condemnation.

(d)               The Acquired Companies collectively (i) have good and marketable title to, or a valid license to use or leasehold interest in, all the tangible personal property of the Acquired Companies (except properties sold or otherwise disposed of since the date hereof in the ordinary course of business consistent with past practice), free and clear of all Liens except Permitted Liens; and (ii) are the lessee of all tangible personal property used by the lessee under lease and are in possession of the property purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee, or to the Sellers’ Knowledge, the lessor, in each case except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.11(d) of the Sellers Disclosure Schedule sets forth a complete list of all Leases of personal property, in effect on the date hereof, with respect to which any of the Acquired Companies is the lessee, involving annual payments in excess of $500,000. The Acquired Companies are in possession of and have good title to, or valid leasehold interests in or valid rights under Contract to use, the machinery, equipment, furniture, fixtures and other tangible personal property and assets used by the Acquired Companies in connection with the ownership and operation of the Business, free and clear of all Liens other than Permitted Liens, except as would not have a Material Adverse Effect. All such assets and properties constitute all of the material assets and properties used or held for use in the Business as currently conducted. At the Closing, the Purchaser shall have all requisite rights, property and assets to conduct the operations of the Business as currently conducted in all material respects.

Section 3.12                   Material Contracts.

(a)               Section 3.12(a) of the Sellers Disclosure Schedule sets forth a true and complete list of the following Contracts (excluding any Benefit Plan) in effect as of the date hereof (each a “Material Contract”):

(i)               Contracts containing any requirement that the Business makes, directly or indirectly, any advance, loan, extension of credit or capital commitment or contribution to, or other investment in, any Person, or any capital expenditure after the date hereof;

(ii)              Contracts containing any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of any of the Acquired Companies (or, following the Closing, the Purchaser or its Affiliates) to own, operate, sell, transfer, pledge or otherwise dispose of any material properties or assets;

(iii)            any Contract (1) that limits or purports to limit the ability of any of the Acquired Companies to compete in any line of business or with any Person or in any geographic area or during any period of time, (2) providing for any material exclusivity obligations, or (3) granting any exclusive rights to products or services;

(iv)             Contracts obligating the Acquired Companies or any counterparty to purchase or obtain a minimum or specified amount (other than where such amount is less than $2,000,000 (or equivalent) per annum) of any product or service, or granting any right of first refusal, right of first offer or similar right with respect to any material assets of the Business;

(v)               Contracts relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that include any earn-out or other similar contingent obligation to be paid by the Acquired Companies after the date hereof;

(vi)             any Contract that requires, during the remaining term of such Contract, either (A) annual payments to or from the Acquired Companies of more than $2,000,000 or (B) aggregate payments to or from the Acquired Companies of more than $2,000,000, except for Contracts meeting the requirement of Section 3.12(a)(iv);

(vii)          interest rate, currency or other hedging Contracts;

(viii)        any grant of a license (A) by a third party in favor of the Sellers or any of their Affiliates to material Business Intellectual Property, or (B) by the Sellers or any of their Affiliates in favor of any third party to material Business Intellectual Property, in each case under a Contract involving annual payments in excess of $2,000,000;

(ix)             any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses of payments based on material revenues or profits of the Business;

(x)               all Contracts with any Governmental Entity to which any Acquired Company is a party;

(xi)             all Contracts that (i) are between or among an Acquired Company on the one hand and any of the Sellers or any Affiliates (excluding the Acquired Companies), directors or officers of the Sellers or their Affiliates (excluding the Acquired Companies), on the other hand and (ii) will survive the Closing;

(xii)          all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any of the Acquired Companies is a party requiring payments on an annual or aggregate basis in excess of $2,000,000;

(xiii)        any Contract relating to the incurrence of Indebtedness for borrowed money (including for the purposes of this Section 3.12(a)(xv) any letters of credit, performance bonds and surety bonds, whether or not drawn or called) in an amount in excess of $2,000,000; and

(xiv)         any other Contract that is material to the business and operations of the Acquired Companies taken as a whole and not otherwise disclosed pursuant to this Section 3.12(a).

(b)               Each Material Contract is in full force and effect and, in accordance with its terms, constitutes a legal, valid, binding and enforceable obligation of the applicable Sellers or the Acquired Companies party thereto and, to the Knowledge of the Sellers, of the other parties thereto, except where such failures to be valid, binding, enforceable or in full force and effect have not been and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Acquired Companies, taken as a whole, and subject to the effect of applicable Enforceability Exceptions. Except as otherwise set forth on Section 3.12(b) of the Sellers Disclosure Schedule, none of the Sellers nor the Acquired Companies, as applicable, nor, the Knowledge of the Sellers, any other party thereto, is in material breach of or default under (or is alleged to be in breach of or default under), or has provided or received as of the date hereof any notice of any intention to terminate any Material Contract. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, be materially adverse to the Acquired Companies taken as a whole, no event, circumstance or condition has occurred that, to the Knowledge of the Sellers, with the lapse of time or the giving of notice, or both, other than entering into and performing this Agreement and the agreements and transactions contemplated hereby, would constitute a breach of any Material Contract or result in the right to terminate, or cause or permit the acceleration or other material changes of any right or obligation or the loss of any material benefit thereunder by the Sellers or by the applicable Acquired Company, or any other party thereto. Correct and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to the Purchaser.

Section 3.13                 Insurance. Section 3.13 of the Sellers Disclosure Schedule sets forth a list of all material and current insurance policies maintained by the Sellers or their Affiliates (including the Acquired Companies) that are related to the Business (the “Business Insurance Policies”). Such policies are in full force and effect. Except as would not be, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Acquired Companies taken as a whole, the Sellers or their Affiliates (including the Acquired Companies) have paid all premiums due and have otherwise performed all of their obligations under each Business Insurance Policy in accordance with the payment terms thereof.

Section 3.14                 Customers and Suppliers. Section 3.14 of the Sellers Disclosure Schedule sets forth a true and complete list of the (a) ten (10) largest customers and (b) ten (10) largest suppliers, respectively, each of the Merisant line of Business and the Mafco line of Business, respectively, as measured by the dollar amount of purchases thereby or therefrom (respectively), for the 12-month period ended December 31, 2018, and for the 9-month period ended September 30, 2019. As of the date of this Agreement, except as otherwise set forth on Section 3.14 of the Sellers Disclosure Schedule, none of the customers or suppliers listed on Section 3.14 of the Sellers Disclosure Schedule has given written notice of (i) termination of the customer or supply relationship with the Business or (ii) any material reduction in the amount of products purchased from or of the materials or other goods supplied to, or any material change to the pricing or volume terms of its business with, the Business, and has not received written notice that any of the customers or suppliers intends to cease to supply goods or services to any of the Acquired Companies or to otherwise terminate or materially reduce its relationship with such Acquired Company.

Section 3.15                 Compliance with Legal Requirements; Permits.  Except as would not have, and would not reasonably be expected to, individually or in the aggregate, materially adversely affect the Acquired Companies taken as a whole: (a) the Acquired Companies are in compliance with all Laws applicable to the Acquired Companies or their respective properties or assets or the Business; (b) since December 31, 2017, none of the Acquired Companies has received any written notice of or been charged with a violation of any such Laws related to or affecting the Business or the Acquired Companies; (c) each of the Acquired Companies has all Permits that are required for the operation of the Business as presently conducted, and all Permits obtained by any of the Acquired Companies are valid and in full force and effect; (d) none of the Acquired Companies is in default under or violation or breach of, and no event has occurred which, with the lapse of time or the giving of notice, or both, would constitute a default under or violation or breach of any term, condition or provision of any Permit or would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit; (e) since December 31, 2017, none of the Permits has been challenged, suspended or revoked and, to the Knowledge of the Sellers, no written statement of intention to challenge, suspend or revoke or fail to renew any such Permit has been received by any of the Acquired Companies; and (f) all fees and charges with respect to such Permits as of the date hereof have been paid in full.

Section 3.16                Food Safety. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                Since December 31, 2017, each Food Product has complied with all applicable product labeling requirements and other regulatory requirements, quality control and similar standards, whether contractual, statutory, regulatory or imposed by the Acquired Companies’ policies or a third-party certifying body.

(b)               All Food Products: (i) have been properly formulated, manufactured, processed, handled, stored, tested, transported, and distributed, packaged, and labeled in material compliance with all applicable requirements under the FDCA and other Laws and are fit for human consumption, (ii) are of good and merchantable quality and condition, (iii) comply with the U.S. Federal Food, Drug and Cosmetic Act of 1938, as amended (“FDCA”), and the rules and regulations promulgated thereunder, state unfair competition and deceptive trade practices statutes, Food Allergen Labeling and Consumer Protection Act of 2004, the Organic Foods Production Act (“OFPA”), all comparable state and international Laws and each of their applicable implementing regulations, including, but not limited to, all state unfair competition and deceptive trade practices statutes, any applicable rules, regulations or standards of the United States Department of Agriculture (“USDA”) or Federal Trade Commission (“FTC”) and all other applicable Laws governing the purity, labeling, manufacturing, marketing and/or advertising of food sold for human consumption in all material respects as in effect as of the date hereof, (collectively, together with the FDCA, “Food Laws”), (iv) are neither adulterated in any material respect nor, at any time after December 31, 2017, have been adulterated or misbranded in any material respect within the meaning of the FDCA or other Food and Beverage Laws; nor are they now, or at any time after December 31, 2017 have they been, products that may not, under Section 404, 505 or 512 of the FDCA, be introduced into United States commerce, or introduced into commerce under the applicable Laws of international jurisdictions where such products are distributed or sold, and (v) have, since December 31, 2017, consisted only of FDA-approved food and color additives, prior sanctioned substances and “generally recognized as safe” ingredients, met all applicable FDA, USDA and state requirements, and satisfied the applicable food grade specifications of the Food Chemicals Codex. All “generally recognized as safe” ingredients have been notified to, or affirmed or listed by the FDA as “generally recognized as safe” for their intended use in the products.

(c)                All manufacturing operations conducted by or for the benefit of an Acquired Company have been and are being conducted in material compliance with applicable FDA and USDA current Good Manufacturing Practice and hazard analysis critical control point regulations, principles and standards for food products, registration, permit, and licensing requirements pertaining to such manufacturing operations, and any other comparable and applicable Laws and/or Food Laws (except to the extent that the failure to so comply would not constitute a Material Adverse Effect with respect to the Acquired Companies).

(d)                Since December 31, 2017, to the Knowledge of the Sellers, (i) no Food Product has been the subject of any voluntary withdrawal or any mandatory or voluntary recall, public notification, or notification to any Governmental Entity, or any similar action; and (ii) no customer or subsequent purchaser of any Food Product has asserted a claim with respect to any nonconformity of any such Food Product with applicable specifications, warranties, labeling requirements, regulatory requirement, quality control or similar standards, whether contractual, statutory, regulatory or imposed by any Acquired Company’s policies or third-party certifying body.

(e)                Since December 31, 2017, neither the Acquired Companies nor any of their Subsidiaries have received written notice of, or been subject to, any finding of deficiency or noncompliance, material penalty, fine or sanction, request for corrective or remedial action, criminal action issued, initiated, or threatened by the FDA, USDA, FTC, or any comparable state Governmental Entity, or other compliance or enforcement action, in respect of any of (i) the Food Products or (ii) the facilities at which the Food Products are manufactured, packaged or initially distributed.

(f)                 It is agreed and understood that no representation or warranty is made by the Sellers in this Agreement in respect of food safety matters, other than the representations and warranties set forth in this Section 3.16.

Section 3.17                 Environmental Matters.

(a)                Except as would not be, and would not reasonably be expected to be, individually or in the aggregate materially adverse to the Acquired Companies taken as a whole:

(i)                 since December 31, 2017, the Acquired Companies and the facilities and operations on the Owned Real Property and the Leased Real Property have been in compliance with applicable Environmental Laws applicable to the Acquired Companies, all past non-compliance has been resolved without ongoing obligations or costs and there are no proceedings that are pending or threatened that would be reasonably expected to result in fines, penalties or sanctions arising out of actual or alleged non-compliance with Environmental Laws;

(ii)              since December 31, 2017, the operation of the Business has been in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws and necessary to operate the Business (each an “Environmental Permit”);

(iii)            none of the Acquired Companies is subject to any pending, or to the Knowledge of the Sellers, threatened claim alleging that it is in violation of any Environmental Law or any Environmental Permit or that any Acquired Company has any Liability under any Environmental Law;

(iv)             there are no pending or, to the Knowledge of the Sellers, threatened investigations of the Acquired Companies, or any currently or previously owned or leased real property of the Acquired Companies under Environmental Laws that would reasonably be expected to result in the Sellers incurring any Liability pursuant to any Environmental Law;

(v)               to the Knowledge of the Sellers, there is not present in, on, under emanating to or from, any of the Owned Real Property or Leased Real Property, or any other location for which the Acquired Companies are responsible, any quantities or concentrations of Hazardous Materials; and

(vi)             to the Knowledge of the Sellers, none of the Acquired Companies has installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Materials in any manner so as to create any Liability under any applicable Environmental Law or any other Liability for the Acquired Companies or the Purchaser.

(b)                It is agreed and understood that no representation or warranty is made by the Sellers in respect of environmental matters, other than the representations and warranties set forth in this Section 3.17.

Section 3.18                 Taxes.

(a)                Except as set forth on Section 3.18(a) of the Sellers Disclosure Schedule, each of the Acquired Companies has duly and timely filed (taking into account any applicable extensions of time to file) all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Each of the Acquired Companies has paid all material Taxes due and payable by it (whether or not shown as due on such Tax Returns), except for Taxes being contested in good faith and for which reserves have been established in accordance with GAAP. The unpaid Taxes of the Acquired Companies (for the absence of doubt, calculated on the basis of a closing of the books as of the Closing Date) will not, as of the Closing Date, exceed the reserves for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the applicable Financial Statements, as adjusted for the passage of time in accordance with the past custom and practice of the Acquired Companies in filing Tax Returns.

(b)                Each of the Acquired Companies has withheld and paid to the appropriate Taxing Authority all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(c)                None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency, which waiver or extension has not since expired.

(d)                There are no Liens for Taxes upon any of the assets of any Acquired Company, other than Permitted Liens.

(e)                No Tax audits or administrative or judicial Tax proceedings are pending or being conducted, or threatened in writing, with respect to the Acquired Companies. None of the Acquired Companies have been audited by any Taxing Authority during the last five (5) years, and no change or adjustment has been required in connection with any such audit during the last five (5) years. None of the Acquired Companies have applied for a ruling relating to Taxes or entered into a “closing agreement” as described in Section 7121 of the Code (or any comparable provisions of state, local or foreign Law) with any Governmental Entity which could be binding on the Purchaser, Acquired Companies, or any of their Affiliates after the Closing Date. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Acquired Companies. Each Acquired Company that has received a ruling related to Taxes from a Taxing Authority or benefits from a Tax holiday is and has been in compliance with the terms of such ruling or holiday and no material fact on which such ruling or qualification for such holiday was based has changed in a manner that would render such ruling void or inapplicable or cause the Acquired Company to no longer qualify for the Tax holiday.

(f)                 Except as set forth on Section 3.18(f) of the Sellers Disclosure Schedule, none of the Acquired Companies (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (or members if a combined, unitary or other group for state, local or foreign Tax purposes (other than an affiliated, Combined, consolidated, unitary or other group the common parent of which was any of the Sellers, any of their Subsidiaries or any Acquired Company) or (ii) has any liability for the Taxes of any person (other than the Sellers, any of their Subsidiaries or any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) or as a transferee or successor. None of the Acquired Companies is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract, or any other contractual obligation to pay the Tax obligation of another Person (other than (x) any such agreement solely among the Acquired Companies and (y) any Tax allocation, indemnity or sharing provision in agreements entered into in the ordinary course of business consistent with past practice and not primarily concerning Taxes).

(g)               None of the Acquired Companies has been, within the past two (2) years a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(h)               None of the Acquired Companies has been a party to a transaction that is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(i)                 Except as set forth on Section 3.18(i) of the Sellers Disclosure Schedule, no claim has ever been made by a Taxing Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction.

(j)                 None of the Acquired Companies have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or are treated as “surrogate foreign corporations” as defined in Section 7874(a)(2)(B) of the Code or domestic corporations as a result of the application of Section 7874(b) of the Code.

(k)               Section 3.18(k) of the Sellers Disclosure Schedule sets forth the name of each Acquired Company and its tax classification for U.S. federal Income Tax purposes, its jurisdiction of organization (and, if different, its jurisdiction of Tax residence), the holders of its equity interests.

(l)                 The Acquired Companies are in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating transfer pricing practices and methodologies.

(m)             None of the Acquired Companies are, or ever have been, a (i) “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or an entity that has ever made the election provided under section 897(i) of the Code.

(n)               None of the Acquired Companies are or will be liable for any material Tax, in any Post-Closing Tax Period, as a result of (i) a change in method of Tax accounting or period made on or prior to the Closing Date, (ii) an installment sale or “open transaction” disposition occurring on or prior to the Closing Date, (iii) a prepaid amount received, accrued, or paid on or prior to the Closing Date, (iv) an election under Section 108(i) of the Code made on or prior to the Closing Date, (v) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or non-U.S. Tax Laws) with respect to a transaction occurring prior to the Closing Date, or (vi) any other election prior to the Closing Date that has deferred more than an immaterial amount of income (or accelerated more than an immaterial item of loss or deduction) that would otherwise have accrued, including in each case comparable provisions of state, local and non-U.S. Laws.

(o)               The Acquired Companies have timely paid in full any Taxes imposed with respect to amounts that any of the Acquired Companies are required to include in income as a result of the application of Section 965 of the Code (and any similar or analogous provisions of state or Local Law) and none of the Acquired Companies have made an election pursuant to Section 965(h) of the Code with respect to any such amounts.

(p)               Except as set forth on Section 3.18(p) of the Sellers Disclosure Schedule, the Acquired Companies have properly collected and remitted all material amounts of sales and use taxes, value-added tax and other similar charges with respect to sales or services made to their customers or other third Persons required to have been collected and remitted, or have complied in all material respects with any requirements to obtain any appropriate tax exemption certificates and other documentation for all sales and services made without charging or remitting sales and use tax, value-added tax or other similar charges that qualify as exempt from sales and use tax, value-added tax, or other similar charges under applicable Law.

(q)                The Sellers hold abandoned/unclaimed property and remit such property to the appropriate state after expiration of the statutorily defined holding period and if required file abandoned/unclaimed property reports. Except as set forth on Section 3.18 of the Sellers Disclosure Schedule, none of the Acquired Companies have participated or will participate in an abandoned / unclaimed property voluntary disclosure program (“VDA”) or have had material amounts of abandoned/unclaimed property held during the historical Tax Period.

Section 3.19                Intellectual Property.

(a)               Section 3.19(a) of the Sellers Disclosure Schedule sets forth an accurate and complete list of all registrations, and pending applications to register, patents, marks and domain names owned in the Business Intellectual Property (“Registered Intellectual Property”), including, where applicable, to the Knowledge of the Sellers, (i) the name of the applicant or registrant of record and the current owner, (ii) the registration, issuance and application numbers, (iii) the jurisdictions in which each such item of Business Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed (and, with respect to domain names, the relevant domain name registrar). An Acquired Company owns and possesses all right, title and interest in and to, or have a valid and enforceable license to use, all of the material Business Intellectual Property. The Business Intellectual Property owned or purported to be owned by the Acquired Companies is, to the Knowledge of the Sellers, valid and enforceable, and, with respect to the Registered Intellectual Property is in full force and effect, and as of the Closing, all applications included in the Registered Intellectual Property remain pending and have not been refused.

(b)               To the Knowledge of the Sellers, the Business is not infringing, misappropriating or violating any Intellectual Property of any Person in a manner that has been or would be, individually or in the aggregate, material to the Business. Neither the Sellers nor the Acquired Companies has received any written notice since December 31, 2017, alleging that any of the Acquired Companies is infringing, misappropriating or violating any Intellectual Property of any Person in connection with the Business, except for those allegations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)               The Business Intellectual Property constitutes all Intellectual Property used in or necessary or sufficient for the conduct of the Business as it is currently conducted. The Acquired Companies have taken commercially reasonable security measures to protect, maintain and enforce the Business Intellectual Property and the secrecy, confidentiality and value of all trade secrets and other confidential information of the Acquired Companies.

(d)               It is agreed and understood that no representation or warranty is made by the Sellers in respect of Intellectual Property matters other than the representations and warranties set forth in Section 3.3, Section 3.12, and this Section 3.19.

Section 3.20                 Employee Benefit Plans.

(a)                Section 3.20(a) of the Sellers Disclosure Schedule sets forth, as of the date hereof, a true, complete and correct list of each material Benefit Plan and separately identifies each material Business Benefit Plan, including any Benefit Plan for the benefit of Non-U.S. Business Employees. The Sellers have made available to the Purchaser, with respect to each material Business Benefit Plan, true, complete and current copies of (i) all documents pursuant to which the material Benefit Plan is maintained, funded and administered (including, if applicable, the plan and trust documents, any amendments thereto, and any insurance contracts or service provider agreements); (ii) where the Business Benefit Plan has not been reduced to writing, a written summary of all material plan terms and (iii) to the extent applicable, (A) a current Internal Revenue Service advisory, opinion or favorable determination letter, (B) the most recent summary plan description required under ERISA and (C) the most recent annual reports (Form 5500 series).

(b)                Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Business Benefit Plan and all related trusts, insurance contracts and funds have at all times been established, maintained, and administered in compliance with its terms and applicable provisions of ERISA and any other applicable Laws.  All contributions or payments with respect to Benefit Plans have been timely made.

(c)                Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Sellers, threatened Actions, with respect to any Business Benefit Plan (other than claims for benefits in the ordinary course of business consistent with past practice) or any administrator or fiduciary thereof, and to the Knowledge of the Sellers, no fact or circumstance exists that would reasonably be expected to give rise to any such Action and (ii) no Business Benefit Plan is or, within the last six (6) years has been, the subject of an examination or audit by a Governmental Entity, or the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(d)                Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the Internal Revenue Service or the Benefit Plan is a prototype or volume submitter plan that may rely on a favorable opinion or advisory letter issued by the Internal Revenue Service. To the Knowledge of the Sellers, nothing has occurred and no circumstance exists that would reasonably be expected to adversely affect the qualified status of such Benefit Plan or result in a requirement to voluntarily correct any qualification defects to maintain the qualified status of the Benefit Plan (or the tax-exempt status of any related trust).

(e)                Neither the Acquired Companies nor any ERISA Affiliate has during the last six (6) years been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any liability with respect to (i) any plan subject to Title IV of ERISA, including a Multiemployer Plan; (ii) a “multiple employer plan” (within the meaning of ERISA or the Code); (iii) a self-funded health or welfare benefit plan; (iv) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); or (v) any arrangement that provides medical, life insurance or other welfare benefits to any current or future retired or terminated employee (or any dependent thereof) other than as required pursuant to , Section 4980B of the Code or the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”) (or equivalent state or foreign Law). Any self-funded health or welfare Benefit Plan has complied in all material respects with all applicable accrual obligations and funding requirements.

(f)                 With respect to any Business Benefit Plan that is an “employee pension benefit plan” under ERISA: (i) no Liability under Title IV of ERISA has been incurred that has not been satisfied in full and no condition exists that is likely to cause the Acquired Companies, its subsidiaries or any of their respective ERISA Affiliates to incur Liability thereunder, other than liability for premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) (which premiums have been paid when due), (ii) no failure to satisfy the “minimum funding standards” within the meaning of Section 302 of ERISA and Section 412 of the U.S. Code (whether or not waived) has occurred, (iii) no “reportable event” (as defined in Section 4043 of ERISA), whether or not waived, has occurred or is reasonably expected to result, (iv) all contributions required to be made to any such plan have been timely made, and (v) there has been no determination that any such plan is, or is expected to be, in “at risk” status (within the meaning of Section 303 of ERISA).

(g)                The Acquired Companies are and at all times have been, to the extent applicable, in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (collectively, the “ACA”). No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to Closing.

(h)                Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there has been no, and the execution of this Agreement will not result in any, non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Business Benefit Plan.

(i)                  Except as set forth on Section 3.20(i) of the Sellers Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in conjunction with any other event): (i) result in any payment or benefit (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, employee or independent contractor of the Acquired Companies from the Acquired Companies under any Benefit Plan or otherwise; (ii) increase the amount of any compensation or benefits otherwise payable by any Acquired Company under any Business Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits under any Business Benefit Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Acquired Companies in connection with the Transactions (either alone or in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Acquired Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 of the Code.

(j)                  Each Business Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times been administered, operated and maintained in material compliance with the requirements of Section 409A of the Code. The Acquired Companies have no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 409A of the Code.

(k)                Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Business Benefit Plans maintained, sponsored, or contributed to pursuant to the Laws of a country other than the United States (each, a “Non-U.S. Plan”) (i) have been maintained in compliance with all applicable requirements (including applicable Law), (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, (iii) that are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, in accordance with GAAP and, if required, applicable Law, and (iv) have been registered to the extent required, and have been maintained in good standing with applicable Governmental Entities. Except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (I) none of the Non-U.S. Plans (other than pension plans) provide for retiree benefits or for benefits to retired employees or to the beneficiaries or dependents of retired employees and (II) all employee data necessary to administer each Non-U.S. Plan in accordance with its terms and conditions and applicable Laws is in possession of the Acquired Companies and their Subsidiaries and such data is sufficient for the proper administration of such Non-U.S. Plan.

Section 3.21                 Labor Matters.

(a)                Section 3.21(a) of the Sellers Disclosure Schedule sets forth a complete list of each collective bargaining, works council, union representation, labor union or similar Contract to which any Acquired Company is a party as of the date hereof. No labor organization, as defined in the National Labor Relations Act of 1947, as amended, or similar federal, state, local Laws (the “NLRA”), currently claims any right of representation concerning any of the Business Employees. No collective bargaining agreement or other legally binding commitment to any trade union, employee group or labor organization (as defined in the NLRA) is currently being negotiated and, to the Knowledge of the Sellers, no organizing effort is currently being made with respect to any of the Business Employees.

(b)               Since December 31, 2017, there have been no (i) strikes, work stoppages, picketing, slowdowns, lockouts or labor-related arbitrations, (ii) unfair labor practices charges against or involving the Acquired Companies or (iii) proceedings seeking to compel the Acquired Companies to bargain with any labor organization, in each case, that relate to any Business Employees.

(c)                Since December 31, 2017, (i) each of the Acquired Companies has been in compliance in all material respects with (A) the terms and conditions of any collective bargaining agreement applicable to Business Employees, and (B) all applicable Laws and Orders with respect to the employment of Business Employees, including employment practices, employee classification, labor relations, health and safety, wages, hours and terms and conditions of employment and fair labor standards, (ii) except as would not result in material liability to the Acquired Companies taken as a whole, each of the Acquired Companies has declared and paid all applicable social security charges and contributions on due time, (iii) there are no material Actions or disputes pending or, to the Knowledge of the Sellers, threatened or reasonably anticipated against the Acquired Companies or any of the Business Employees relating to any of the foregoing Laws and (iv) except as would not result in material liability to the Acquired Companies taken as a whole, all Business Employees have been paid all wages, salaries, commissions, bonuses, social insurance, housing fund, overtime payment, benefits and other compensation due to or on behalf of such Person.

(d)               The Acquired Companies have no material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. Except as would not result in material liability to the Acquired Companies taken as a whole, the Acquired Companies have (i) obtained Forms I-9 for each Business Employee working as an employee in the United States and such other verification documentation required for each Non-U.S. Business Employee and (ii) retained such forms for the required period pursuant to the United States Immigration Reform and Control Act or similar foreign, state or local Laws.

(e)                Section 3.21(e) of the Sellers Disclosure Schedule contains a list of Business Employees as of the date hereof, which list includes for each Business Employee: work location, position, date of hire, base salary or hourly wage rate, as applicable, and each employee’s designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act or similar applicable Law, leave status and return to work date (if applicable). To the Knowledge of the Sellers, no Key Business Employee has notified any of the Acquired Companies that such employee will cancel or otherwise terminate his/her relationship with the relevant Acquired Company, or is being terminated by the relevant Acquired Company.

(f)                 No Acquired Company has (i) at any time within the six (6) months preceding the date of this Agreement, had any “plant closing” or “mass layoff” (as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”)) , or (ii) WARN Act Liability that remains unsatisfied.

(g)               Each Acquired Company has provided to the Purchaser all inspection reports issued since December 31, 2017 under the Occupational Safety and Health Administration or any similar Governmental Entity (“OSHA”). There are no outstanding inspection orders or any pending or, to the Knowledge of the Sellers, threatened charges under OSHA or any other applicable occupational health and safety legislation. Since December 31, 2017, there have been no fatal or OSHA reportable accidents that would reasonably be expected to lead to charges under OSHA or any other applicable occupational health and safety Law. The Acquired Companies have complied in all material respects with any Orders issued to such entity under OSHA or any other applicable occupational health and safety Law and there are no appeals of any Orders that are currently outstanding.

Section 3.22                Information Supplied; Form S-4; Proxy Statement. The information supplied or to be supplied by the Sellers expressly for inclusion or incorporation by reference in the Form S-4 or Proxy Statement will not, at the date the Form S-4 is filed or declared effective or at the time the Proxy Statement is first mailed to the Purchaser Shareholders and at the time of the Purchaser Extraordinary General Meeting to be held in connection with the Transactions after giving effect to any supplements or updates to the Form S-4 or Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23                Accredited Investor; Purchase for Investment. The Sellers are accredited investors as defined in Regulation D under the Securities Act. The Sellers (either alone or together with its advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Class A Ordinary Shares issuable hereunder and are capable of bearing the economic risks of such investment. The Sellers acknowledge that the Class A Ordinary Shares issuable hereunder have not been registered under the Securities Act, or any state securities Laws and agree that the Class A Ordinary Shares issuable hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 3.24                Compliance with Anti-Corruption Laws. Except for such matters as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                None of the Acquired Companies, nor to the Knowledge of the Sellers anyone acting on its or their behalf, has since December 31, 2017:

(i)               violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law;

(ii)              used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or

(iii)            directly, or indirectly through its agents, Representatives or any other Person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value (including facilitation payments) to any (1) Government Official; (2) Person; or (3) other Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or other Person, in order to unlawfully obtain or retain business for, direct business to, or secure an unlawful advantage for, any Acquired Company by (x) influencing any act or decision of such Government Official or such Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties; or (y) inducing such Government Official or such Person to use his, her or its influence or position with any Governmental Entity or other Person to influence any act or decision.

(b)               No ownership interest in the Acquired Companies is directly or indirectly held or controlled by or for the benefit of (i) any Government Official (other than publicly traded stock on a recognized stock exchange), (ii) any Close Family Member of any Government Official or (iii) any Governmental Entity in violation of any Anti-Corruption Law.

(c)               No Acquired Company, in violation of any Anti-Corruption Law:

(i)               employs any Government Official or a Close Family Member of any Government Official; or

(ii)              has a personal, business, or other relationship or association with any Government Official or Close Family Member of any Government Official who may have responsibility for or oversight of any business activities of such Acquired Company.

(d)               Each Acquired Company has adopted and maintains adequate policies, procedures and controls to comply with all applicable Anti-Corruption Laws in all material respects, including at a minimum policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(e)               Since December 31, 2017, none of the Acquired Companies has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anti-Corruption Law, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of the Sellers, threatened and there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

(f)                None of the Acquired Companies is barred or suspended from doing business with any Governmental Entity or has its export privileges revoked or suspended in connection with a violation or alleged violation of any Anti-Corruption Law.

Section 3.25                 OFAC Compliance. Except for such matters as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) none of the Acquired Companies nor any of their respective Representatives or other Persons acting for or on their behalf, is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized, a citizen of, or resident in a country or territory that is the subject of Sanctions (including Cuba, Iran, North Korea, Syria, Venezuela, or Crimea); and (b) the Acquired Companies (i) have not engaged in, and are not now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions in violation of those Sanctions and (ii) have been in compliance in all material respects with, and have not been given notice of any violation of, and is not under investigation with respect to and has not been threatened to be charged with any violation of, any applicable Sanctions.

Section 3.26                No Other Representations or Warranties; No Reliance.

(a)               Except for the representations and warranties contained in this Article III, neither the Sellers nor any other Person or entity on behalf of the Sellers has made or makes any representation or warranty, whether express or implied, with respect to the Sellers, their Affiliates, the Business, or any of their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Purchaser, their Affiliates or any of their Representatives by or on behalf of the Sellers. Neither the Sellers nor any other Person on behalf of the Sellers have made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Purchaser, their Affiliates or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Sellers, their Affiliates or the Business, whether or not included in any management presentation.

(b)               The Sellers, on behalf of themselves and their Affiliates, acknowledge and agree that, except for the representations and warranties contained in Article IV, neither the Purchaser nor any other Person or entity on behalf of the Purchaser has made or makes, and the Sellers and their Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Purchaser, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Sellers or their Affiliates or any of their Representatives by or on behalf of the Purchaser.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except (a) as disclosed on the Purchaser SEC Documents filed prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of Purchaser Disclosure Schedule (each of which shall qualify the correspondingly numbered Sections or subsections hereof to which such Purchaser Disclosure Schedule relates, and shall qualify any other provision of this Agreement to which the relevance of the item so disclosed to such other provision is reasonably apparent from the face of such disclosure), the Purchaser hereby represents and warrants to the Sellers as follows:

Section 4.1                   Organization; Standing and Power.

(a)               The Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Purchaser has all requisite power and authority to own, operate and lease its respective properties and carry on its business as presently being conducted in all material respects.

(b)               The Purchaser is qualified to do business as a foreign corporation and is in good standing under the Laws of any state of the United States or foreign jurisdiction in which the character of the properties owned or leased by it, therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.2                  Capital Structure of Purchaser. As of the date of this Agreement, the share capital of the Purchaser is $22,100 divided into 200,000,000 Class A ordinary shares of a par value of $0.0001 each (“Class A Ordinary Shares”), 20,000,000 Class B ordinary shares of a par value of $0.0001 each (“Class B Ordinary Shares”), and 1,000,000 preference shares of a par value of $0.0001 each. The Purchaser has issued 6,750,000 warrants, each exercisable for one Class A Ordinary Share for $11.50 per share (the “Purchaser Warrants”). At the close of business on December 16, 2019: (i) 30,000,000 units, each consisting of one Class A Ordinary Share and one-half of one Purchaser Warrant (each, a “Purchaser Unit”) were issued and outstanding, and (ii) 6,750,000 Purchaser Warrants were issued and outstanding. The issued and outstanding Class B Ordinary Shares are convertible into up to 7,500,000 Class A Ordinary Shares upon consummation of the Transactions. All holders of Class B Ordinary Shares have irrevocably waived any anti-dilution adjustment as to the ratio by which Class B Ordinary Shares convert into Class A Ordinary Shares or any other measure with an anti-dilutive effect, in any case, that results from or is related to the Transactions. All issued and outstanding Class A Ordinary Shares, Class B Ordinary Shares, Purchaser Warrants and Purchaser Units are validly issued, fully paid and non-assessable and are not subject to preemptive rights. Except for the Purchaser Warrants and Purchaser Units, there are no outstanding (a) securities of the Purchaser convertible into or exchangeable for shares or other equity interests or voting securities of the Purchaser, (b) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of the Purchaser to acquire from any Person, and no obligation of the Purchaser to issue, any shares or other equity interests or voting securities of the Purchaser or any securities convertible into or exchangeable for such shares or other equity interest or voting securities, (c) equity equivalents or other similar rights of or with respect to the Purchaser, or (d) obligations of the Purchaser to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares, options, equity equivalents, interests or rights. The Purchaser has no direct or indirect equity interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person. The Purchaser Sponsor and its Affiliates hold Class B Ordinary Shares in an amount representing less than or equal to 7,500,000 Class A Ordinary Shares on an as-converted basis.

Section 4.3                  Purchaser SEC Documents; Controls.

(a)               The Purchaser has timely filed with or furnished to the SEC all forms, reports, schedules and statements required to be filed or furnished by it with the SEC (such forms, reports, schedules and statements, the “Purchaser SEC Documents”). As of their respective filing dates, or, if amended or superseded by subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Purchaser SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained, when filed or, if amended or superseded prior to the date of this Agreement, as of the date of the last such amendment or superseding filing, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Purchaser, as of the date hereof, none of the Purchaser SEC Documents are the subject of (i) ongoing SEC review or outstanding SEC comment or (ii) outstanding SEC investigation.

(a)               The financial statements of the Purchaser contained in the Purchaser SEC Documents, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Purchaser and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of the Purchaser and its consolidated Subsidiaries, for the periods presented therein.

(b)               The Purchaser has established and maintains a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the listing standards of NASDAQ. The Purchaser’s “disclosure controls and procedures” (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all material information required to be disclosed by the Purchaser in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Purchaser’s management as appropriate to allow timely decisions.

Section 4.4                  Trust Account. As of the date of this Agreement, the Purchaser has at least $300,000,000 plus accrued interest through December 19, 2019 (the “Trust Amount”) in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Purchaser SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than holders of Class A Ordinary Shares who from and after the date hereof shall have exercised their Purchaser Shareholder Redemption Right) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Account and (B) to redeem Class A Ordinary Shares pursuant to the Purchaser Shareholder Redemption Right. There are no Actions pending or, to the Knowledge of the Purchaser, threatened with respect to the Trust Account.

Section 4.5                  Information Supplied; Form S-4; Proxy Statement. The information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the Form S-4 or Proxy Statement will not, at the date the Form S-4 is filed or declared effective or at the time the Proxy Statement is first mailed to the Purchaser Shareholders and at the time of the Purchaser Extraordinary General Meeting to be held in connection with the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Purchaser with respect to statements made or incorporated by reference in the Form S-4 or Proxy Statement based on information that was supplied by the Sellers, the Acquired Companies or their respective Representatives.

Section 4.6                  Absence of Certain Changes or Events. Since April 25, 2019, (a) there has not been any Purchaser Material Adverse Effect and (b) the Purchaser has not conducted any business other than its formation, the public offering of its securities (and the related private offerings), the making of public reports under the Exchange Act, the search for, and preparation for the execution of, a Business Combination and in connection with the execution and delivery of this Agreement and the consummation of the Transactions, and other activities in each case that are incidental thereto.

Section 4.7                  Authority; No Violation.

(a)               The Purchaser has all the requisite corporate or other power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Sellers, constitutes a valid, legal and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject, to the effect of any applicable Law relating to Enforceability Exceptions.

(b)               The execution and delivery of this Agreement by the Purchaser, and the consummation of the Transactions, do not (and would not, with the lapse of time or the giving of notice, or both):

(i)                 contravene, conflict with or result in a violation of any of the provisions of the Purchaser Constitutional Documents;

(ii)              subject to obtaining the Consents and making required filings described under Section 4.8, contravene, conflict with or result in a violation of any applicable Law or Order; or

(iii)            contravene, conflict with or result in a violation or breach of, or result in a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien upon any of the assets or rights of the Purchaser, under any material contract of the Purchaser;

except, in the case of clauses (ii) and (iii), where such conflict, violation, default or imposition would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.8                  Consents and Approvals. Except for in connection with or in compliance with (a) the applicable requirements of the HSR Act, (b) the applicable requirements of other Regulatory Laws, (c) the Exchange Act or the Securities Act and (d) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the NASDAQ; or (e) the approval of the Purchaser Shareholder Proposals by the Purchaser Shareholders and any other such reports, Consents, Permits or other filings that, if not obtained or made would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, no Consent of a Governmental Entity is required to be obtained or made by the Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the performance of its obligations under this Agreement or the consummation by the Purchaser of the Transactions.

Section 4.9                   Litigation. As of the date hereof, except as would not have, and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect: (a) there are no Actions pending or, to the Knowledge of the Purchaser, threatened, against the Purchaser or its Affiliates, or seeking to prevent the Transactions; and (b) there are no Orders pending or, to the Knowledge of the Purchaser, threatened, against the Purchaser or its Affiliates or to which the Purchaser or its Affiliates is otherwise a party, in each case relating to this Agreement or the Transactions.

Section 4.10                Brokers. Except as set forth on Section 4.10 of the Purchaser Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, investment banker or financial advisor for the Purchaser in connection with the Transactions, and no Person is or will be entitled to any brokerage, finder’s or other fee, commission or like payment in respect thereof in connection with the Transactions or based upon arrangements made by or on behalf of the Purchaser.

Section 4.11                 Accredited Investor; Purchase for Investment. The Purchaser is an accredited investor as defined in Regulation D under the Securities Act. The Purchaser is purchasing the Transferred Equity Interests for the purpose of investment for its own account and not with a view toward or for resale in connection with, any distribution thereof or with any present intention of distributing or selling the Transferred Equity Interests. The Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Equity Interests and is capable of bearing the economic risks of such investment. The Purchaser acknowledges that the Transferred Equity Interests have not been registered under the Securities Act, or any state securities Laws and agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 4.12                No Undisclosed Liabilities. The Purchaser does not have any Liabilities that would be required under GAAP to be reflected on a balance sheet or the notes thereto, except for those Liabilities (a) reflected or reserved against on the balance sheet of the Purchaser dated as of September 30, 2019 (including the notes thereto) contained in the Purchaser’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, (b) arising in the ordinary course of business consistent with past practice since September 30, 2019, (c) that will be discharged or paid off prior to or at the Closing, (d) Liabilities for fees and expenses incurred in connection with the Transaction, or (e) that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.13               Listing. The issued and outstanding Class A Ordinary Shares, Purchaser Warrants and Purchaser Units (the foregoing, collectively, the “Purchaser Public Securities”) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ. There is no suit, action, proceeding or investigation pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by NASDAQ or the SEC with respect to any intention by such entity to deregister any Purchaser Public Securities or prohibit or terminate the listing of any Purchaser Public Securities on NASDAQ. The Purchaser has taken no action that is designed to terminate the registration of the Purchaser Public Securities under the Exchange Act. The Purchaser has not received any written or, to the Purchaser’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the Purchaser Public Securities.

Section 4.14                Investment Company. The Purchaser is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.15                 Financing.

(a)               The Purchaser has provided to the Sellers an executed and binding copy of the commitment letter dated as of the date hereof (attached hereto as Exhibit II, and together with any fee letter related thereto (with only the fee amounts and market flex provisions contained in such fee letter redacted), in each case as may be amended or replaced in accordance with the terms hereof, and taken together with any Term Loan B Debt Commitment Letter, the “Debt Commitment Letter”) from The Toronto-Dominion Bank, New York Branch and TD Securities (USA) LLC (together with each Affiliate thereof and each former, current and future Representative of each such Person, the “Debt Providers”), relating to the commitment of the Debt Providers to provide, subject only to the terms and conditions set forth therein, the full amount of the debt financing stated therein (together with any Term Loan B Financing, the “Debt Financing” and together with the Additional Equity Financing, if any, the “Financing”).

(b)               Except as set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Debt Providers to provide the Debt Financing or any contingencies that would permit the Debt Providers to reduce the total amount of the Debt Financing. There are no side letters or other Contracts relating to the funding or investing, as applicable, of the full amount of the Debt Financing.

(c)               As of the date of this Agreement, the Debt Commitment Letter is valid, binding and enforceable in accordance with its terms except as may be limited by the Enforceability Exceptions. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Purchaser under the terms and conditions of the Debt Commitment Letter (for the avoidance of doubt, excluding the accuracy of the representation and warranties in Article III and the compliance in all material respects by the Sellers and the Acquired Companies of the terms and conditions of this Agreement). The Debt Commitment Letter has not been amended, restated or otherwise modified or waived on or prior to the date of this Agreement and as of the Closing Date, and the commitments contained in the Debt Commitment Letter have not been withdrawn, modified or rescinded on or prior to the date of this Agreement, in each case, except as permitted by Section 5.14. The Purchaser has paid in full any and all commitment fees or other fees or expenses required to be paid pursuant to the terms of the Debt Commitment Letter, each of the foregoing to the extent required by the Debt Commitment Letter to be paid on or before the date of this Agreement.

(d)               Assuming the satisfaction of the conditions set forth in Section 8.1 and Section 8.2, and after giving effect to (i) any Additional Equity Financing, and (ii) the Debt Financing, when fully funded in accordance with the Debt Commitment Letter, together with all available amounts in the Trust Account, will provide the Purchaser at the Closing with all funds necessary to pay the Cash Consideration and the Transaction Costs (such obligations collectively, the “Aggregate Cash Obligations”).

(e)               To the Knowledge of the Purchaser, on the date of this Agreement, there is no fact or occurrence as of the date hereof that would cause any condition to the funding of the Financing not to be satisfied at or before the Closing, and the Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing contained in the Debt Commitment Letter, except for the accuracy of the representation and warranties in Article III and the compliance in all material respects by the Sellers and the Acquired Companies of the terms and conditions of this Agreement.

(f)                Subject to Section 8.1(d) and Section 9.1(b)(iv), in no event shall the receipt or availability of any funds or financing (including the Financing) by the Purchaser or any Affiliate of the Purchaser or any other financing or other transactions be a condition to any of the Purchaser’s obligations hereunder.

Section 4.16                 Solvency.

(a)               Assuming all conditions set forth in Section 8.1(d) and Section 8.2 have been satisfied or waived, immediately after giving effect to the consummation of the Transactions, including the Financing, the Purchaser will be, on a consolidated basis with its Subsidiaries, Solvent. For purposes of this Section 4.16, “Solvent” means, with respect to any Person, that:

(i)                  the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount required to pay such Person’s debts (including a reasonable estimate of the amount of all contingent Liabilities);

(ii)                such Person shall be able to pay its debts in the ordinary course of business consistent with past practice as they become due; and

(iii)                such Person shall have adequate capital to carry on its business.

Section 4.17                 Inspection; Sellers’ Representations. The Purchaser has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its purchase of the Transferred Equity Interests and is capable of such evaluation. The Purchaser acknowledges that the Purchaser and its Affiliates have conducted their own independent review, analysis and assessment of the present condition and the future prospects of the Business and are sufficiently experienced to make an informed judgment with respect thereto. The Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that neither the Sellers nor any of their Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for the Purchaser, or with respect to any forecasts, projections or business plans prepared by or on behalf of the Sellers or their Affiliates and delivered to the Purchaser for review of the Business or the negotiation and execution of this Agreement. Except as otherwise expressly set forth in this Agreement, the Purchaser acknowledges that the Transferred Equity Interests will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article III, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.

Section 4.18                 No Other Representations or Warranties.

(a)               Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any other Person or entity on behalf of the Purchaser has made or makes any representation or warranty, whether express or implied, with respect to the Purchaser, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Sellers, their Affiliates or any of their Representatives by or on behalf of the Purchaser. Neither the Purchaser nor any other Person or entity on behalf of the Purchaser has made or makes any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Sellers, their Affiliates or any of their representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Purchaser or its Affiliates, whether or not included in any management presentation.

(b)               The Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article III, neither the Sellers nor any other Person or entity on behalf of the Sellers have made or makes, and the Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Sellers, the Acquired Companies, the Business, their Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to the Purchaser or any of its officer, directors, employees, agents, representatives, lender, Affiliates or any other Person acting on its behalf by or on behalf of the Sellers’ officers, directors, employees, agents, representatives, lenders or Affiliates.

Article V

COVENANTS

Section 5.1                     Conduct of Business.

(a)               From the date of this Agreement through the Closing, except (i) as required by Law or pursuant to any Material Contract set forth on Section 3.12(a) of the Sellers Disclosure Schedule, (ii) as expressly contemplated by this Agreement or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed and it being understood that in the case of any failure to affirmatively deny consent within five (5) Business Days following receipt of a written request from the Sellers or any Acquired Company for such consent, that request shall be deemed to be consented to), or (iii) as disclosed in Section 5.1 of the Sellers Disclosure Schedule, the Sellers shall cause the Acquired Companies to, conduct, and cause to be conducted, the Business in all material respects in the ordinary course of business and to use its commercially reasonable efforts to preserve intact the Business’s relationships with its material lessors, licensors, suppliers, distributors and customers, and employees.

(b)               In addition (and without limiting the generality of the foregoing): except (i) as required by Law or pursuant to any Material Contract set forth on Section 3.12(a) of the Sellers Disclosure Schedule, (ii) as expressly contemplated by this Agreement or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed and it being understood that in the case of any failure to affirmatively deny consent within five (5) Business Days (or in the case of clause (xviii) below, 24 hours) following receipt of a written request from the Sellers or any Acquired Company for such consent, that request shall be deemed to be consented to), or (iii) as disclosed in Section 5.1 of the Sellers Disclosure Schedule, the Sellers shall not, and shall cause each of the Acquired Companies, not to (it being agreed that with respect to the matters specifically addressed by any provision of this Section 5.1(b), such specific provisions shall govern over the more general provision of Section 5.1(a)):

(i)               amend or propose to amend its Organizational Documents;

(ii)              merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, split, combine, subdivide or reclassify any of its capital stock or other ownership interests, or change or agree to change in any manner the rights of its capital stock or other ownership interests or liquidate or dissolve;

(iii)            declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property, a combination thereof or otherwise) in respect of, or enter into any Contract with respect to the voting of, any of its capital stock or other equity interests or securities therein;

(iv)            amend or modify in any material respect, or waive any rights under or consent to the termination of any Material Contract or enter into any Contract that, if in effect as of the date hereof, would constitute a Material Contract (other than in the ordinary course of business);

(v)             abandon, allow to lapse, sell, assign, transfer, grant any security interest in, or otherwise encumber or dispose of any Business Intellectual Property, or grant any license or other rights, to any Person of or in respect of any Business Intellectual Property, other than non-exclusive grants of licenses pursuant to license agreements in the ordinary course of business and actions taken in furtherance of transferring the Intellectual Property contained in the Transferred Assets and Liabilities;

(vi)            (A) issue, sell, redeem or acquire any capital stock or other ownership interest in itself; or (B) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its capital stock or any other ownership interests;

(vii)          incur any Indebtedness or enter into any other Contract, in each case, for borrowed money in excess of $2,000,000 in the aggregate, other than (A) Indebtedness for borrowed money among any Acquired Company, on the one hand, and a Seller or any Affiliate of a Seller (other than an Acquired Company), on the other hand (provided that such Indebtedness is terminated at or prior to the Closing), (B) Indebtedness for borrowed money to replace or refinance existing credit facilities or other Indebtedness for borrowed money without increasing the principal amount thereunder (except to the extent such increase represents accrued interest and fees and expenses on the refinanced Indebtedness and customary underwriting, arrangement, or similar fees and related expenses) (provided, that such Indebtedness is terminated at or prior to Closing), or (C) drawing on existing working capital credit facilities (provided that such amounts shall be repaid at or prior to Closing);

(viii)         sell, transfer, lease, license or make any other disposition of (whether by way of merger, consolidation, sale of stock or assets or otherwise) or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any of its properties or assets except (x) dispositions made in the ordinary course of business for consideration not in excess of $1,000,000, (y)  sales of inventory in the ordinary course of business and (z) dispositions of obsolete or worthless assets no longer useful to the operation of the Business;

(ix)             except as set forth in the capital budget of the Transferred Entities and their Subsidiaries set forth on Section 5.1(b)(ix) of the Sellers Disclosure Schedule, making any capital expenditures that would result in the aggregate post-Closing obligations of the Acquired Companies in excess of $1,000,000;

(x)              accelerate any accounts receivable or delay any accounts payable, in each instance, outside of the ordinary course of business;

(xi)            settle or compromise or agree to settle or compromise any Action (A) involving any Liability of any of the Acquired Companies or its respective directors, officers, employees or agents (in their capacities as such) other than settlements for less than $500,000 in the aggregate or (B) involving a conduct remedy or similar injunctive relief that has a restrictive impact on the Business;

(xii)           acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of any capital stock or assets, any business or Person or other business organization or division thereof or make any loans (other than Intercompany Indebtedness incurred in accordance with Section 5.1(b)(vii)), advances, or capital contributions to investments in any Person;

(xiii)          except (A) as expressly contemplated by Article VI, or (B) as required by any Business Benefit Plan in effect as of the date of this Agreement, (1) increase the aggregate compensation and benefits payable or that could become payable by the Acquired Companies to any of the Business Employees, other than increases in compensation made in the ordinary course of business consistent with past practice to employees who are not Key Business Employees, (2) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Business Benefit Plan (other than employment agreements with Business Employees who are not Key Business Employees in the ordinary course of business consistent with past practice), (3) terminate the employment of any Key Business Employee, other than for cause, or (4) except as specifically permitted under this clause (xiii), otherwise take any action that would or would reasonably be expected to expand the scope of the Liabilities included in the Transferred Assets and Liabilities or otherwise transfer to any Acquired Company any employee-related Liabilities that this Agreement allocates to the Sellers;

(xiv)         adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;

(xv)           (A) make, change or revoke any material Tax election; (B) change any material method of Tax accounting; (C) file any amended material Tax Return; (D) settle any audit or other proceeding related to a material amount of Taxes; (E) forego any available material refund of Taxes; (G) enter into any Tax allocation, indemnity, sharing or similar agreement or any Closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-US Law); (H) seek any Tax ruling from any Governmental Entity; (I) initiate or enter into any voluntary disclosure agreement or similar agreement with a Taxing Authority; (J) take any action that would change the classification of any of the Acquired Companies for US federal (and any applicable state) Tax purposes or liquidate or otherwise dissolve of any Acquired Companies, in each case, to the extent any such action could be reasonably be expected to adversely affect the Purchaser, any of its Subsidiaries, or any of the Acquired Companies; (it being agreed and understood that none of clauses (i) through (xiv) or clause (xx) of this Section 5.1(b) shall apply to Tax compliance matters (other than clause (xx) insofar as it relates to this clause (xv) and that this clause (xv) shall apply solely to Tax Returns, and Taxes in respect of Tax Returns, that include only the Acquired Companies);

(xvi)          enter into any Contract with respect to any material joint venture, strategic partnership, or alliance;

(xvii)         except to the extent expressly permitted by Article IX, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Transactions;

(xviii)       grant, implement or adopt any retention payments that are contingent on the recipient providing continued services following the Closing or experiencing a termination without cause following the Closing;

(xix)           amend any Lease in a manner that would materially modify the rights or obligations of the parties to such Lease; and

(xx)           agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (i) through (xix) above.

(c)               Except (i) as required by Law or pursuant to any Contract in existence as of the date of this Agreement, (ii) as expressly contemplated by this Agreement (including with respect to the Financing) or as consented to in writing by the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed and it being understood that in the case of any failure to affirmatively deny consent within five (5) Business Days following receipt of a written request from the Purchaser for such consent, that request shall be deemed to be consented to), or (iii) as disclosed in Section 5.1 of the Purchaser Disclosure Schedule, the Purchaser shall not:

(i)               make any recommendations to the Purchaser Shareholders to approve any amendments to the Purchaser Constitutional Documents;

(ii)              merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or reclassify any of its shares or other ownership interests, or change or agree to change in any manner the rights of its shares or other ownership interests or liquidate or dissolve;

(iii)            declare, set aside, make or pay any dividend, capitalization or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its shares;

(iv)             (A) issue, sell, redeem or acquire any shares or other ownership interest in itself; or (B) issue, sell or grant any option, warrant, convertible or exchangeable security, right, “phantom” partnership (or other ownership) interest (or similar “phantom” security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its shares or any other ownership interests;

(v)              incur any Indebtedness for borrowed money in excess of $2,000,000 in the aggregate;

(vi)            sell, transfer, lease, or make any other disposition of any of its assets except dispositions made in the ordinary course of business for consideration not in excess of $1,000,000;

(vii)           settle any legal proceeding involving any Liability of it or its directors, officers, employees or agents (in their capacities as such) other than settlements for less than $500,000 in the aggregate;

(viii)         acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of shares or shares of any capital stock or assets, any business of any Person or other business organization or division thereof;

(ix)             adopt or change any of their accounting principles or the methods of applying such principles, except as required under GAAP or applicable Law;

(x)              other than in the ordinary course of business or consistent with past practice, (A) make, change or revoke any material Tax election; (B) change any material method of Tax accounting; or (C) file any amended material Tax Return; (D) settle any audit or other proceeding related to Taxes; (E) extend or waive any statute of limitations in respect of Taxes or agreeing to any extension of time with respect to any Tax assessment or deficiency; (F) forego any available refund of Taxes; (it being agreed and understood that none of clauses (i) through (viii) or clause (x) of this Section 5.1(c) shall apply to Tax compliance matters (other than clause (x) insofar as it relates to this clause (ix)));

(xi)            except to the extent expressly permitted by Article IX, take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Transactions; and

(xii)           agree to or authorize, or commit to agree to or authorize (in writing or otherwise) any of the actions set forth in clauses (i) through (xi) above.

Section 5.2                     Access.

(a)               From the date hereof until the Closing, the Sellers shall, and shall cause the Acquired Companies to, provide the Purchaser and the Debt Providers and its and their respective officers, directors, Affiliates, employees and Representatives, upon reasonable notice, at the Purchaser’s expense and in accordance with the procedures reasonably established by the Sellers, reasonable access during normal business hours to the books and records of or relating to the Business and to the officers, employees and Representatives of the Acquired Companies; provided, however, that the Sellers and the Acquired Companies may withhold any document or information where disclosure of such document or information would reasonably be expected to: (i) unreasonably interfere with the operation of the Business or the Sellers’ or any of their Affiliates’ other businesses; (ii) cause a violation of any Contract with a third party to which the Sellers or any of their Affiliates is a party; (iii) jeopardize attorney-client privilege; (iv) contravene any Laws; or (v) in the case of personnel records, in the Sellers’ good faith opinion, be sensitive, or subject the Sellers or the Acquired Companies to risk of material Liability. The Purchaser acknowledges and agrees that any information provided to it or the Debt Providers or any of its or their respective officers, directors, Affiliates, employees and Representatives pursuant to this Section 5.2 is subject to the confidentiality obligations set forth in the Confidentiality Agreement. If any of the information or material furnished pursuant to this Section 5.2 includes material or information subject to the attorney-client privilege or attorney work-product doctrine or any other applicable privilege concerning pending or threatened Actions or governmental investigations, each Party understands and agrees that the Parties have a commonality of interest with respect to such matters, and it is the desire, intention and mutual understanding of the Parties that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information, nor its continued protection under the attorney-client protection, attorney work product doctrine, or other applicable privilege, and shall remain entitled to such protection under those privileges, this Agreement, and the joint defense doctrine. Notwithstanding the foregoing, the Purchaser shall be permitted to disclose any non-public or other confidential information it receives relating to the Acquired Companies to the Debt Providers and other prospective lenders during the syndication and marketing of the Debt Financing subject to customary confidentiality arrangements.

Section 5.3                     Efforts.

(a)               Each of the Parties agrees to use its respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate the Transactions as promptly as practicable, including: (i) the obtaining of all necessary actions or nonactions, licenses, permits, orders, notifications, clearances, waivers, authorizations, expirations or terminations of waiting periods, clearances, Consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid any Action, injunction or proceeding by, any Governmental Entity, including in connection with any Regulatory Law; (ii) the defending of any Actions challenging this Agreement or the consummation of the Transactions; (iii) the transfer of Merisant Venezuela SRL to an Affiliate of the Seller that is not an Acquired Company; and (iv) the execution and delivery of any notification or additional instruments necessary to consummate this Agreement and the Transactions.

(b)               Subject to the terms and conditions herein provided and without limiting the foregoing, the Purchaser and the Sellers agree: (i) to make or cause to be made an appropriate filing under the HSR Act as promptly as practicable, and in any event no later than ten (10) Business Days after the date of this Agreement; (ii) to make or cause to be made, as promptly as practicable, comparable notification filings, forms and submissions required under other Regulatory Laws with the Governmental Entities identified in Section 5.3(b) of the Sellers Disclosure Schedule (collectively, the “Governmental Consents”); and (iii) to cooperate with each other in (A) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any other Governmental Entities (including any non-U.S. jurisdiction in which the Business operates) and (B) to the extent not made prior to the date of this Agreement or otherwise, making, or causing to be made, as promptly as practicable, all such applications and filings and seeking all such actions or nonactions, licenses, permits, orders, clearances, waivers, authorizations, expirations or terminations of waiting periods, notifications, clearances, consents and approvals. Each Party shall respond as promptly as practicable to any request by any Governmental Entity for information, documentation, other material or testimony, including by responding at the earliest reasonably practicable date to any request under or with respect to the HSR Act filing, any other Governmental Consent, or any inquiry by any Governmental Entity, and any such other applicable Laws for additional information, documents or other materials received by the Sellers or the Purchaser or any of their respective Affiliates from any Governmental Entity regarding any matter with respect to the Transactions under any Regulatory Law. In furtherance and not in limitation of the foregoing, the Parties shall, and shall cause their Affiliates to, use reasonable best efforts to undertake promptly any and all action required to complete the Transactions as promptly as practicable (but in any event prior to the Outside Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Governmental Entity or the issuance of any Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including to (x) proffer or consent and/or agree to any Order or other agreement providing for the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business or (y) promptly effect the disposition, licensing or holding separate of any assets or lines of business or (z) take any other remedy requested or proposed by any Governmental Entity, in each case, as may be necessary to permit the lawful consummation of the Transaction on or prior to the Outside Date and except as would have or would reasonably be expected to materially and adversely affect the Business, taken as a whole, following Closing. The Sellers and the Purchaser shall only be required to undertake any action contemplated by the immediately preceding sentence in the event that such action is conditioned on the consummation of the Transactions.

(c)               The Sellers, on the one hand, and the Purchaser, on the other, shall each be responsible for fifty percent (50%) of all fees and payments owed to a Governmental Entity in order to obtain any Consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Agreement; provided, however, notwithstanding the foregoing, to the extent that the Transactions are consummated, the Purchaser shall be responsible for all administrative filing fees payable to any Governmental Entity in order to obtain any Consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Agreement and to the extent that the Sellers make any such payments prior to Closing, the Adjustment Amount will be modified in accordance with the terms set forth in the definition. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the Sellers or any of their Affiliates be required to make any expenditure or give any commitment to any Person in connection with obtaining any consent.

(d)               Without limiting the generality of the rest of this Section 5.3, each of the Parties shall cooperate, as promptly as practicable, in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall, subject to applicable Law and reasonable confidentiality considerations, as promptly as reasonably practicable (i) furnish to the other such necessary information and reasonable assistance as the other Party may reasonably request in connection with the foregoing; (ii) promptly notify and inform the other Party of any communication received from, or given by such Party or any of their Affiliates to any Governmental Entity, regarding any of the Transactions; and (iii) provide counsel for the other Party with copies of all filings made by such Party, and all correspondence between such Party (and its advisors) with any Governmental Entity, and any other information supplied by such Party and such Party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the Transactions; provided, however, that materials may be provided on an outside counsel-only basis, and/or may be redacted (A) to remove references concerning competitively sensitive information and the valuation of the Business and the transactions contemplated thereby and (B) as necessary to comply with contractual arrangements. Each Party shall, subject to applicable Law, permit counsel for the other Parties a reasonable opportunity to review in advance, and consider in good faith the views of the other Party in connection with, any proposed written communication, draft filing, correspondence or submission to any Governmental Entity in connection with the Transactions. Each Party agrees not to participate, or to permit any of its Affiliates or their respective Representatives to participate, in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions, unless it consults with the other Parties in advance and, to the extent not prohibited by such Governmental Entity, gives the other Parties the opportunity to attend and participate.

(e)               Any information provided to any Party or its Representatives to another Party or its Representatives in accordance with this Section 5.3 or otherwise pursuant to this Agreement shall be held by the receiving Party and its Representatives in accordance with, and shall be subject to, the confidentiality obligations set forth in the Confidentiality Agreement.

(f)                During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Parties shall not, and shall not permit any of their Affiliates to, knowingly take any action that could prevent, materially delay or materially impede the consummation of the Transaction.

Section 5.4                     Further Assurances. The Sellers and the Purchaser shall execute and deliver, or cause to be executed or delivered, all additional documents, agreements and other instruments and take all such further action as may be necessary to carry out the purposes and intents of this Agreement and applicable Law and to consummate such further transactions as may be reasonably required hereby or thereby.

Section 5.5                     Public Announcements. The Purchaser and Sellers have agreed to the text of a press release announcing the execution of this Agreement. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system upon which the securities of the Purchaser are listed, including the filing of any Current Report on Form 8-K or other appropriate filings with the SEC, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions without the prior written consent of the Sellers, in the case of the Purchaser, or the Purchaser, in the case of the Sellers. Notwithstanding the foregoing, without such prior written consent, the Purchaser shall be permitted to issue a press release or other public announcement containing information relating to this Agreement or the Transactions that is substantially consistent with information included in a press release or other public announcement previously approved pursuant to the preceding sentence.

Section 5.6                     Insurance.

(a)               From and after the Closing, with respect to any Losses, damages and Liability incurred by any of the Acquired Companies arising out of acts or omissions prior to the Closing, the Sellers will provide the Acquired Companies with access to, and the Acquired Companies may make claims under, in each case at the sole expense of the Acquired Companies, the Sellers’ third-party occurrence-based insurance policies that were in place immediately prior to the Closing, but solely to the extent that such policies provided coverage for the Acquired Companies with respect to events occurring prior to the Closing; provided that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i)              the Purchaser shall indemnify, hold harmless and reimburse the Sellers and their Affiliates for any deductibles, self-insured retention or fees and expenses incurred by the Sellers or their Affiliates to the extent resulting from any access to, any claims made by the Acquired Companies under, any insurance policy of the Sellers or their Affiliates provided pursuant to this Section 5.6(a), including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by the Acquired Companies, their respective employees or third parties (collectively, “Insurance Costs”);

(ii)              from time to time upon the prior written request of the Sellers, and in any event prior to submitting any claim that would reasonably be expected to result in the incurrence by the Sellers (without giving effect to any indemnification by the Purchaser pursuant to Section 5.6(a)(i)) of any Insurance Costs, the Purchaser shall provide a reasonably detailed description regarding any such claims to the Sellers, as promptly as practicable;

(iii)            in connection with the matters described in this Section 5.6(a), the Purchaser shall be responsible for making payments directly to insurers, insurance brokers and third-party claims administrators and shall take all appropriate action to insure that no Insurance Costs in respect of claims of the Acquired Companies are incurred by the Sellers in connection with any insurance provided pursuant to this Section 5.6(a) unless such Insurance Costs are fully reimbursed by the Purchaser;

(iv)             the Sellers shall have no obligations to incur any unreimbursed Insurance Costs in respect of any such claims;

(v)             the Purchaser shall not, and shall cause the Acquired Companies not to, in connection with any claim by the Acquired Companies under any insurance policy of the Sellers or their Affiliates pursuant to this Section 5.6(a), take any action that would be reasonably likely to (A) result in the applicable insurance company terminating or reducing coverage, or increasing in any material respect the amount of any premium owed by the Sellers or their Subsidiaries under the applicable insurance policy or (B) otherwise compromise, materially and adversely jeopardize or interfere with the rights of the Sellers or their Subsidiaries under the applicable policy; and

(vi)            in the event an insurance policy aggregate is exhausted, or believed likely to be exhausted, due to noticed claims, the Purchaser, on the one hand, and the Sellers, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the losses submitted by each of them (or their respective Subsidiaries) from and after the date of Closing to the Sellers’ insurance carrier(s); provided, that the Sellers may elect not to reinstate the policy aggregate.

(b)               Except as set forth in this Section 5.6(b), the Purchaser acknowledges that from and after the Closing, the Acquired Companies shall cease to be insured by the Sellers’ or their Affiliates’ respective current and historical insurance policies or programs or by any of their current and historical self-insured programs, and neither the Purchaser nor the Acquired Companies shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all right to proceeds) to cover any assets of the Acquired Companies or any Liability arising from the operation of the Business. The Sellers and their Affiliates may, effective at or after the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.6. From and after the Closing, the Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Acquired Company and the Business.

(c)               This Agreement shall not be considered an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any of the Sellers or their Subsidiaries in respect of any insurance policy or any other contract or policy of insurance.

Section 5.7                     Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement including Section 5.1, the Parties understand and agree that nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Business’ operations prior to the Closing.

Section 5.8                     Intercompany Arrangements.

(a)               As of the Closing, all accounts (including Indebtedness), except for those accounts listed on Section 5.8(a) of the Sellers Disclosure Schedule, between the Sellers and/or any of their Affiliates, on the one hand, and any of the Acquired Companies, on the other hand, shall be settled or otherwise eliminated without creating any Liability to the Purchaser or any of the Acquired Companies that would remain outstanding as of immediately after the Closing.

(b)               Effective at the Closing, other than any accounts governed by Section 5.8(a) and the Contracts listed on Section 5.8(b) of the Sellers Disclosure Schedule, all Contracts, including all obligations to provide goods, services or other benefits, between any of the Sellers or any of their Affiliates, on the one hand, and any of the Acquired Companies, on the other hand, shall be terminated without any party having any continuing obligations or Liability to the other.

Section 5.9                     Restrictive Covenants.

(a)               For one year following the Closing, subject to the other terms of this Section 5.9, the Sellers shall not (directly or indirectly through any Affiliate), and shall cause their Affiliates not to, own, hold or control any equity interests in any Person whose primary business is the manufacture, supply, distribution and sale of aspartame, sucralose, saccharin and stevia branded tabletop sweeteners, licorice extracts and licorice derivatives (such business, collectively, as conducted by the Acquired Companies on the date hereof, the “Restricted Business”) (or otherwise operate or engage in any Restricted Business); provided, however, that the foregoing shall not prohibit the Sellers or any of their Affiliates from making a passive investment in the capital stock or other interest of an issuer so long as such restricted party does not acquire, directly or indirectly, more than five percent (5%) equity interest in a Person engaged in a Restricted Business; provided, however, in the event that the Sellers or their Affiliates dispose of an investment in existence prior to Closing, and in connection with such disposition receive equity interests in a Person engaged in a Restricted Business, the five percent (5%) ownership threshold referenced herein shall increase to twenty percent (20%) solely with respect to the securities received in connection with such disposition; provided, further, nothing herein shall permit the Sellers or their Affiliates to make standalone acquisitions beyond the five percent (5%) threshold and such accretion shall only be permitted directly in connection with a relevant disposition.

(b)               For one (1) year following the Closing Date, subject to the terms of this Section 5.9, the Sellers shall not (directly or indirectly through any Subsidiary), and shall cause their Affiliates not to solicit for employment or otherwise engage (whether as an employee, consultant or otherwise) or hire any Person that is an executive officer of the Acquired Companies as of the Closing Date or any Key Business Employee, provided, however, that nothing in this Section 5.9(b) shall preclude the Sellers or their Affiliates and their respective officers, directors and employees from (A) soliciting and hiring any such individual who has not been employed by the Purchaser or its Affiliates for a period of at least six (6) months prior to commencement of employment discussions between the Sellers, or their respective officers, directors or employees and such individual, or (B) making any general or public solicitation not targeted at employees of the Purchaser or any of its Affiliates and hiring any Person who responds thereto; provided, however, that the foregoing shall not restrict publicly traded portfolio companies of the Sellers and their Affiliates, from soliciting, engaging or hiring any person; provided, further that the Sellers will not direct such otherwise unrestricted portfolio companies to take actions in contravention of this provision.

(c)               The Parties acknowledge and agree that the covenants and provisions in this Section 5.9 are reasonable in duration, geographic area and scope and separate and divisible and, if any such covenant or provision is determined to be unenforceable or invalid for any reason, it shall be reformed to have the closest possible effect, consistent with applicable Law, to the original covenant or provision and the remaining covenants shall be unaffected. Each of the Sellers acknowledges that the restrictions contained in this Section 5.9 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to enter into this Agreement and consummate the Transactions.

Section 5.10                 The Form S-4, Proxy Statement and the Purchaser Extraordinary General Meeting.

(a)               As promptly as reasonably practicable after the date of this Agreement, but in any event within the later of (i) thirty (30) days from the date hereof and (ii) ten (10) Business Days following delivery of information required to be provided by the Sellers or such later date as the Parties agree, the Purchaser will prepare and file with the SEC the Form S-4 containing a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the Transactions and to the extent required the Designated Directors (the “Proxy Statement”) in preliminary form. The Purchaser shall as promptly as reasonably practicable notify the Sellers of the receipt of any oral or written comments from the SEC relating to the Form S-4 or Proxy Statement and any request by the SEC for any amendment to the Form S-4 or Proxy Statement or for additional information. The Purchaser shall use reasonable best efforts to cooperate and provide the Sellers with a reasonable opportunity to review and comment on the Form S-4 or Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by the Sellers in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Except in the case of a Change in Recommendation pursuant to Section 5.10(d), the Purchaser Board Recommendation shall be included in the Proxy Statement. The Purchaser will use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Form S-4 or Proxy Statement. The Purchaser will cause the Proxy Statement to be transmitted to the Purchaser Shareholders as promptly as reasonably practicable, but in any event within five (5) Business Days, following the date on which the SEC confirms it has no further comments on the Form S-4 and Proxy Statement.

(b)               The Sellers acknowledge that a substantial portion of the Form S-4 and Proxy Statement shall include disclosure regarding the Business and the Acquired Companies. Accordingly, the Sellers will, as promptly as reasonably practicable after the date of this Agreement, use their respective reasonable best efforts to provide the Purchaser with all information concerning the operations and business of the Business and the Acquired Companies and the Business’s management and operations and financial condition, in each case, required or reasonably requested by the Purchaser to be included in the Form S-4 and Proxy Statement, including (i) the required financial statements of the Business prepared in accordance with SEC Guidance, including the requirements of Regulation S-X and a related consent from the Business’s independent public accountants, (ii) required selected financial data of the Business required by Item 301 of Regulation S-K and (iii) required management’s discussion & analysis for the periods required under applicable SEC Guidance. Without limiting the generality of the foregoing, the Sellers shall use their respective reasonable best efforts to cooperate with the Purchaser in connection with the preparation for inclusion in the Form S-4 and Proxy Statement of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X (it being understood that the Purchaser shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein). The Sellers shall use reasonable best efforts to make the managers, directors, officers and employees of the Acquired Companies available to the Purchaser and its counsel (and other Representatives engaged in connection with the preparation of the Form S-4 and Proxy Statement) in connection with the drafting of the Form s-4 and Proxy Statement, as reasonably requested by the Purchaser, and responding in a timely manner to comments on the Form S-4, Proxy Statement and such other filings from the SEC.

(c)               The Purchaser will take, in accordance with applicable Law, NASDAQ rules and the Purchaser Constitutional Documents, all action necessary to call, hold and convene an extraordinary general meeting of the Purchaser (including any permitted adjournment (the “Purchaser Extraordinary General Meeting”) to consider and vote upon the Purchaser Shareholder Proposals as promptly as practicable after the filing of the Form S-4 and Proxy Statement in definitive form with the SEC and in no event less than fifteen (15) Business Days (“Inside Date”) or more than thirty-five (35) days after the definitive Form S-4 and Proxy Statement is first transmitted to the Purchaser Shareholders, subject to the adjournment provisions below. Once the Purchaser Extraordinary General Meeting to consider and vote upon the Purchaser Shareholder Proposals has been called and noticed, except as required by Law, the Purchaser will not postpone or adjourn the Purchaser Extraordinary General Meeting without the consent of the Sellers (which consent will not be unreasonably withheld, conditioned or delayed) other than (1) for the absence of a quorum, or (2) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Purchaser has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Purchaser Shareholders prior to the Purchaser Extraordinary General Meeting or (3) an adjournment or postponement to solicit additional proxies from the Purchaser Shareholders to the extent the Purchaser has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Required Purchaser Shareholder Proposals, provided, that in the case of an postponement or adjournment in accordance with clause (1), (2) or (3), above, such postponement or adjournment (i) may be no more than ten (10) Business Days from the original date of the Purchaser Extraordinary General Meeting and (ii) for the avoidance of doubt shall not require the consent of the Sellers. Subject to Section 5.10(d), following delivery of the Form S-4 and Proxy Statement to the Purchaser Shareholders, the Purchaser will use reasonable best efforts to solicit approval of the Purchaser Shareholder Proposals by the Purchaser Shareholders.

(d)               Subject to this Section 5.10(d), the Purchaser Board will recommend that the Purchaser Shareholders approve the Purchaser Shareholder Proposals (the “Purchaser Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Purchaser Shareholder Proposals, the Purchaser Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Purchaser Board Recommendation (any such action a “Change in Recommendation”) if the Purchaser Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law; provided, however, that the Purchaser Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless (i) such Change in Recommendation is based upon an Intervening Event and (ii) unless the Purchaser has provided to the Sellers three (3) Business Days’ prior written notice advising the Sellers that the Purchaser Board intends to take such action and specifying the reasons therefor in reasonable detail (the “Notice Period”). During the Notice Period, if requested by the Sellers, the Purchaser shall engage in good faith negotiations with the Sellers regarding any amendment to this Agreement proposed in writing by the Sellers that would reasonably be expected to obviate the need to effect a Change in Recommendation. The Purchaser Board shall consider in good faith any proposed amendments to this Agreement and any other agreements that may be proposed in writing by the Sellers no later than 11:59 p.m., New York City time, on the last day of the Notice Period. Any material changes related to such Intervening Event shall constitute a new Intervening Event and the Purchaser shall be required to deliver a new written notice to the Sellers and again comply with the requirements of this section with respect to such new written notice. The Purchaser agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Purchaser Extraordinary General Meeting for the purpose of voting on the Purchaser Shareholder Proposals shall not be affected by any Change in Recommendation, and the Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Extraordinary General Meeting and submit for the approval of the Purchaser Shareholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation.

(e)               If at any time prior to the Closing Date, any event, circumstance or information relating to the Purchaser or the Sellers, the Acquired Companies or any of their respective Affiliates, officers or directors or other Representatives should be discovered by the Purchaser or the Sellers, as applicable, that in the reasonable judgment of the Purchaser should be set forth in an amendment or supplement to the Form S-4 and Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC by the Purchaser and disseminated to the holders of the Class A Ordinary Shares; provided that no information received by the Purchaser pursuant to this Section 5.10(e) shall be deemed to change, supplement or amend the Sellers Disclosure Schedule.

(f)                Subject to this Section 5.10, the Purchaser shall use reasonable best efforts to complete the Offer as promptly as practicable and shall not terminate or withdraw the Offer other than in connection with the valid termination of this Agreement. The Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Offer. Nothing in this Section 5.10(f) shall (i) impose any obligation on the Purchaser to extend the Offer beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of the Purchaser to terminate this Agreement in accordance its terms.

Section 5.11                 Trust. Upon satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) (including but not limited to Section 8.1(d)) and provision of notice thereof to the Trustee, in accordance with, subject to and pursuant to the Trust Agreement and the Purchaser Constitutional Documents, at the Closing, the Purchaser (a) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to (i) pay as and when due all amounts payable to the Purchaser Shareholders holding the Class A Ordinary Shares sold in the IPO who shall have previously validly elected to redeem their Class A Ordinary Shares pursuant to the Purchaser Constitutional Documents, and (ii) immediately thereafter, pay all remaining amounts then available in the Trust Account to the Purchaser for immediate use, subject to this Agreement and the Trust Agreement.

Section 5.12                 Exclusivity. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement:

(a)               None of the Sellers nor any of the Acquired Companies shall take, nor shall any of them permit any of their respective Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Purchaser and/or any of its Affiliates) concerning any purchase of any of the Acquired Companies’ equity securities or any merger, sale of substantial assets or similar transaction involving any of the Acquired Companies, other than assets sold in the ordinary course of business (each such acquisition transaction, an “Acquisition Transaction”). The Sellers shall, and shall cause the Acquired Companies and any of their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Purchaser and its Affiliates) with respect to any of the foregoing. The Purchaser hereby acknowledges that prior to the date of this Agreement, the Sellers and the Acquired Companies have provided information relating to the Acquired Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Sellers or the Acquired Companies of this Section 5.12(a). Notwithstanding the foregoing, any of the Sellers, the Acquired Companies or their respective Representatives may respond to any unsolicited proposal regarding an Acquisition Transaction by indicating that the Sellers and the Acquired Companies are subject to an exclusivity agreement and are unable to provide any information related to the Acquired Companies or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction so long as such exclusivity agreement remains in effect. The Sellers shall promptly (but in any event within forty-eight hours) notify the Purchaser if any of the Seller, any Acquired Company or any of their Representatives receive any offer for, or any solicitation to discuss or negotiate, an Acquisition Transaction.

(b)               The Purchaser shall not take, and shall cause its Affiliates and their respective Representatives not to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than the Sellers and/or any of their Affiliates) concerning any Business Combination (each such transaction, a “Business Combination Transaction”). The Purchaser shall, and shall cause its Affiliates and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than the Sellers and their Affiliates) with respect to any of the foregoing. The Sellers hereby acknowledge that prior to the date of this Agreement, the Purchaser has provided information relating to the Business Combination and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Business Combination Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for a Business Combination Transaction without any breach by the Purchaser of this Section 5.12(b). Notwithstanding the foregoing, the Purchaser, any of its Affiliates and any of its or their respective Representatives may respond to any unsolicited proposal regarding a Business Combination Transaction by indicating that the Purchaser is subject to an exclusivity agreement and is unable to entertain any proposals or offers or engage in any negotiations or discussions concerning a Business Combination Transaction so long as such exclusivity agreement remains in effect. The Purchaser shall promptly (but in any event within forty-eight hours) notify the Sellers, if the Purchaser or any of its Representatives receives any offer for, or any solicitation to discuss or negotiate, an Business Combination Transaction.

Section 5.13                 Additional Financing.

(a)               At any time from and after the date hereof, the Purchaser may, at its sole discretion, procure additional equity financing in the form of the issuance and sale of additional Class A Ordinary Shares from Persons and on terms reasonably acceptable to the Sellers (the “Additional Equity Financing”).

(b)               The Purchaser shall, in consultation with the Sellers, use reasonable best efforts to, as promptly as possible after the date hereof, obtain a binding commitment for a “term loan B” facility on the terms set forth on Section 5.13 of the Seller Disclosure Letter (such commitment letter, a “Term Loan B Commitment Letter”, and such financing, the “Term Loan B Financing”).

Section 5.14                 Financing.

(a)               The Purchaser shall, in consultation with the Sellers, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain and consummate the Debt Financing (or, in the event any portion or all of the Debt Financing becomes unavailable, alternative debt or equity financing (in an amount sufficient, together with the remaining Debt Financing, if any, and any other sources available to the Purchaser, to fund the payment of the Aggregate Cash Obligations and satisfy any other obligations of the Purchaser contemplated hereunder) from the same or other sources (such portion from sources other than any source providing the Debt Financing contemplated by the Debt Commitment Letter as of the date hereof, the “Alternate Financing”)), including using its reasonable best efforts to (i) in accordance with and subject to the terms and conditions set forth therein, maintain in effect the Debt Commitment Letter until the occurrence of the Closing, (ii)  negotiate and enter into definitive agreements with respect to the Financing on terms and conditions no less favorable to the Purchaser (including, if necessary, the flex provisions) than those contained therein on the date of this Agreement, subject to any amendments or modifications thereto permitted by the last sentence of this Section 5.14(a), (iii) on or before the Closing Date, satisfy (or obtain a waiver of) all conditions applicable to the Purchaser that are within its control and contained in the Debt Commitment Letter or any definitive agreements related to the Debt Financing, including the payment of any fees on or substantially concurrently with the Closing Date to the extent required as a condition to the Debt Financing, (iv) comply with its obligations under the Debt Commitment Letter and any definitive agreements related to the Debt Financing in accordance with and subject to the terms and conditions set forth therein, (v) perform and satisfy its obligations under the Debt Commitment Letter at or prior to the Closing, (vi) fully enforce its rights under the Debt Commitment Letter or any definitive agreements related to the Debt Financing and (vii) consummate the Debt Financing at or prior to the Closing. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall the foregoing sentence or the “reasonable best efforts” of the Purchaser be deemed or construed to require the Purchaser to, and the Purchaser shall not be required to (i) pay fees to the Debt Providers in the aggregate in excess of those contemplated by the Debt Commitment Letter or (ii) agree to terms that are less favorable than any terms set forth in the Debt Commitment Letter (including the “market flex” provisions of any fee letters executed in connection therewith) or any related agreements executed in connection therewith. In each case, the Purchaser shall keep the Sellers informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. The Purchaser shall give the Sellers prompt written notice upon becoming aware of, or receiving notice or any other communication with respect to, any actual breach of or default under the Debt Commitment Letter or any definitive agreements related to the Debt Financing, or any actual termination, withdrawal or rescission of the Debt Commitment Letter or any credit agreement related to the Debt Financing, in each case, prior to the Closing. Notwithstanding anything in this Agreement to the contrary, the Purchaser expressly acknowledges and agrees that neither the availability nor terms of the Debt Financing or any Alternate Financing are conditions to the obligations of the Purchaser to consummate the Transactions, and the Purchaser reaffirms its obligation to consummate the Transactions subject to the express conditions set forth in Article VIII, irrespective and independent of the availability or terms of the Debt Financing or any Alternate Financing, the Purchaser’s use of efforts in accordance with this Section 5.14, or otherwise. The Purchaser shall not, without the prior written consent of the Sellers, amend, modify, supplement or waive any provision of the Debt Commitment Letter or any definitive agreements related to the Debt Financing in a manner that would reasonably be expected to (i) add any additional condition (or expand any existing condition) to funding of the Debt Financing, or (ii) adversely affect the ability to enforce any rights thereunder or (iii) prevent or materially delay the Closing.

(b)               Prior to the Closing, the Sellers shall, and shall cause the Acquired Companies to, and shall use their reasonable best efforts to cause their Representatives to, provide all cooperation that is necessary, customary or advisable and reasonably requested by the Purchaser in writing to assist the Purchaser and the Debt Providers in the arrangement of the Debt Financing, including, without limitation, to use reasonable best efforts to: (i) cause the management of the Acquired Companies to participate in a reasonable number of meetings, presentations, sessions with rating agencies, sessions with the Debt Providers and/or other prospective lenders and due diligence sessions, in each case, with appropriate seniority and expertise; (ii) provide reasonable and customary assistance with the preparation of materials for rating agency presentations, marketing materials customary for syndicated bank financings, bank information memoranda and related lender materials, provide customary authorization letters authorizing the distribution of information to prospective lenders in connection with a syndicated bank financing (including customary accuracy and material non-public information representations) and provide reasonable cooperation with due diligence efforts of the Debt Providers; (iii) obtain documents, instrument and agreements reasonably requested by the Purchaser or the Debt Providers relating to the payoff letters described in Section 5.20; (iv) promptly provide all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and, as applicable, any beneficial ownership regulations, relating to the Acquired Companies, in each case, as reasonably requested at least eight (8) Business Days prior to the Closing Date by the Purchaser; (v) furnish to the Purchaser and the Debt Providers the Required Information and reasonable access to the Acquired Companies’ certified independent auditors in relation to such Required Information; (vi) cooperate to facilitate the identification, pledging and granting of security interests in, and obtaining perfection of any liens on, collateral in connection with the Debt Financing; (vii) assist in the preparation of financial projections and pro forma financial information (it being understood that the Purchaser shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein); (viii) be available to provide and execute documents as may be reasonably requested by the Purchaser and as are customary for transactions of the type contemplated by this Agreement and that are not effective until as of or after the Closing Date, including assisting with the preparation of, and executing and delivering, customary closing certificates; and (ix) assist in the negotiation of one or more credit agreements, pledge and security documents and currency or interest hedging agreements and in the preparation of schedules thereto; provided, that nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Sellers or any of their Affiliates, (B) require the Sellers or any of their Affiliates to agree to pay any commitment or other fees, reimburse any expenses, provide any security prior to Closing, or otherwise incur any liability or give any indemnities, (C) require delivery of any opinion or (D) require the Sellers or any of their Affiliates to take any action that would reasonably be expected to conflict with, or result in any material (with respect to Contracts) violation or breach of, or default (with or without notice or lapse of time, or both) under, any organizational document of the Sellers or any of their Affiliates, any applicable Law or any Contract to which any Seller or the Acquired Companies is a party; and provided, further, that none of the Sellers, the Acquired Companies, their respective Affiliates nor any Persons who are employees, directors or officers thereof shall be required to (I) pass resolutions or consents (except those which are subject to the occurrence of the Closing Date) to approve or authorize the Debt Financing, or deliver any certificates in connection with the Debt Financing (other than any customary authorization letters described in 5.14(b)(ii) above) prior to Closing, (II) pass resolutions or consents, or execute any agreement or certificates, unless the relevant employees, directors or officers will continue in such positions (or similar positions) after Closing or (III) prepare any pro forma financial information or statements (it being understood that the Purchaser shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein) or deliver any information or take any action set forth in the proviso of the definition of “Required Information.”

(c)               The Purchaser shall promptly, upon written request by the Sellers, reimburse the Sellers for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees of one outside counsel and any necessary additional counsel to the extent local or regulatory counsel are required, or to the extent necessary to address a conflict or potential conflict) incurred by the Sellers or any of their Subsidiaries (including the Acquired Companies, whose costs and expenses in connection with the Debt Financing shall, notwithstanding anything to the contrary herein, be the sole responsibility of the Purchaser) or their respective Representatives in connection with the Debt Financing or any other Financing, including the cooperation contemplated in respect of the Debt Financing by this Section 5.14, or in connection with Section 5.20 below, and shall indemnify and hold harmless the Sellers, their Subsidiaries and their respective Representatives from and against any and all Liabilities suffered or incurred by any of them in connection with the Debt Financing or any other Financing, including the cooperation contemplated in respect of the Debt Financing by this Section 5.14, or in connection with Section 5.20 below, and any information used in connection therewith, except for any such all losses and other Liabilities which are determined by a final non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, gross negligence, Fraud or willful misconduct or material breach of this Agreement by the Sellers, the Acquired Companies and their respective Affiliates, directors, officers, employees, agents and Representatives.

(d)               For purposes of this Section 5.14, the term “Debt Financing” shall also be deemed to include any Alternate Financing, and the term “Debt Commitment Letter” shall also be deemed to include any commitment letter in respect of Alternate Financing.

(e)               All non-public or otherwise confidential information regarding the Sellers or any of their Affiliates obtained by the Purchaser or any of its Affiliates or its or their respective Representatives pursuant to this Section 5.14 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Purchaser shall be permitted to disclose information as necessary and consistent with customary practices in connection with the Financing subject to customary confidentiality arrangements reasonably satisfactory to the Sellers.

Section 5.15                 Release. Effective upon and following the Closing, except as otherwise set forth herein, the Purchaser, on its own behalf and on behalf of the Acquired Companies and each of their respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges the Sellers, their Affiliates and each of its and its Affiliates’ former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (each a “Related Party” and collectively the “Related Parties”), and each of their respective successors and assigns and each of their respective Related Parties (collectively the “Seller Released Parties”) from all disputes, claims, losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter occurring prior to the Closing (other than as contemplated by this Agreement), including for controlling equityholder liability, liabilities of the Acquired Companies, or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Seller Released Parties; provided however, that nothing in this Section 5.15 shall release the Seller Released Parties from their obligations under this Agreement.

Section 5.16                 Section 16. Prior to the Closing, the Purchaser Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Class A Ordinary Shares by the Purchaser, in each case, pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization”) of the Acquired Companies who is expected to become a “covered person” of the Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 5.17                 Directors’ and Officers’ Indemnification and Insurance.

(a)               The Parties acknowledge and agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of any of the Acquired Companies or their Affiliates or the Purchaser and each Person who served at the request of the Acquired Companies or the Purchaser as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (the “D&O Indemnified Persons”), as provided in the Organizational Documents of any of the Acquired Companies or their Affiliates in effect on the date of this Agreement and made available to the Purchaser, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement and made available to the Purchaser, in each instance, with respect to matters occurring prior to or at the Closing, shall survive the consummation of the Transactions and shall continue in full force and effect and that any of the Acquired Companies or their Affiliates will perform and discharge their respective obligations to provide such indemnity and exculpation from and after the Closing for a period of six (6) years or until the settlement or final adjudication of any Action commenced during such period. The Purchaser shall cause the Purchaser Constitutional Documents to contain provisions with respect to indemnification, exculpation and advancement of the D&O Indemnified Persons no less favorable to the D&O Indemnified Persons than set forth in the Organizational Documents of the Acquired Companies and their Affiliates, as in effect on the date of this Agreement and made available to the Purchaser, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would be reasonably expected to adversely affect the rights of any D&O Indemnified Person thereunder except as is required under applicable Law. From and after the Closing, the Purchaser shall cause the Acquired Companies and their Affiliates to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.17.

(b)               From and following the Closing Date, the Purchaser, shall, and shall cause the Acquired Companies and their Affiliates to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each of the D&O Indemnified Persons against any liabilities, losses, penalties, fines, claims, damages, reasonable and documented out-of-pocket costs or expenses in connection with any actual or threatened, in writing, Action, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred in such D&O Indemnified Person’s capacity as a director or officer of any of the Acquired Companies or their Affiliates, or in such D&O Indemnified Person’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of any of the Acquired Companies or their Affiliates, in each instance before the Closing Date (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of any of the Acquired Companies or their Affiliates). In the event of any such Action, the Purchaser and the Acquired Companies and their Affiliates, as applicable, shall reasonably however cooperate with the D&O Indemnified Person in the defense of any Action; provided, that none of the Purchaser and the Acquired Companies and their Affiliates shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)               For a period of six (6) years from the Closing Date, the Purchaser shall maintain directors’ and officers’ liability insurance covering (as direct beneficiaries) all D&O Indemnified Persons, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the Acquired Companies and their Affiliates (the “Current Policies”), and with such other terms as are no less favorable than those in the Current Policies; provided, however, that (i) in no event shall the Purchaser be obligated to pay annual premiums greater than 250% of such premiums paid or payable as of the date of this Agreement and (ii) if the annual premium for such coverage and amount of insurance would exceed 250% of such current annual rate, the Purchaser shall provide the maximum coverage which shall then be available at an annual premium not exceeding 250% of such rate. The Purchaser shall maintain any such directors’ and officers’ liability insurance in full force and effect for its full term, and honor all obligations thereunder (including the payment of any applicable premiums).

(d)               If the Purchaser or any of its respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company, corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser shall assume all of the obligations of the Surviving Company set forth in this Section 5.17.

(e)               The provisions of this Section 5.17 shall survive the Closing and are (i) intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, and each D&O Indemnified Person’s heirs, legatees, representatives, successors and assigns, and shall be binding on all successors and assigns of the Purchaser and may not be terminated or amended in any manner adverse to such D&O Indemnified Person without its prior written consent and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.18                 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid (i) in the case of the Sellers, by the Sellers, and (ii) in the case of the Purchaser, by the Purchaser; provided, that, in the event that the Closing is consummated, at the Closing, except as otherwise set forth herein, the Purchaser shall pay all Transaction Costs incurred by the Sellers and Acquired Companies subsequent to July 21, 2019. Notwithstanding the preceding sentence, the Sellers shall be responsible for any brokerage, finder’s, investment banker’s, financial advisor or other fee, commission or like payment paid or payable by an Acquired Company solely as a result of or in connection with the consummation of the Transactions.

Section 5.19                 Transaction Litigation. Each of the Purchaser and the Sellers shall cooperate with the other and use reasonable best efforts in the defense or settlement of any Action relating to the Transactions which is brought or threatened in writing against (a) the Purchaser, any of its Subsidiaries and/or any of their respective directors or officers, or (b) the Sellers, any of their Subsidiaries and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Party reasonably and promptly informed of any developments in connection with any such Action, and (ii) utilizing counsel reasonably agreeable to both the Purchaser and the Sellers (such agreement to counsel not to be unreasonably withheld, conditioned or delayed) and (iii) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.20                 Release from Loan Agreements. At or prior to the Closing, the Sellers shall have delivered or caused to be delivered to the Purchaser one or more customary payoff letters, which letters reflect the termination of all guaranties of the Existing Credit Agreements by the Acquired Companies and the release of all Liens securing the Existing Credit Agreements and relating to (a) the Transferred Equity Interests, (b) the properties and assets of the Acquired Companies and (c) all assets included in the Transferred Assets and Liabilities upon receipt of the amounts indicated in such payoff letters, together with customary UCC-3 termination statements and customary terminations or releases that are necessary to terminate or release, as the case may be, the Acquired Companies from all such Liens securing the Existing Credit Agreements on the Acquired Companies’ properties and assets.

Section 5.21                 Other Disclosure.

(a)               Between the date of this Agreement and the earlier of the Closing or the termination of this Agreement, in connection with the preparation of any Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, including the Current Report on Form 8-K announcing the Closing (the “Super 8-K”) or any other statement, filing, notice or application (including any amendments or supplements thereto) made by or on behalf of the Purchaser, the Sellers and/or any of the Acquired Companies to any Governmental Entity in connection with the Transactions (each, a “Reviewable Document”), the Purchaser and the Sellers shall, upon request by the other, use their reasonable best efforts to furnish the other with all information reasonably necessary or advisable in connection with the preparation of such materials, which information provided shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b)               Whenever any event occurs which would reasonably be expected to result in any Reviewable Document containing any untrue statement of a material fact or omitting to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Purchaser or the Sellers, as the case may be, shall promptly inform the other party of such occurrence and shall use their reasonable best efforts to furnish to the other party any information reasonably related to such event and any information reasonably necessary or advisable in order to prepare an amendment or supplement to such Reviewable Document in order to correct such untruth or omission.

(c)               The Sellers shall cooperate in good faith with respect to the preparation of the Super 8-K, and use their respective reasonable best efforts to provide the Purchaser with all information reasonably requested by the Purchaser and required to be included by SEC Guidance in such filing, including (i) the required financial statements of the Business, (ii) the selected financial data of the Business required by Item 301 of Regulation S-K and (iii) required management’s discussion & analysis for the applicable periods presented. Without limiting the generality of the foregoing, the Sellers shall use their respective commercially reasonable efforts to cooperate with the Purchaser in connection with the preparation for inclusion in the Super 8-K of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X (it being understood that the Purchaser shall be responsible for the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, capitalization, ownership or other pro forma adjustments that may be included therein). The Sellers shall use commercially reasonable efforts to make the managers, directors, officers and employees of the Acquired Companies available to the Purchaser and its counsel in connection with the drafting of the Super 8-K, as reasonably requested by the Purchaser; provided that doing so does not unreasonably interfere with the ongoing operations of the Business.

Section 5.22                 Deferred Shares. Immediately following the Closing, the Sellers, the Purchaser, the Purchaser Sponsor and the Purchaser’s transfer agent shall enter into an Escrow Agreement pursuant to which (i) (A) three million (3,000,000) Class A Ordinary Shares (which, for the avoidance of doubt, will be converted at Closing from Class B Ordinary Shares) (the “Initial Escrowed Sponsor Shares”) and (B) two million (2,000,000) Class A Ordinary Shares (which, for avoidance of doubt, will be converted at Closing from Class B Ordinary Shares) (the “Secondary Escrowed Sponsor Shares,” and collectively, with the Initial Escrowed Sponsor Shares, the “Escrowed Sponsor Shares”), in each instance, held by the Purchaser Sponsor shall be held subject to the Escrow Agreement and all share certificates (if any) in respect of the Escrowed Sponsor Shares shall be deposited into an escrow account (the “Sponsor Escrow”) and (ii) one million (1,000,000) Class A Ordinary Shares that will be issued to the Sellers at the Closing in addition to the Purchaser Ordinary Shares Consideration (the “Escrowed Seller Shares”) shall be held subject to the Escrow Agreement and all share certificates (if any) in respect of the Escrowed Seller Shares shall be deposited into an escrow account (the “Sellers Escrow”), in each case established and maintained by the Purchaser’s transfer agent. The Sponsor Escrow and Seller Escrow shall also hold all dividends, distribution, or other proceeds as may be paid with respect to the Escrowed Sponsor Shares and Escrowed Seller Shares, respectively. Upon the occurrence of a Trigger Event (or in the case of a Trigger Event that is a Change in Control, immediately prior to the consummation of such Change in Control), the Purchaser Sponsor shall cause the Purchaser’s transfer agent to release the Initial Escrowed Sponsor Shares from the Sponsor Escrow to the Purchaser Sponsor or its designee and to release to the Sellers or their designee the Escrowed Seller Shares from the Sellers Escrow. Upon the occurrence of a Secondary Trigger Event (or in the case of a Secondary Trigger Event that is a Change in Control, immediately prior to the consummation of such Change in Control), the Purchaser Sponsor shall cause the Purchaser’s transfer agent to release the Secondary Escrowed Sponsor Shares from the Sponsor Escrow to the Purchaser Sponsor or its designee. In no event shall any Escrowed Sponsors Shares be released from the Sponsor Escrow unless a proportionate number of Escrowed Seller Shares are simultaneously released from the Sellers Escrow, and vice versa. For so long as the Escrowed Sponsor Shares are held in the Sponsor Escrow, the Purchaser Sponsor shall have the right to vote such shares. For so long as the Escrowed Sponsor Shares are held in the Sellers Escrow, the Sellers shall have the right to vote such shares.

Section 5.23                 Seller Liability. Until the later of (a) the completion of payments pursuant to Section 2.5(h) and (b) for such time as the Sellers may have Liability in accordance with Section 10.2, the Sellers hereby covenant and agree that (i) Flavors Holdings shall remain in existence, not dissolve, not liquidate or otherwise wind down its business and affairs; and (ii) Flavors Holdings shall not take any action that would reasonably be expected to cause it to be unable to satisfy the Sellers’ potential obligations or Liabilities under Section 2.5(h) or Section 7.10 or otherwise circumvent such obligations.

Section 5.24                 Withholding Exemption. The Sellers shall use reasonable best efforts to obtain necessary certifications or other governmental approvals or documentation so that no Luxembourg withholding tax will apply in connection with distributions from Merisant Luxembourg that are attributable to distributable reserves in existence prior to Closing (the “Luxembourg Withholding Exemption”). Purchaser shall cooperate in good faith with Sellers and shall provide such assistance to Sellers as Sellers reasonably request in connection with obtaining the Luxembourg Withholding Exemption.

Section 5.25                 Domestication. Prior to the Closing, Purchaser shall take or cause to be taken all such action as may be necessary or appropriate in order to effectuate, prior to the Closing, the domestication of the Purchaser into a Delaware corporation, merger of the Purchaser into a Delaware corporation, or other similar transaction that results in the jurisdiction of organization of the Purchaser being Delaware (the “Domestication”). The manner and terms of effecting the Domestication shall be agreed by the Sellers and the Purchaser, and without limiting the foregoing, promptly after the date hereof, the Sellers and the Purchaser shall agree on the form and content of the Domestication Organizational Documents, which shall be consistent in substance with the Investors Agreement and the Organizational Documents (other than the elimination of Class B Ordinary Shares). Sellers shall reasonably cooperate with Purchaser to facilitate Purchaser’s compliance with the foregoing obligation to effectuate the Domestication.

Article VI

EMPLOYEE MATTERS

Section 6.1                   Terms and Conditions of Employment. With respect to each Business Employee, the Purchaser shall maintain, for a period of at least twelve (12) months following the Closing Date, (i) the same or higher wage rate or base salary level in effect for such Business Employee immediately prior to the Closing, (ii) short- and long-term incentive compensation opportunities that are, in the aggregate, no less favorable than those in effect immediately prior to the Closing for such Business Employee (except, in accordance with the terms set forth herein, that the Sellers shall retain all liability for any equity compensation that accrued in the period prior to the Closing), and (iii) employee benefits and fringe benefits that are no less favorable, in the aggregate, than those in effect for such Business Employees immediately prior to the Closing. As of and after the Closing, the Purchaser shall provide each Business Employee with full credit, for all purposes under any Business Benefit Plan and each other employee benefit plan, policy, agreement or arrangement sponsored, maintained or contributed to by the Purchaser or any of its Affiliates, for such Business Employee’s service prior to the Closing with the Sellers or any of their respective Affiliates, to the same extent such service is recognized by the Sellers and their respective Affiliates immediately prior to the Closing; provided that such service shall not be credited for purposes of benefit accrual under any final average pay defined benefit pension plan.

Section 6.2                   Health Coverage. The Purchaser shall cause each Business Employee and his or her eligible dependents to be covered on and after the Closing by a group health plan or plans maintained by the Purchaser and its Affiliates that (i) comply with the provisions of Section 6.1, (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Business Employee or dependent (other than any limitation already in effect under the applicable group health Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Benefit Plan, and (iii) provide each Business Employee full credit under the Purchaser or its applicable Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the applicable Business Employee under the applicable group health Benefit Plan and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Benefit Plan or the Purchaser or its applicable Affiliate’s group health plans.

Section 6.3                   Accrued Vacation, Sick Leave and Personal Time. Effective as of the Closing, the Purchaser shall recognize all Liabilities with respect to accrued but unused vacation time for all Business Employees. The Purchaser shall allow Business Employees to use the vacation, sick leave and personal time assumed and recognized pursuant to this Section 6.3 in accordance with the terms of the Purchaser’s and its applicable Affiliates’ programs in effect from time to time (in addition to, and not in lieu of, any vacation accrued under the applicable vacation plans or policies of the Purchaser or its Affiliates on or following the Closing, without regard to any accrual limits set forth in such plans or policies).

Section 6.4                   Severance. With respect to each Business Employee whose employment is terminated during the period commencing on the Closing Date and ending twelve (12) months after the Closing Date, the Purchaser shall provide such Business Employee with severance benefits at least equal in value to the severance benefits set forth in Section 6.4 of the Sellers Disclosure Schedule, taking into account such Business Employee’s service with the Sellers and their Affiliates (including any predecessor service recognized pursuant to Section 6.1) prior to the Closing and with the Purchaser and its Affiliates on and after the Closing, subject to such Business Employee’s execution, non-revocation and compliance with a general release of claims in favor of the Purchaser and its Affiliates in a form acceptable to the Purchaser.

Section 6.5                   Non-U.S. Business Employees. In the case of Business Employees whose primary work location is outside of the United States of America (“Non-U.S. Business Employees”), the Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of this Article VI, comply with any additional obligations or standards arising under applicable Laws governing the terms and conditions of their employment or severance of employment in connection with the Transactions. In the event that the Purchaser and its Affiliates, with respect to any Non-U.S. Business Employee, either (i) do not provide a mirror benefit plan that is identical to the provisions that are in effect as of immediately prior to the Closing under each Benefit Plan in which such Non-U.S. Business Employee was covered or eligible for coverage immediately prior to the Closing and an offer of employment that complies with the requirements of this Article VI, or (ii) amend or otherwise modify at or after the Closing any such mirror benefit plan or other term or condition of employment applicable to such Non-U.S. Business Employee’s employment with the Purchaser or its Affiliates as of the Closing, which, in either case results in any obligation, contingent or otherwise, of the Sellers or their Affiliates to pay any severance or other benefits (including such benefits required under applicable Laws) to any Non-U.S. Business Employee or any additional Liability is incurred by the Sellers or their Affiliates in connection therewith, the Purchaser shall, and shall cause its Affiliates to, reimburse and otherwise indemnify and hold harmless the Sellers and their Affiliates for all such severance, other benefits and additional Liabilities.

Section 6.6                   Business Benefit Plans. Without limiting any provision of this Article VI, effective as of the Closing Date, the Purchaser shall cause each of the Acquired Companies to retain (or cause another Affiliate of the Purchaser to assume or become a party to, as applicable), and honor (i) all Business Benefit Plans and all Liabilities thereunder, and (ii) all Liabilities relating to the employment or service (or termination thereof) of the Business Employees, whether arising prior to, on or after the Closing Date. The Purchaser shall have the right to amend any and all Business Benefit Plans in accordance with their terms to the extent permitted under the terms of such Business Benefit Plans.

Section 6.7                   No Third-Party Beneficiaries; No Modification. The provisions of this Article VI are solely for the benefit of the Parties to this Agreement, and no Business Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement as a result of this Article VI. In no event shall any provision of this Article VI be deemed to create or amend any Benefit Plan or other employee benefit plan or to create any enforceable rights under any such plan.

Article VII

TAX MATTERS

Section 7.1                   Tax Year. The Parties shall treat the taxable year of the Acquired Companies as ending on the Closing Date where required or allowable by Law and, except as provided under the “next day rule” of Treasury Regulations Section 1.1502-76, shall allocate income to the period ending on the Closing Date based on a closing of the books as of the Closing Date. The Parties hereto agree that no ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2)(ii) or any other similar Law shall be made with respect to the Transactions. In accordance with Treasury Regulations Section 1.1502-76 and any similar Law, any income or gain related to any extraordinary transaction that occurs on the Closing Date after the Closing shall be allocated to the taxable period beginning after the Closing Date. The Purchaser shall not take, or cause or permit any Acquired Company to take, any action outside of the ordinary course of business on the Closing Date after the Closing.

Section 7.2                   Pre-Closing Tax Returns.

(a)              With respect to any Tax Return of an Acquired Company for any Pre-Closing Tax Period that is required to be filed after the Closing Date (a “Pre-Closing Tax Return”), the Sellers shall appoint and engage, at the Sellers’ expense, a professional tax preparation firm (“Tax Preparer”) of its choosing to prepare and file any such Tax Return. Without limiting the generality of Section 7.4, the Purchaser shall, and shall cause its Affiliates (including, after the Closing, the Acquired Companies) to, engage and cooperate with each such Tax Preparer in preparing and filing any Pre-Closing Tax Return. The Parties shall instruct the Tax Preparer to provide each of the Sellers and the Purchaser with a copy of any such Pre-Closing Tax Return at least forty-five (45) days prior to the due date thereof (taking into account any applicable extensions) for review and comment. The Sellers and Tax Preparer shall prepare, or cause to be prepared, and the relevant Acquired Company shall timely file, or cause to be timely filed, such Pre-Closing Tax Return in a manner consistent with the past practices, elections, and methods of the relevant Acquired Company, except as required by applicable Law. Tax Preparer shall revise such Tax Return to reflect any reasonable comments received from the Sellers not later than ten (10) days before the due date thereof (taking into account any extensions). The Purchaser shall not amend or revoke (or permit any of its Affiliates (including, after the Closing, the Acquired Companies) to amend or revoke) any Tax Return of any Acquired Company for any taxable period ending on or before, or including, the Closing Date (or any notification or election relating thereto) without the prior written consent of the Sellers.

(b)              The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Acquired Companies for any Straddle Period (each a “Straddle Period Return”) in a manner that is consistent with the past practices, elections, and methods of the Acquired Companies, except as required by applicable Law. The Purchaser shall deliver to the Sellers for their review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of each such Tax Return at least forty-five (45) days prior to the due date (taking into account any extensions). The Purchaser shall reflect on any such Tax Return any reasonable comments provided by the Sellers not later than ten (10) days before the due date for filing such Tax Returns (taking into account applicable extensions). To the extent not already addressed by Section 7.1 or the first sentence of this Section 7.2(b), for purposes of the allocation of Taxes during a Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Acquired Companies for the portion of the Straddle Period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Acquired Companies for a Straddle Period that relates to the portion of the Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 7.3                   Sellers’ Consolidated, Combined, Unitary Tax Return. Notwithstanding any other provision of this Agreement, (i) the Sellers shall be entitled to control in all respects, and neither the Purchaser nor any of their Affiliates (including, after the Closing Date, the Acquired Companies) shall have any rights in respect of (1) any Tax Return of the Sellers or a member of the Sellers Group or (2) any Combined Tax Return; and (ii) the Sellers shall not be required to provide any person with any such Tax Return or copy thereof (provided that to the extent that such Tax Returns would be required to be delivered but for this Section 7.3, the person that would be required to deliver such Tax Returns shall instead deliver pro forma Tax Returns relating solely to the Acquired Companies).

Section 7.4                   Cooperation.

(a)               Each Party shall, and shall cause their Affiliates to, provide to the other Party such cooperation, documentation and information as either of them reasonably may request (including the provision of any necessary powers of attorney) in (a) filing any Tax Return, amended Tax Return or claim for refund; (b) preparing financial accounting statements; (c) cooperating with financial statement auditors (including providing any requested information); (d) determining a liability for Taxes or a right to a refund of Taxes; and (e) conducting any audit, litigation, or Tax proceeding. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Notwithstanding anything to the contrary in this Agreement, in no event shall the Sellers or any of their Affiliates be required to provide any Person with any Tax Return or copy of any Tax Return of (x) the Sellers or any of their Affiliates or (y) a consolidated, combined, or unitary group that includes the Sellers or any of their Affiliates. Each Party shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense (provided, that any such notice must in any event be made in writing at least sixty (60) days prior to such disposition).

Section 7.5                     Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall pay, when due, and be responsible for, any sales, use, transfer (including any indirect real estate transfer), documentary, stamp, value-added, goods and services or similar Taxes and related fees (“Transfer Taxes”) imposed on or payable with respect to the transactions undertaken pursuant to Article II. The Party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. The Sellers and the Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 7.6                     Tax Sharing Agreements. The Sellers shall terminate or cause to be terminated, on or before the Closing Date the rights and obligations of the Acquired Companies pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Acquired Companies, on the one hand, and the Sellers or any of their Subsidiaries (other than the Acquired Companies), on the other hand, are parties, and neither the Sellers nor any of their Affiliates nor any of the Acquired Companies shall have any rights, obligations or Liabilities thereunder after the Closing in respect of such agreements or arrangements.

Section 7.7                     Post-Closing Matters. The Purchaser shall not make (or permit to be made) (a) any election under Sections 336 or 338 of the Code with respect to the acquisition of any Acquired Company or (b) any election with respect to any Acquired Company (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date or could affect any transaction occurring on or prior to the Closing Date.

Section 7.8                     Tax Elections.

(a)               The Sellers agree to (a) make an election under Treas. Reg. 1.1502-36(d)(6)(i) to reduce the Tax basis the relevant Seller has in its shares of the relevant Acquired Company in the amount necessary to avoid reducing the Tax attributes of such Acquired Company; provided, however, that such Seller shall not be required to make an election under Treas. Reg. 1.1502-36(d)(6)(i) if such an election is not necessary to avoid reducing the tax attributes of the relevant Acquired Company, and (b) without the prior written consent of the Purchaser, to not make any other election under Treas. Reg. §1.1502-36 that would eliminate or reduce the Tax basis of any asset held by an Acquired Company on the Closing Date or any credit or other favorable Tax attribute (such as a net operating loss or capital loss carryover) of the Acquired Companies in existence on the Closing Date or increase any of the Acquired Companies’ taxable income for any period ending after the Closing Date.

(b)               The Sellers agree to recognize and report gain on the sale of the assets of the entities set forth on Section 7.8(b) of the Sellers Disclosure Schedule in accordance with the requirements of Section 197(f)(9)(B) of the Code and Treasury Regulations Section 1.197-2(h)(9).

Section 7.9                     Purchase Price Allocation.

(a)               Within sixty (60) days of determination of the final Purchase Price pursuant to Section 2.5, the Purchaser shall provide to the Sellers a schedule allocating the portion of the Purchase Price (including all relevant Liabilities) attributable to the shares of the Acquired Companies and the Transferred Assets and Liabilities (the “Purchase Price Allocation Schedule”). The Purchase Price Allocation Schedule shall be prepared in accordance with the applicable provisions of the Code and the allocation(s) set forth in Section 7.9 of the Sellers Disclosure Schedule (the “Allocation Principles”). If within thirty (30) days of receiving the Purchase Price Allocation Schedule, the Sellers have not objected, the Purchase Price Allocation Schedule shall be final and binding. If within thirty (30) days the Sellers object to the Purchase Price Allocation Schedule, the Sellers and the Purchaser shall work in good faith to resolve any disputes, provided that if after thirty (30) days, the Sellers and the Purchaser are unable to agree, the Parties shall use the procedures set forth in Section 2.5(e) to resolve their dispute; provided, that any Purchase Price Allocation Schedule determined by the Independent Accounting Firm shall be subject to and consistent with the Allocation Principles. The determination of the Independent Accounting Firm shall be final and binding on all Parties. The cost of the Independent Accounting Firm shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser.

(b)               The Sellers and the Purchaser shall (1) make appropriate adjustments to the Purchase Price Allocation Schedule to reflect changes in the Purchase Price, (2) file all Tax Returns (and cause their respective Affiliates and Persons that are treated as owning the equity of any of the Acquired Companies for Income Tax purposes to file all Tax Returns) consistently with the Purchase Price Allocation Schedule (as appropriately adjusted) and (3) not take any position during the course of any audit or other legal Action that is inconsistent with such Purchase Price Allocation Schedule, unless required by a determination of the applicable Taxing Authority that is final.

Section 7.10                 Tax Indemnity and Procedures.

(a)               From and after the Closing, the Sellers agree to jointly and severally indemnify the Purchaser, the Acquired Companies and their Affiliates for any Indemnified Taxes.

(b)               The Purchaser shall promptly notify the Sellers upon receipt of any written notice of any Tax audit or administrative or judicial Tax proceeding for any Acquired Company (a “Tax Contest”) for any Indemnified Taxes. Following the Closing, the Sellers shall control the conduct of any Tax Contest or portion thereof related to Indemnified Taxes; provided, however, that (i) the Purchaser, at its own expense, shall have the right to participate in any such Tax Contest controlled by the Sellers pursuant to this Section 7.10(b) and (ii) the Sellers shall not, and shall not allow any Acquired Company to, settle, resolve or abandon a Tax Contest that could result in the Purchaser or any of its Affiliates incurring a Tax that is not an Indemnified Tax without the prior written consent of the Purchaser (which shall not be unreasonably withheld, delayed, or conditioned).

Section 7.11                 Audit Adjustments and Refunds.

(a)               If the Purchaser or any of its Affiliates (including, after the Closing Date, the Acquired Companies) derives a Tax Benefit as a result of any audit adjustment (or adjustment in any other audit or other legal Action) made with respect to any Tax Item by any Taxing Authority with respect to Taxes for which the Sellers are responsible under Section 7.10, then the Purchaser shall pay to the Sellers the amount of such Tax Benefit within fifteen (15) days of filing the Tax Return in which such Tax Benefit is realized or utilized.

(b)              The Purchaser shall pay (or cause to be paid) to the Sellers any refunds of Taxes for which the Sellers are liable pursuant to Section 7.10(a) that are received in cash by the any of the Acquired Companies (or the Purchaser or any Affiliate of the Purchaser on behalf of any of the Acquired Companies), and any amounts credited against cash Taxes otherwise payable to which any of the Acquired Companies (or the Purchaser or any Affiliate of the Purchaser on behalf of any of the Acquired Companies) becomes entitled. Any payments required to be made under this Section 7.11 shall be made in immediately available funds, to an account or accounts as directed by the Sellers, within five (5) days of the receipt of the refund or the application of any such refunds as a credit against Tax. In the event any refunds paid over to the Sellers pursuant to this Section 7.11 are subsequently disallowed, the Sellers shall repay such disallowed amounts to the Purchaser (plus any interest imposed thereon).

Article VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 8.1                     Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a)               Regulatory Approvals. (i) Any waiting period under the HSR Act applicable to the Transactions shall have expired or been terminated; and (ii) all other clearances or approvals under applicable Regulatory Laws in the jurisdiction(s) listed on Section 8.1(a) of the Sellers Disclosure Schedule relating to the Transactions shall have been obtained.

(b)               No Injunctions or Illegality. There shall not be in effect any injunction or other Order, or Law (other than any Regulatory Law) enacted after the date hereof, prohibiting, restraining, enjoining, or making illegal the Transactions.

(c)               Transaction Approval. The approval of the Required Purchaser Shareholder Proposals shall have been duly obtained in accordance with the Companies Law (2018 Revision) of the Cayman Islands, the Purchaser Constitutional Documents and the rules and regulations of NASDAQ.

(d)               Minimum Cash. At the Closing Date, after giving effect to (i) the completion of the Offer and the consummation of all Purchaser Shareholder Redemption Rights in connection therewith; (ii) the completion of any Additional Equity Financing; and (iii) all available amounts in the Trust Account, but excluding, for the avoidance of doubt, any proceeds contemplated by the Debt Financing, the Purchaser shall have Cash available to pay the Aggregate Cash Obligations in an amount equal to or exceeding $210,000,000.

Section 8.2                  Conditions to the Purchaser’s Obligation to Close. The Purchaser’s obligation to effect the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)              Representations and Warranties. (i) The representations and warranties of the Sellers contained in Section 3.1(a), Section 3.2(a), Section 3.2(b), Section 3.3(a), the first sentence of Section 3.5, shall be true and correct in all but de minimis respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date); (ii) the representations and warranties of the Sellers contained in Section 3.10(b) shall be true and correct in all respects as of the Closing as if made on the Closing Date; (iii) the representations and warranties of the Sellers contained in the third and fourth sentences of Section 3.2(c) shall be true and correct in all material respects as of the Closing as if made on the Closing Date and (iv) the other representations and warranties of the Sellers contained in this Agreement shall be true and correct as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date) except for breaches or inaccuracies that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause (iii), no effect shall be given to any “material,” “Material Adverse Effect” or other similar qualifier in such representations and warranties.

(b)             Covenants and Agreements. The covenants and agreements of the Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c)              Officer’s Certificate. The Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of the Sellers by an authorized officer of the Sellers, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

Section 8.3                   Conditions to the Sellers’ Obligation to Close. The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)              Representations and Warranties. (i) The representations and warranties of the Purchaser contained in Section 4.1(a), Section 4.2 and Section 4.7(a) shall be true and correct in all but de minimis respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date); (ii) the representations and warranties of Purchaser contained in Section 4.6(a) shall be true and correct in all respects and (iii) the other representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct as of such date).

(b)              Covenants and Agreements. The covenants and agreements of the Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(c)               Listing of Share Consideration. The Purchaser Ordinary Shares Consideration shall have been approved for listing on NASDAQ.

(d)              Officer’s Certificate. The Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of the Purchaser by an authorized officer of the Purchaser, stating that the conditions specified in Section 8.3(a) through Section 8.3(c) have been satisfied.

Article IX

TERMINATION

Section 9.1                     Termination. This Agreement may be terminated at any time prior to the Closing (the date of any such termination, the “Termination Date”):

(a)               by the written agreement of the Sellers and the Purchaser;

(b)               by either the Sellers or the Purchaser, if:

(i)                 the Closing shall not have occurred on or before June 30, 2020 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party to this Agreement whose failure or whose Affiliate’s failure to perform any material covenant or obligation under this Agreement has been the primary cause of or has resulted in such date; provided, however, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such Party is then in breach of any representation, warranty, covenant or agreement hereunder that would result in the closing conditions set forth in Sections 8.2(a), 8.2(b), 8.3(a) or 8.3(b), as applicable, not being satisfied;

(ii)              any Order or Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Transactions becomes effective, final and nonappealable;

(iii)            at any time before Closing, by written notice to the Parties, if the approval of Required Purchaser Shareholder Proposals have not been duly obtained in accordance with the Companies Law (2018 Revision) of the Cayman Islands, the Purchaser Constitutional Documents and the rules and regulations of NASDAQ at the Purchaser Extraordinary General Meeting; or

(iv)             after giving effect to (A) the Offer and the consummation of all Purchaser Shareholder Redemption Rights in connection therewith; (B) the completion of any Additional Equity Financing that the Purchaser obtains at its sole discretion; and (C) all available amounts in the Trust Account, but excluding for the avoidance of doubt any proceeds contemplated by the Debt Financing, the Purchaser does not have a sufficient amount of Cash necessary to satisfy the condition set forth in Section 8.1(d).

(c)              by the Purchaser, if the representations and warranties of the Sellers shall have failed to be true and correct, or the Sellers shall have breached or failed to perform any of their covenants, obligations or other agreements contained in this Agreement, where such failure or breach (A) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) cannot be or has not been cured prior to the earlier of (x) noon (New York time) on the Business Day prior to the Outside Date or (y) the date that is thirty (30) days after the date that the Purchaser notifies the Sellers of such failure or breach; provided, however, that the Purchaser’s right to terminate this Agreement under this Section 9.1(c) shall not be available if the representations and warranties of the Purchaser shall have failed to be true and correct, or the Purchaser shall have breached or failed to perform any covenant, obligation or other agreement contained in this Agreement, where such failure or breach would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) (and the Purchaser shall not have cured such failure or breach);

(d)              by the Sellers, if the representations and warranties of the Purchaser shall have failed to be true and correct, or the Purchaser shall have breached or failed to perform any of its covenants, obligations or other agreements contained in this Agreement, where such failure or breach (A) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) cannot be or has not been cured prior to the earlier of (x) noon (New York time) on the Business Day prior to the Outside Date or (y) the date that is thirty (30) days after the date that the Sellers notify the Purchaser of such failure or breach; provided, however, that the Sellers’ right to terminate this Agreement under this Section 9.1(d) shall not be available if the representations and warranties of the Sellers shall have failed to be true and correct, or the Sellers shall have breached or failed to perform any covenant, obligation or other agreement contained in this Agreement, where such failure or breach would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) (and the Sellers shall not have cured such failure or breach); or

(e)               by the Sellers, if the Purchaser Board has made a Change in Recommendation; or

(f)                by the Sellers, if (i) all of the conditions set forth in Section 8.1 and Section 8.2 are satisfied (other than those conditions which by their nature are to be satisfied by actions taken at the Closing) and (ii) the Purchaser fails to consummate the transactions contemplated by this Agreement on the date that the Closing should have occurred pursuant to Section 2.2.

Section 9.2                Notice of Termination. In the event of termination of this Agreement by either or both of the Sellers and the Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party.

Section 9.3                Effect of Termination. Notwithstanding anything to the contrary in this Agreement, in the event of termination of this Agreement by either or both of the Sellers and the Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any Party, except as set forth in Section 5.3(c), Section 5.14(c), Section 5.18, this Section 9.3 or Article X; provided, however, that no such termination shall relieve any Party hereto from Liability for any Fraud or Willful Breach of this Agreement; provided, further, that Section 5.3(c), Section 5.14(c), Section 5.18, this Section 9.3 or Article X, and the Confidentiality Agreement, shall survive any termination of this Agreement, in accordance with their respective terms.

Article X

MISCELLANEOUS

Section 10.1                 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.2                 No Survival of Representations, Warranties, Covenants and Agreements.

(a)             The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Article IX, except that the covenants and agreements that explicitly contemplate performance after the Closing shall survive the Closing indefinitely (or until fully performed in accordance with this Agreement). The Parties acknowledge and agree that, other than in connection with any Fraud or as otherwise expressly set forth herein (including Section 7.10), from and after the Closing they shall not be permitted to make, and no Party shall have any Liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing. In furtherance of the foregoing, other than in connection with any Fraud or as otherwise expressly set forth herein (including Section 7.10), from and after the Closing, each Party hereby waives (on behalf of itself, each of its Affiliates and each of its Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to any of the Purchaser, the Sellers or the Acquired Companies or the subject matter of this Agreement that such Party may have against the other Parties or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

(b)               The Parties hereby acknowledge and agree that, except as expressly provided in Section 2.5, Section 2.6, Section 5.3(c), Section 5.9, Section 5.14(c), Section 5.17, Section 5.18, Section 7.5, Section 7.10, the foregoing Section 10.2(a) or in connection with any Fraud, from and after Closing none of the Purchaser, the Sellers, their Representatives or any of their respective Affiliates, officers, managers, employees or agents, shall have any Liability, responsibility or obligation arising under this Agreement or any Exhibit or Schedule hereto, or any certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the Transactions, such provisions and other documents being the sole and exclusive remedy (as between the Purchaser and its Affiliates, on the one hand, and the Sellers and their Affiliates, on the other hand) for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at Law or in equity, or otherwise.

Section 10.3                 Governing Law; Waiver of Jury Trial.

(a)              This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its laws relating to choice-of-law) applicable to contracts between residents of that State and executed in and to be performed entirely within that State. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, OR IF THE COURTS OF THE STATE OF NEW YORK LACKS JURISDICTION, ANY OTHER FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND THE APPROPRIATE APPELLATE COURTS THEREFROM (the “Chosen Courts”), for any Action arising out of, or relating to, this Agreement or the Transactions (including the Debt Financing), and each Party agrees not to commence any Action relating hereto or thereto except in such court. Each Party (i) waives any objection to laying venue in any such Action in the Chosen Courts, (ii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iii) without limiting other means of service of process permissible under applicable Law, agrees that service of process upon such party in any such Action will be effective if notice is given in accordance with Section 10.5.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING THE DEBT FINANCING).  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.

Section 10.4                 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Schedules and Exhibits to this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement and there are no agreements, understandings, representations or warranties among the Parties other than those set forth or referred to in this Agreement. This Agreement is not intended to confer in or on behalf of any Person not a Party (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided, that the Debt Providers are intended third-party beneficiaries of, and may enforce, Section 10.3, this proviso of this Section 10.4, the second sentence of Section 10.7, Section 10.8(b), and Section 10.14.

Section 10.5                 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing (a) when delivered, if delivered by hand, courier or overnight delivery service, (b) three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or (c) when sent in the form of a facsimile or email, if (x) acknowledged by the recipient (excluding automated responses) or (y) promptly sent by one of the methods specified in clause (a) or (b), and, in each case, shall be directed to the address set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a)	If to the Sellers:

c/o MacAndrews & Forbes Incorporated 35 E. 62nd Street, 3rd Floor New York, NY 10065 Attention: Legal Department Fax No.: (212) 399-8282 Email: legaldepartment@mafgrp.com with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Adam O. Emmerich
David K. Lam
DongJu Song
Fax No.:	(212) 403-2000
Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com
DSong@wlrk.com

(b)	If to the Purchaser:

Act II Global Acquisition Corp. 745 5th Avenue New York, NY 10151 Email: ira.lamel@act2global.com with a copy (which shall not constitute notice) to:

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020 Attention: Christopher P. Giordano; Jon Venick E-mail: Christopher.Giordano@dlapiper.com; Jon.Venick@dlapiper.com

Section 10.6                 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party, except that (i) the Sellers may assign their rights and obligations under this Agreement to an Affiliate of the Sellers, and (ii) the Purchaser may assign all or part of its respective rights under this Agreement and delegate all or part of its respective obligations under this Agreement without such written consent to (x) one or more of its Affiliates, in which event all the obligations, liabilities, rights and powers of the Purchaser, and remedies available to it under this Agreement shall extend to and be enforceable by each such Affiliate(s); or (y) its sources of financing (including the Debt Providers) as collateral security for any obligations arising in connection with the financing of the Transactions; provided that no such assignment shall release the Sellers or the Purchaser from any liability or obligation under this Agreement; provided, further, that, if either Party or its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (b) transfers or conveys all or substantially all of its equity, properties or assets to any Person, then, in each case, such Party, as the case may be, shall cause proper provision to be made so that such successors, assigns or Person assume the obligations set forth in this Agreement of such Party, as applicable. Any attempted assignment in violation of this Section 10.6 shall be void. This Section 10.6 shall not be terminated or modified in any manner that is materially adverse to the Debt Providers in their capacities as such without the prior written consent of the Debt Providers, it being expressly agreed that the Debt Providers are third-party beneficiaries of this Section 10.6.

Section 10.7                 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing and mutually signed by each of the Parties. Notwithstanding anything to the contrary contained herein, Section 10.3, the last proviso of Section 10.4, this Section 10.7, Section 10.8(b), and Section 10.14 and the definition of Debt Providers (and any provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may only be amended if such amendment is approved in writing by the Debt Providers, in each case, to the extent the proposed amendment affects the provisions of such Section as it applies to the Debt Providers. Each Party may, only by an instrument in writing, waive compliance by any other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement by another Party shall not be construed as a waiver of any subsequent breach.

Section 10.8                 Specific Performance.

(a)               The Parties hereby acknowledge and agree that irreparable injury for which monetary damages (even if available) would not be an adequate remedy would occur if any Parties hereto does not perform any provision of this Agreement in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that, prior to a valid termination, to prevent breaches or threatened breaches by the Parties of any of their respective covenants or obligations set forth in this Agreement, including its failure to take all actions required under the express terms of this Agreement to consummate the Transactions, and that prior to a valid termination of this Agreement, the Parties shall be entitled to specific performance of such agreements and covenants in such event and other equitable relief to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Each Party hereby waives any requirement to provide any bond or other security in connection with such order or injunction.

(b)               Notwithstanding anything in this Agreement to the contrary, in no event shall any of the Sellers or any equity holder thereof, nor any of its or their respective Affiliates (other than, for the avoidance of doubt, from and after the Closing, the Purchaser and its Affiliates), be entitled to, or permitted to seek, specific performance against any of the Debt Providers. This Section 10.8(b) shall not be terminated or modified without the prior written consent of the Debt Providers, it being expressly agreed that the Debt Providers are third-party beneficiaries of this Section 10.8(b).

Section 10.9                 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.10             No Admission. Nothing herein shall be deemed an admission by the Sellers or any of their respective Affiliates, in any action or proceeding by or on behalf of a third party, that such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 10.11             No Recourse. Notwithstanding anything to the contrary contained herein, the Purchaser agrees that neither [Parent] nor its Affiliates (other than the Sellers) shall have any liability to the Purchaser or its representatives or equity holders on any basis (including, in contract, tort, under federal or state securities laws or otherwise) and neither the Purchaser nor its representatives shall make any claims whatsoever against [Parent] or its Affiliates (other than the Sellers) or their respective representatives in connection with this Agreement or the Transactions.

Section 10.12             Privileged Communications. The Purchaser, for itself and for the Acquired Companies following the Closing, and for the Purchaser’s and the Acquired Companies’ respective successors and assigns, acknowledges and agrees that all communications between the Sellers, their Affiliates and the Acquired Companies, on the one hand, and counsel, on the other hand, including Wachtell, Lipton, Rosen & Katz, made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or Action arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of the Sellers and/or any their Affiliates (including each of the Acquired Companies), and their counsel and would not be subject to disclosure to the Purchaser in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing to be privileged communications between the Sellers and such counsel and neither the Purchaser nor any Person acting or purporting to act on behalf of or through the Purchaser shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Acquired Companies following the Closing and not the Sellers. The Purchaser agrees that any attorney-client privilege, attorney work product protection, and expectation of client confidence arising from or as a result of counsel’s representation of the Acquired Companies or the Sellers prior to the Closing, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Sellers and may be waived only by the Sellers, and not by any of the Acquired Companies or any other Person, and shall not pass to or be claimed or used by the Purchaser, the Acquired Companies or their Affiliates.

Section 10.13             Trust Account Waiver. Reference is made to the final prospectus of the Purchaser, filed with the SEC (File No. 333-230756) (the “Prospectus”), and dated as of April 25, 2019. Each of the Sellers acknowledges that it has read the Prospectus, the Trust Agreement and the Purchaser Constitutional Documents and understands that the Purchaser has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO, and interest accrued from time to time thereon, for the benefit of the public Purchaser Shareholders and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the public Purchaser Shareholders in the event they elect to exercise their Purchaser Shareholder Redemption Right, (b) to the public Purchaser Shareholders if Purchaser fails to consummate a Business Combination within twenty-four (24) months from the closing of the IPO, (c) to pay any franchise and income taxes with any interest earned on the amounts held in the Trust Account or (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement with the Sellers regarding the Transactions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Sellers hereby agree on behalf of themselves and their Affiliates notwithstanding anything to the contrary in this Agreement, neither the Sellers nor any of their Affiliates (including the Acquired Companies) do now and shall at any time hereafter have any right, title, interest or claim of any kind against the Trust Account (including distributions therefrom), or make any claim or bring any Action against, the Trust Account (including distributions therefrom), and regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between the Purchaser or its Representatives, on the one hand, and the Sellers or any of their Affiliates (including the Acquired Companies) or respective Representatives, on the other hand, this Agreement, the Transactions or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each of the Sellers, and their Affiliates (including the Acquired Companies) and Representatives, (i) hereby irrevocably waives any such Released Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, this Agreement (including the negotiation, execution and performance thereof) any other Contract with the Purchaser, the Transactions or any other negotiations, Contracts or other agreements or arrangements with the Purchaser and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with the Purchaser or its Affiliates), (ii) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser to induce it to enter in this Agreement, and each of the Sellers further intends and understands such waiver to be valid, binding and enforceable under applicable Law and (iii) acknowledges and agrees that, to the extent the Sellers or any of their Affiliates (including the Acquired Companies) or Representatives commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser, which Action seeks, in whole or in part, monetary relief against the Purchaser, the sole remedy of any such Person shall be against funds held outside of the Trust Account and that such claim shall not permit the Acquired Companies or their Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, nothing in this Section 10.13 shall serve to limit or prohibit the Sellers’ right to pursue a claim against the Purchaser for legal relief against assets of the Purchaser held outside the Trust Account, for specific performance or other non-monetary relief.

Section 10.14             Lender Limitations. Notwithstanding any provision of this Agreement to the contrary, (i) each Seller hereby agrees on its own behalf and on behalf of its Representatives that none of the Debt Providers shall have any liability or obligations to the Sellers nor any of their respective Representatives or permitted assigns relating to this Agreement or any transactions contemplated by this Agreement (including the Debt Financing), whether at law or equity, in contract, in tort or otherwise, and (ii) in no event shall the Sellers nor any of their Representatives seek to (A) enforce this Agreement against, make any claims for breach of this Agreement against, (B) enforce the commitments against or make any claims for breach of the Debt Commitment Letter against, or (C) recover monetary damages from, or otherwise sue, any Debt Provider for the Debt Financing in connection with (x) this Agreement, (y) the Transactions or (z) the obligations of the Debt Providers for the Debt Financing under the Debt Commitment Letter. This Section 10.14 may not be amended or otherwise modified without the consent, not to be unreasonably withheld, of the Debt Providers.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

FLAVORS HOLDINGS INC.

By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller

MW HOLDINGS I LLC

By: Flavors Holdings, Inc., its sole member

By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller

MW HOLDINGS III LLC

By: Flavors Holdings, Inc., its sole member

By:	/s/ Edward Mammone
	Name:	Edward Mammone
	Title:	Senior Vice President, Controller

MAFCO FOREIGN HOLDINGS, INC.

By:	/s/ Marji Gordon-Brown
	Name:	Marji Gordon-Brown
	Title:	Associate Tax Counsel

[Signature Page to the Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

ACT II GLOBAL ACQUISITION CORP.

By:	/s/ Ira J. Lamel
	Name:	Ira J. Lamel
	Title:	Chief Financial Officer

[Signature Page to the Purchase Agreement]